Exhibit 4.1

EXECUTION VERSION

CORONADO FINANCE PTY LTD,

as Issuer,

CORONADO GLOBAL RESOURCES INC.,

as Parent Guarantor,

and the Subsidiary Guarantors party hereto from time to time

10.750% Senior Secured Notes due 2026

INDENTURE

Dated as of May 12, 2021

Wilmington Trust, National Association,

as Trustee and Priority Lien Collateral Trustee

TABLE OF CONTENTS

SECTION 14.11 Successors	108
SECTION 14.12 Multiple Originals	108
SECTION 14.13 Table of Contents; Headings	109
SECTION 14.14 Indenture Controls	109
SECTION 14.15 Severability	109
SECTION 14.16 Waiver of Jury Trial	109
SECTION 14.17 Calculations	109
SECTION 14.18 USA Patriot Act	109

Appendix A	—	Provisions Relating to Initial and Additional Notes

EXHIBIT INDEX

Exhibit A	—	Form of Initial Note
Exhibit B	—	Form of Supplemental Indenture (Future Guarantors)

INDENTURE, dated as of May 12, 2021, among Coronado Finance Pty Ltd (ACN 628 668 235) (the “Issuer”), Coronado Global Resources Inc. (the “Parent Guarantor”), the Subsidiary Guarantors (as defined below) party hereto from time to time and Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as trustee (the “Trustee”) and in its capacity as Priority Lien Collateral Trustee (as defined below).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) $350,000,000 aggregate principal amount of the Issuer’s 10.750% Senior Secured Notes due 2026 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined below) issued from time to time (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions

“2021 Equity Offering” means the Equity Offering, to be consummated on or following the date hereof, of the Parent Guarantor’s common stock in the form of CHESS Depositary Interests, with aggregate gross proceeds of at least $100 million.

“ABL Collateral Agent” means any agent, security trustee or representative of the holders of the ABL Debt (including for purposes related to the administration of the ABL Security Documents) pursuant to any ABL Lien Document.

“ABL Credit Facilities” means one or more asset-based revolving credit facilities, including the Credit Agreement, with banks or other institutional or other lenders providing for asset-based revolving credit loans or letters of credit, as such credit facility, in whole or in part, in one or more instances, may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or otherwise modified from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“ABL Debt” means Funded Debt and letter of credit, bank guarantee and reimbursement obligations with respect thereto incurred by the Issuer or any of the Note Guarantors under Section 4.03(b)(i) that is secured by an ABL Lien.

“ABL Deficiency Claim” means any portion of the ABL Debt consisting of an allowed unsecured claim under Section 506(a) of the Bankruptcy Code (or any similar provision under any other Bankruptcy Law).

“ABL Debt Cap” means the greater of: (1) up to $125.0 million (or the U.S. Dollar Equivalent thereof) outstanding under any ABL Credit Facility or any other ABL Lien Documents (with outstanding letters of credit, bank guarantees and bankers’ acceptances issued thereunder being deemed to have a principal amount equal to the face amount thereof); and (2) the sum of (i) 75.0% of the book value (calculated in accordance with GAAP) of the inventory of the Parent Guarantor and the Restricted Subsidiaries and (ii) 85.0% of the book value of accounts receivable (excluding any receivables subject to a Permitted Factoring Arrangement or Permitted Securitization Financings) of the Parent Guarantor and the Restricted Subsidiaries (in each case, calculated on a pro forma basis by the book value set forth on the consolidated balance sheet of the Parent Guarantor for the most recently ended full fiscal quarter for which financial statements are available).

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date between the ABL Collateral Agent and the Notes Priority Collateral Trustee that sets forth the relative priority of the Priority Liens and Junior Liens, on the one hand, compared to the ABL Liens, on the other hand, on substantially the terms described in Section 13.09.

“ABL Lien” means a Lien granted, or purported to be granted, by an ABL Security Document to the ABL Collateral Agent, at any time, upon any property of the Issuer or any Note Guarantor to secure ABL Lien Obligations; provided that any such Lien upon Collateral other than ABL Priority Collateral will be junior to the Priority Liens pursuant to the ABL Intercreditor Agreement.

“ABL Lien Documents” means any credit agreement or loan document evidencing an ABL Credit Facility, all ABL Security Documents, each of the other “Loan Documents” (as that term is defined in any ABL Credit Facility) and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“ABL Lien Obligations” means the ABL Debt and all other Obligations in respect of ABL Debt, and guarantees thereof, and including obligations with respect to loans, letters of credit, Hedging Obligations, Bank Product Obligations, obligations to provide cash collateral in respect of letters of credit or Bank Product Obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or that are secured, or intended to be secured, under the ABL Lien Documents and are subject to the terms of the Intercreditor Agreements, solely to the extent such Obligations and such guarantees thereof are permitted to be incurred under the Priority Lien Documents and are so secured under the ABL Lien Documents.

“ABL Priority Collateral” means all rights, title and interests of each Grantor in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising, including, without duplication, (a) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (c) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder: (i) all accounts, but solely for purposes of this clause (i), excluding rights to payment for any property which specifically constitutes Notes Priority Collateral that has been sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale, lease, license, assignment or other disposition of inventory or goods (other than fixtures or equipment) or the provision of services shall constitute ABL Priority Collateral; (ii) all chattel paper; (iii) all intercompany indebtedness of the Parent Guarantor and the other Grantors owed to any other Grantor; (iv) all deposit accounts, securities accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution (other than to the extent any such deposit accounts, securities accounts or other accounts solely contain identifiable proceeds of any Notes Priority Collateral) and all cash, money, securities, instruments and other investments deposited or required to be deposited in any of the foregoing; (v) all inventory and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale, lease or other disposition of inventory or goods (in each case other than fixtures or equipment) or provision of services, including the right to payment of interest or finance charges and all as-extracted collateral; (vi) all cash, money and cash equivalents ((A) other than identifiable proceeds of any Notes Priority Collateral and (B) including, for the avoidance of doubt, proceeds of borrowings and extensions of credit under the ABL Credit Facilities); (vii) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vi), all general intangibles (excluding Equity Interests and any intellectual property to the extent such intellectual property is not attached to or necessary to sell any item of inventory), letters of credit (whether or not the respective letter of credit is evidenced by a writing), letter-of-credit rights, instruments and documents; provided that to the extent any of the foregoing also relates to any Notes Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (viii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all insurance; provided that to the extent any of the foregoing also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (ix) to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all supporting obligations; provided, further, that any business interruption insurance shall be ABL Priority Collateral; provided that to the extent any of the foregoing also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (x) to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all commercial tort claims; provided that to the extent any of the foregoing also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; (xi) all books and records, including all books, databases, customer lists and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing; and (xii) all cash proceeds and, solely to the extent not constituting Notes Priority Collateral, non-cash proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing. Any Collateral of any type received in exchange for ABL Priority Collateral or Notes Priority Collateral pursuant to certain enforcement actions or during an Insolvency Proceeding will be treated as priority Collateral of the same type as that for which it was received in exchange (ABL Priority Collateral or Notes Priority Collateral, as the case may be).

“ABL Secured Parties” means, at any time, holders of ABL Lien Obligations at that time, including (i) each ABL Collateral Agent, (ii) the lenders under ABL Credit Facilities, (iii) Cash Management Banks (or similar term) (as defined in any ABL Credit Facility) in respect of Bank Product Obligations and (iv) counterparties to any Interest Rate Agreement, Currency Agreement or Commodity Agreement in respect of Hedging Obligations, in each case constituting ABL Lien Obligations.

“ABL Security Documents” means the Intercreditor Agreements, all security agreements, collateral assignments, mortgages, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Note Guarantor creating (or purporting to create) a Lien upon the ABL Priority Collateral in favor of the ABL Collateral Agent, for the benefit of any of the holders of ABL Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Intercreditor Agreements.

“Act of Required Secured Parties” has the meaning set forth in the Collateral Trust Agreement (as of the Issue Date).

“Additional Notes” means the Notes issued under the terms of this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of Section 4.06 and Section 4.07 only, beneficial ownership of Equity Interests representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) or of rights or warrants to purchase such Equity Interests (whether or not currently exercisable) will be deemed control; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means (i) equipment or fixtures acquired by the Parent Guarantor, the Issuer or any other Subsidiary Guarantor after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral, (ii) any equipment, fixtures, Material Owned Real Property and Material Leased Real Property of the Parent Guarantor, the Issuer or any Subsidiary Guarantor acquired after the Issue Date, (iii) all of the Capital Stock acquired after the Issue Date and held by the Parent Guarantor, the Issuer or any Subsidiary Guarantor, (iv) substantially all of the other tangible and intangible assets of the Parent Guarantor, the Issuer and each Subsidiary Guarantor acquired after the Issue Date, in each case for clauses (i) through (iv) except to the extent such property constitutes an “Excluded Asset,” and (v) any asset or other property, whether personal, real or other, that was designated as an “Excluded Asset,” which asset or other property ceases to constitute an Excluded Asset.

“Alternative Credit Support Facility” means a cash-backed bank guarantee, letter of credit and performance guarantee facility, dated on or prior to the date hereof, by and among the Parent Guarantor and one or more bank guarantee issuers under that certain syndicated facility agreement, dated as of September 15, 2018, by and among the Issuer, the Parent Guarantor, the guarantors party thereto, the lenders party thereto and Westpac Banking Corporation, as amended.

“Amended Coal Supply Agreement Australian Mining Tenements” means, Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80112, 80110 and 80123 and any renewals, extensions and amendments thereof and any tenements issued to CCPL in place thereof or over any part of the area covered by the foregoing tenements and any other mining tenement as determined for the purpose of this definition by the Parent Guarantor.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of:

(1)          1.0% of the then outstanding principal amount of the Note; or

(2)          the excess of:

(a)       the present value at such redemption date of (i) the redemption price of the Note at May 15, 2023 (such redemption price being set forth in Paragraph 5 of the Note and being calculated exclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Note through, but not including, May 15, 2023 (excluding accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)       the outstanding principal amount of the Note, if greater.

For the avoidance of doubt, the Trustee and the Priority Lien Collateral Trustee are not responsible for calculating or verifying the calculation of any Applicable Premium.

“Asset Acquisition” means (i) an Investment by the Parent Guarantor or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary, or (ii) an acquisition by the Parent Guarantor or any Restricted Subsidiary of the property and assets of any Person other than the Parent Guarantor or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent Guarantor or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)          any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary);

(2)          all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary; or

(3)          any other assets of the Parent Guarantor or any Restricted Subsidiary outside of the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary (including an indirect disposition by an Unrestricted Subsidiary of another Unrestricted Subsidiary or all or substantially all of the assets of an Unrestricted Subsidiary);

other than, in the case of clauses (1), (2) and (3) above,

(A)         a disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(B)         a disposition (x) that constitutes a Restricted Payment that is not prohibited under Section 4.04, (y) of all or substantially all the assets of the Parent Guarantor or the Issuer in accordance with Section 5.01 or (z) that constitutes a Change of Control;

(C)         a disposition of assets or Equity Interests in any single transaction or series of related transactions with a Fair Market Value of less than $10.0 million (or the U.S. Dollar Equivalent thereof);

(D)         dispositions of obsolete or worn-out assets (including fleet and equipment) no longer used or useful in the business as then being conducted;

(E)          trade-ins or exchanges of fleet and equipment or other fixed assets for other assets of approximately equivalent value;

(F)          the sale, lease, transfer, conveyance or other disposition of inventory, products or services in the ordinary course of business, including any sales of coal pursuant to the Stanwell Agreements;

(G)         dispositions of Receivables Assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in any bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(H)         a disposition of cash or Temporary Cash Investments;

(I)           the creation of a Lien;

(J)          the lease, assignment or sublease of any real or personal property (including fleet and equipment) in the ordinary course of business;

(K)         licenses and sublicenses of software or intellectual property in the ordinary course of business;

(L)          the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(M)        the unwinding of any Hedging Obligations;

(N)         transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental agency or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement, and transfers of properties that have been the subject of a compulsory acquisition; provided that any Net Available Cash from any such transfer shall be applied in accordance with Section 4.06;

(O)         dispositions to the extent required by, or made pursuant to, the establishment of joint ventures and customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any Net Available Cash from any such disposition shall be applied in accordance with Section 4.06;

(P)          dispositions of Receivables Assets in connection with any Permitted Factoring Arrangement or other receivables financing (including any financing pursuant to which the Parent Guarantor or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person or grant a Lien on any accounts receivable or related assets);

(Q)         any disposition (including by capital contribution), pledge, factoring, transfer or sale of (i) Securitization Assets to any Special Purpose Securitization Subsidiary or otherwise and (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financings;

(R)         dispositions of assets classified as assets held for sale in the consolidated financial statements of the Parent Guarantor as of December 31, 2020; provided that any Net Available Cash received in any such disposition shall be applied in accordance with Section 4.06; and

(S)          the Curragh Transaction.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Australian Corporations Act” shall mean the Australian Corporations Act 2001 (Cth).

“Australian Insolvency Event” shall mean any of the following events:

(1)	the corporation is dissolved (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise);

(2)	the corporation:

(a)	resolves to enter into, or enters into, a scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors (or any class thereof) or an assignment for their benefit;

(b)	proposes or is subject to a moratorium of its debts; or

(c)	takes proceedings or actions similar to those mentioned in this clause (c) as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors (or any class thereof);

(3)	the corporation seeks or obtains protection from its creditors (or any class thereof) under any statute or any other law;

(4)	the corporation is unable to pay all of its debts as and when they become due and payable, is insolvent within the meaning of section 95A of the Australian Corporations Act; and

(5)	an event occurs in relation to the corporation which is analogous to anything referred to above or which has a substantially similar effect,

in each case, other than to carry out a reconstruction or amalgamation while solvent.

“Australian Subsidiary” means any Subsidiary formed or organized under the laws of Australia (or successors thereto).

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)          the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)          the sum of all such payments.

“Bank Product Obligations” means all obligations arising under a Cash Management Agreement (or similar term) (as defined in any ABL Credit Facility) that are owed to a Cash Management Bank (or similar term) (as defined in any ABL Credit Facility).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code, the Australian Corporations Act (including the “External Administration” and other insolvency provisions under the Australian Corporations Act) and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar bankruptcy or debtor relief laws of the United States, Australia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means, as to any Person, the board of directors, or other similar body or Person performing a similar function or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, any obligation that would have been categorized as an operating lease in accordance with GAAP prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” (collectively, the “Capital Lease Accounting Policies”) shall be accounted for as an operating leases for all purposes under this Indenture (including for purposes of all financial definitions and calculations) and not as a finance lease. For purposes of Section 4.12, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1)          in the case of a corporation, corporate stock, including, in the case of the Parent Guarantor, shares of common stock of the Parent Guarantor publicly traded on the Australian Securities Exchange in the form of CHESS Depositary Interests convertible at the option of the holders into shares of the Parent Guarantor’s common stock on a 10-for-1 basis;

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CCPL” means Coronado Curragh Pty Ltd (ACN 009 362 565).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means:

(1)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d) of the Exchange Act)) other than to one or more Permitted Holders;

(2)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Guarantor;

(3)          the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor or the Issuer;

(4)          the merger or consolidation of the Parent Guarantor with or into another Person or the merger of another Person with or into the Parent Guarantor, or the sale of all or substantially all the assets of the Parent Guarantor (determined on a consolidated basis) to another Person other than any such transaction involving a merger or consolidation where (A) the outstanding Voting Stock of the Parent Guarantor is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

(5)          the Parent Guarantor ceases, directly or indirectly, to own beneficially or of record, all of the Capital Stock of the Issuer.

“Citi Credit Support Facility” means a bank guarantee, letter of credit and performance guarantee facility, dated as of the date hereof, by and between the Parent Guarantor and Citibank N.A, as credit support provider, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets, other than Excluded Assets, with respect to which a Lien is granted or required or purported to be granted pursuant to the Priority Lien Security Documents as security for the Obligations under this Indenture; provided, that such term (and any component definition thereof) shall not, with respect to the assets of any Grantor that is a non-U.S. Subsidiary only, include any Foreign Excluded Assets.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of the Issue Date, by and among the Issuer, the Note Guarantors, the Priority Lien Collateral Trustee and the other parties party thereto from time to time.

“Collateral Trustee” means each of (i) the Priority Lien Collateral Trustee, and (ii) the Junior Lien

Collateral Trustee.

“Collateral Trust Joinder” means (1) with respect to the provisions of the Collateral Trust Agreement relating to any additional Notes Priority Collateral Secured Obligations, an agreement substantially in the form attached to the Collateral Trust Agreement and (2) with respect to the provisions of the Collateral Trust Agreement relating to the addition of additional Subsidiary Guarantors, an agreement substantially in the form attached to the Collateral Trust Agreement.

“Commercially Reasonable Efforts for Real Property” means, for purposes of obtaining consent from the landlord or lessor under a Real Property Lease, the use of commercially reasonable efforts after the Issue Date by the Parent Guarantor, the Issuer or other applicable Note Guarantor to obtain consent from the landlord or lessor under the applicable Real Property Lease to the granting of a mortgage, or other lien or encumbrance on the leasehold estate thereunder; provided, however, that commercially reasonable efforts shall not include the payment of any consent fee, waiver fee or similar fee or require the Issuer or the applicable Note Guarantor to renegotiate or amend the applicable Real Property Lease in any manner detrimental or adverse to the Parent Guarantor, the Issuer or such Note Guarantor; provided further, that, subject to the proviso in clause (1) of the definition of Excluded Assets, neither the Parent Guarantor, the Issuer or any applicable Note Guarantor shall have any obligation to seek consent from a landlord or lessor under a Real Property Lease after having received a written rejection of such request from the applicable landlord or lessor.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement with respect to commodity prices.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or sales of assets out of the ordinary course of business);

(3)	depreciation, depletion and amortization expense;

(4)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), start-up or initial costs for any project or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration costs, or any one-time costs incurred in connection with acquisitions and Investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transaction costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities and the portion of any earn-out, non-compete payments relating to such period or other contingent purchase price obligations and adjustments thereof and purchase price adjustments to the extent such payment is permitted to be paid pursuant to this Indenture and is deducted from Consolidated Net Income;

(5)	all other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than accrual of revenue in the ordinary course of business);

(6)	commissions, discounts, yield and other fees and charges Incurred in connection with any Permitted Securitization Financing which are payable to Persons other than the Parent Guarantor and the Restricted Subsidiaries; and

(7)	the amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts,

all as determined on a consolidated basis for the Parent Guarantor and its Restricted Subsidiaries in conformity with GAAP; provided that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Parent Guarantor or any Restricted Subsidiary.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) all cash and non-cash dividends paid, declared, accrued or accumulated during such period on any Disqualified Stock of the Parent Guarantor or Preferred Stock of any Restricted Subsidiary held by Persons other than the Parent Guarantor or any Restricted Subsidiary, except for dividends payable in the Parent Guarantor’s Capital Stock (other than Disqualified Stock); provided that dividends declared, accrued or accounted for in one period shall not be included in “Consolidated Fixed Charges” of a later period when subsequently paid in such later period.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of the Parent Guarantor and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by the Parent Guarantor and its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt, (ii) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness but not establishment, arrangement and other fees payable once only on the initial incurrence of Indebtedness, (v) the net costs associated with Hedging Obligations (including the amortization of fees) to the extent, but only to the extent in respect of interest rate or currency protection in respect of Indebtedness (net of payments received under such Hedging Obligations), (vi) any capitalized interest, (vii) all other non-cash interest expense and (viii) commissions, discounts, yield and other fees and charges Incurred in connection with any Permitted Securitization Financing which are payable to Persons other than the Parent Guarantor, the Issuer and the Restricted Subsidiaries; provided that the following items shall be excluded from Consolidated Interest Expense: (a) all interest, accretion, amortization or unwinding of discounts with respect to Reclamation Obligations and (b) any non-cash unwinding of the effects of discounting on provisions or any other non-cash interest expense that is not associated with Indebtedness which is shown as interest expense on a consolidated income statement of the Parent Guarantor and its Restricted Subsidiaries for the relevant period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items will be excluded in computing Consolidated Net Income (without duplication):

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of net income actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person during such period;

(2)	the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary or all or substantially all of the property and assets of such Person are acquired by the Parent Guarantor or any Restricted Subsidiary;

(3)	the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter, articles of association or other similar constitutive documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)	the cumulative effect of a change in accounting principles;

(5)	any net after tax gains or losses realized on the sale or other disposition of (A) any property or assets of the Parent Guarantor or any Restricted Subsidiary which is not sold in the ordinary course of business or (B) any Capital Stock of any Person (including any gains or losses by the Parent Guarantor realized on sales of Capital Stock of the Parent Guarantor or any Restricted Subsidiary);

(6)	any translation gains or losses due solely to fluctuations in currency values and related tax effects;

(7)	any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments or any gains or losses from the effect of mark-to-market adjustments relating to Hedging Obligations until realized in cash;

(8)	any non-cash compensation expenses or charges in connection with stock option plans, employee benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock or other rights;

(9)	any gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations);

(10)	any net after-tax extraordinary, non-recurring or unusual gains or losses;

(11)	any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, or charges related to the Transactions and

(12)	solely for the purposes of calculating Consolidated EBITDA, (x) the effect of any non-cash impairment charge affecting goodwill or intangibles or any reversal of such impairment charge; (y) non-cash unwind of the below market contract in the Stanwell Agreements; and (z) non-cash impact of the unwind of the discounts related to the deferred purchase price of the Stanwell Reserved Area/Stanwell Rebate, provided that Consolidated Net Income shall without duplication (x) exclude interest, accretion, depreciation, amortization or unwinding of discounts with respect to Reclamation Obligations to the extent otherwise included therein and (y) subject to the exclusions set forth in (1) to (12) above and only to the extent the following items would have been included in the calculation of Consolidated Net Income under GAAP as in effect on the Issue Date, include expenses (including related provision) (net of any reversals or credits thereto) for Reclamation Obligations, relating to such period.

“Consolidated Tangible Assets” means the consolidated assets of the Parent Guarantor and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Guarantor are available after deducting intangible assets; provided that, for purposes of calculating “Consolidated Tangible Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, the total consolidated assets of the Parent Guarantor and its Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Controller” has the meaning given to it in Section 9 of the Australian Corporations Act.

“Controlling Priority Lien Representative” means (i) until the earlier of (x) the Discharge of Notes Obligations and (y) the Outstanding Notes Threshold Date, the Priority Lien Collateral Trustee and (ii) from and after the earlier of (x) the Discharge of Notes Obligations and (y) the Outstanding Notes Threshold Date, the Major Non-Controlling Priority Representative.

“Controlling Representative” means at any time (i) prior to the Discharge of Priority Lien Obligations, the Controlling Priority Lien Representative and (ii) after the Discharge of Priority Lien Obligations, the Junior Lien Representative that represents the Series of Junior Lien Debt with the then largest outstanding principal amount of Junior Lien Obligations.

“Corporate Trust Office” means the designated office of the Trustee in the United States specified in Section 14.02 at which at any time its corporate trust business shall be administered, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreement” means (i) the asset-based revolving credit agreement, to be dated on or about May 12, 2021, among the Issuer, the financial institutions named therein as lenders, the other parties thereto and Citibank, N.A., as administrative and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring or agreement or instrument is designated by the Issuer to not be included in the definition of “Credit Agreement”) and (ii) whether or not the Credit Agreement referred to in clause (i) remains outstanding, if designated by the Parent Guarantor to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facilities” means (A) one or more debt facilities (including, without limitation, the Credit Agreement and export credit facilities) or commercial paper facilities, in each case, with banks or other institutional lenders, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereunder.

“Credit Support Facility” means the Citi Credit Support Facility and/or any Alternative Credit Support Facility.

“Creditors” means, collectively, the First Creditor, Stanwell, the Third Creditor and the Fourth Creditor.

“Curragh Mine” means the Parent Guarantor’s open-pit mines located in Queensland’s Bowen Basin, in Australia and the subject of the Amended Coal Supply Agreement Australian Mining Tenements and the New Coal Supply Australian Mining Tenements.

“Curragh Transaction” means one or more dispositions of, or Sale/Leaseback Transactions involving, freehold or leasehold interests in accommodation facilities held for employees and contractors at the Curragh Mine; provided that the Attributable Debt in respect thereof shall not exceed $60.0 million (or the U.S. Dollar Equivalent thereof) at any one time outstanding.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency exchange rates or values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discharge” means, with respect to any issue or series of Obligations, the indefeasible payment in full in cash thereof (other than Hedging Obligations and indemnity and other contingent obligations as to which no claim has been asserted) and the termination of all commitments thereunder.

“Discharge of ABL Lien Obligations” means the indefeasible payment in full in cash of the ABL Lien Obligations (other than Hedging Obligations and Bank Product Obligations and indemnity and other contingent obligations as to which no claim has been asserted), the cancellation or expiration of all letters of credit issued under the ABL Lien Documents (unless cash collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported on terms reasonably acceptable to the applicable letter of credit issuer), and the termination of all commitments thereunder; provided, however, that if, at any time after the Discharge of ABL Lien Obligations has occurred, the Issuer thereafter enters into any ABL Lien Document evidencing ABL Debt the incurrence of which is not prohibited by any applicable Priority Lien Document, then such Discharge of ABL Lien Obligations shall automatically be deemed not to have occurred with respect to such new ABL Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of ABL Lien Obligations).

“Discharge of First Creditor Obligations” means the indefeasible payment in full in cash of the ABL Lien Obligations and Notes Priority Collateral Secured Obligations (in each case other than Hedging Obligations and indemnity and other contingent obligations as to which no claim has been asserted) and the termination of all commitments thereunder.

“Discharge of Notes Obligations” means that the Priority Lien Obligations in connection with the Notes are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of this Indenture or the applicable Priority Lien Security Documents; provided that a Discharge of Notes Obligations shall be deemed not to have occurred if the Issuer has entered into any replacement credit agreement or Indenture that has been designated in accordance with the terms of the Collateral Trust Agreement.

“Discharge of Notes Priority Collateral Secured Obligations” means the indefeasible payment in full in cash of the Notes Priority Collateral Secured Obligations (other than Hedging Obligations and indemnity and other contingent obligations as to which no claim has been asserted) and the termination of all commitments thereunder.

“Discharge of Priority Lien Obligations” means the indefeasible payment in full in cash of the Priority Lien Obligations (other than Hedging Obligations and indemnity and other contingent obligations as to which no claim has been asserted) and the termination of all commitments thereunder.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)          matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)          is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)          is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset disposition” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)          the “asset disposition” or “change of control” provisions applicable to such Equity Interests are not more favorable in any material respect to the holders of such Equity Interests than the terms applicable to the Notes and described in Section 4.06 and Section 4.08; and

(2)          any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means the Depository Trust Company, its successor or assigns.

“Environment” means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety, including the Environmental Protection Act 1994 (Qld), Environment Protection and Biodiversity Conservation Act 1999 (Cth), in each case including any associated rules or regulations, each as amended or its replacement, and their state and local counterparts or equivalents.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any capital contribution to the common equity of the Parent Guarantor or a public or private sale of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to any Person other than to a Restricted Subsidiary of the Parent Guarantor or (except in the case of a public offering) an Affiliate of the Parent Guarantor.

“Escrow Accounts” shall have the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means Global Loan Agency Services Australia Specialist Activities Pty.

“Escrow Agreement” means the escrow agreement, to be dated the date hereof, by and among the Issuer, the Parent Guarantor, the Trustee, the Escrow Agent and Global Loan Agency Services Australia Nominees Pty Ltd, as escrow account holder, pursuant to which the Escrowed Property will be deposited into the Escrow Accounts held by the Escrow Agent.

“Escrowed Property” means the gross proceeds of the offering of the Notes less the initial purchasers’ discounts and commissions.

“Escrow Release” means the release by the Escrow Agent of the Escrowed Property pursuant to the terms of the Escrow Agreement.

“Escrow Release Conditions” has the meaning assigned to such term in the Escrow Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means in respect of the Grantors organized in the United States:

(1)	any leasehold rights and leasehold interest in Real Property leased by the Issuer or any Note Guarantor (a) that is not Material Leased Real Property or (b) with respect to which the Issuer or the respective Note Guarantor has not obtained, after using Commercially Reasonable Efforts for Real Property, the consent or approval of the applicable lessor or landlord to the granting a mortgage or other lien or encumbrance on the leasehold estate, as required under the applicable Real Property Lease; provided that (a) if, after the Issue Date, a mortgage or other lien or encumbrance on any leasehold rights or leasehold interest in Real Property excluded from Collateral pursuant to this clause (1) is granted in favor of any Priority Lien Secured Party, the applicable Obligor shall promptly use Commercially Reasonable Efforts for Real Property to obtain the consent or approval of the applicable lessor or landlord to grant a mortgage or other lien or encumbrances, as applicable, on such leasehold right or leasehold interest to the Priority Lien Collateral Trustee for the benefit of the Trustee, the Priority Lien Collateral Trustee, the Holders and any Future Priority Lien Indebtedness and (b) after the Issue Date, no Obligor shall grant a mortgage or other lien or encumbrance on any leasehold rights or leasehold interest in Real Property to secure any Junior Lien Obligations unless such Obligor shall, prior to or concurrently with such grant, also grant a mortgage or other lien or encumbrance, as applicable, on such leasehold right or leasehold interest to the Priority Lien Collateral Trustee for the benefit of the Trustee, the Priority Lien Collateral Trustee, the Holders and any Future Priority Lien Indebtedness (it being understood that there shall be no obligation to release any mortgage or other lien or encumbrance securing Junior Lien Obligations that is in place as of the Issue Date solely as a result of any Obligor’s inability to grant a mortgage, lien or encumbrance to the Priority Lien Collateral Trustee for the benefit of the Trustee, the Priority Lien Collateral Trustee, the Holders and any Future Priority Lien Indebtedness pursuant to this clause (b));

(2)	any fee-owned Real Property that is not Material Owned Real Property (and fixtures thereon);

(3)	(a) Equity Interests constituting more than 65% of each class of issued and outstanding voting Equity Interests of (i) any non-U.S. Subsidiary (other than the Parent Guarantor, the Issuer or a Note Guarantor) at any time, (ii) any Foreign Subsidiary Holding Company, and (iii) a Person that is a CFC (or a Subsidiary of such Person), (b) Equity Interests in partnerships, joint ventures and non-wholly owned Subsidiaries which (i) cannot be pledged without the consent of one or more third parties which has not been obtained or (ii) if pledged, would result in adverse tax consequences to the applicable Note Guarantor and (c) margin stock;

(4)	motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement;

(5)	(x) any property subject to a finance lease or purchase money security interest (in the case of any After-Acquired Property, subject to a finance lease or purchase money security interest existing prior to the applicable acquisition), in each case, that is permitted to be incurred or (y) any lease, license or other similar agreement or similar arrangement not relating to Real Property existing on the Issue Date and that is permitted to be incurred to the extent that a grant of a security interest therein would give rise to a termination right (in favor of a Person other than the Issuer or any Note Guarantor) pursuant to any “change of control” or other similar provision or would invalidate or violate the terms of, as applicable, any such finance lease, purchase money security interest, lease, license, agreement or arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or any Note Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC, in each case under this clause (5), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(6)	assets (including any Equity Interests) other than accounts and inventory of any Note Guarantor with respect to which a security interest is prohibited by or in violation of any requirement of laws applicable to such Note Guarantor after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(7)	commercial tort claims with an individual value of less than $250,000;

(8)	any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law);

(9)	(a) any deposit account, securities account or commodities account of any Note Guarantor holding at all times less than $500,000 individually and $2,000,000 in the aggregate and (b) any other deposit account of any Note Guarantor used exclusively to hold funds (i) to be used to pay payroll and other employee wage and benefit payments to or for the benefit of any Note Guarantor’s or any of its Subsidiaries’ officers, directors or employees, (ii) to be used to pay taxes (including sales tax) required to be collected, remitted or withheld by any Note Guarantor or any of its Subsidiaries, (iii) zero balance disbursement accounts or (iv) which any Note Guarantor or any of its Subsidiaries holds on behalf of a third party (other than any Affiliate of such Note Guarantor or such Subsidiary) as escrow or fiduciary for such third party;

(10)	any cash subject to Liens permitted pursuant to clause (4) of the definition of “Permitted Liens”; and

(11)	any assets if the creation or perfection of pledges of, or Liens in such assets would result in material adverse tax consequences to the Parent Guarantor or any of its Subsidiaries, as reasonably determined by the Issuer in consultation with First Lien Agent.

provided that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Exempted Subsidiary” means:

(1)	any Restricted Subsidiary that is prohibited by applicable law, rule or regulation to provide a Subsidiary Guarantee or where the provision of such Subsidiary Guarantee would result in material adverse tax consequences to Parent Guarantor and its Subsidiaries as reasonably determined by Parent Guarantor; provided that (x) the Parent Guarantor shall have failed, upon using commercially reasonable efforts, to obtain any required governmental or regulatory approval or registration with respect to such Subsidiary Guarantee, to the extent that such approval or registration is available under any applicable law or regulation and (y) such Restricted Subsidiary shall cease to be an Exempted Subsidiary immediately upon such prohibition ceasing to be in force or apply to such Restricted Subsidiary or upon the Parent Guarantor having obtained such applicable approval or registration;

(2)	any Restricted Subsidiary that is a Foreign Subsidiary Holding Company; or

(3)	any Restricted Subsidiary that is a CFC or a Subsidiary of a CFC.

Notwithstanding the foregoing, (x) no Subsidiary of Parent Guarantor that is a direct or indirect parent of the Issuer may be an Exempted Subsidiary and (y) no Restricted Subsidiary formed or organized under the laws of Australia (or successors thereto) shall be considered a CFC or Foreign Subsidiary Holding Company or be subject to any Section 956 Limitations, or be or become owned by any entity other than the Parent Guarantor or any Subsidiary Guarantor (such that the Priority Lien Collateral Trustee is unable to obtain a 100% pledge of the Equity Interests issued by such entities formed or organized under the laws of Australia). For purposes of the foregoing, “Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees, pledging its assets or engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by such entity, in each case, as a result of such entity being considered a CFC or any adverse tax consequences, cost or impact under Section 956 of the Code.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Creditors” means, collectively, the holders of the ABL Lien Obligations and the holders of the Notes Priority Collateral Secured Obligations.

“First Creditor Collateral Agent” means with respect to the ABL Lien Obligations, the ABL Collateral Agent, and with respect to the Notes Priority Collateral Secured Obligations, the Notes Priority Collateral Trustee.

“First Creditor Representative” means with respect to the ABL Lien Obligations, the agent or representative of the holders of the ABL Debt, and with respect to the Notes Priority Collateral Secured Obligations, the Priority Lien Collateral Trustee.

“First Creditor Obligations” means the Obligations held by the First Creditors.

“First Creditor Security” shall have the meaning assigned to such term in the definition of “Stanwell Intercreditor Deed”.

“First Lien Agent” means with respect to the ABL Priority Collateral, the ABL Collateral Agent, and with respect to the Notes Priority Collateral, the Priority Lien Collateral Trustee.

“First Priority Period” means the period commencing on the Issue Date and ending on the date on which a Discharge of First Creditor Obligations has occurred.

“Fixed Charge Coverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the Four Quarter Period with respect to such Transaction Date to (2) the aggregate Consolidated Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A)	pro forma effect will be given to any Indebtedness Incurred, repaid or redeemed during the Reference Period relating to such Four Quarter Period in each case as if such Indebtedness had been Incurred, repaid or redeemed on the first day of such Reference Period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement or any predecessor revolving credit or similar arrangement); provided that, in the event of any such repayment or redemption, Consolidated EBITDA for such period will be calculated as if the Parent Guarantor or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay or redeem such Indebtedness;

(B)	Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)	pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries during the Reference Period as if such creation, designation or redesignation had occurred on the first day of such Reference Period;

(D)	pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)	pro forma effect will be given to asset dispositions and asset acquisitions (including giving forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent Guarantor or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, provided that to the extent that clause (D) or (E) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the Four Quarter Period immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Foreign Excluded Asset” means (a) Equity Interests constituting more than 65% of each class of issued and outstanding voting Equity Interests of (i) any non-U.S. Subsidiary (other than a Note Guarantor or an Australian Subsidiary) at any time, (ii) any Foreign Subsidiary Holding Company (other than a Note Guarantor or an Australian Subsidiary), and (iii) any Person that is a CFC, or a Subsidiary of such Person (other than a Note Guarantor or an Australian Subsidiary), (b) Equity Interests in partnerships, joint ventures and non-wholly owned Subsidiaries which (i) cannot be pledged without the consent of one or more third parties which has not been obtained or (ii) if pledged, would result in adverse tax consequences to the applicable Note Guarantor, (c) margin stock, and (d) any asset the pledge of which would result in adverse tax consequences to the Parent Guarantor or any of its Subsidiaries, as reasonably determined by the Issuer in consultation with the First Lien Agent, and in each case for the purposes of this definition applies in respect of the property and assets of a Grantor that is a non-U.S. Subsidiary.

“Foreign Subsidiary Holding Company” means any direct or indirect U.S. domestic Subsidiary (x) substantially all the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) of one or more non-U.S. Subsidiaries that are CFCs or (y) that is treated as a disregarded entity for U.S. federal income tax purposes that holds Equity Interests (or Equity Interests and Indebtedness) of one or more non-U.S. Subsidiaries that are CFCs.

“Four Quarter Period” means, as of any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which consolidated financial statements of the Parent Guarantor are available.

“Fourth Creditor” means Coronado Global Resources Inc. in its capacity as lender under the Fourth Creditor Loan Agreement.

“Fourth Creditor Debt” means all Obligations in connection with the Fourth Creditor Loan Agreement as in effect on the Issue Date.

“Fourth Creditor Loan Agreement” means the agreement, dated on or about January 25, 2017, by and among Wesfarmers Limited, CCPL and others, as amended and restated under a deed of amendment and restatement dated December 22, 2017, as assigned by Wesfarmers Limited to Coronado Group LLC pursuant to a deed of assignment dated March, 29 2018 and as assigned by Coronado Group LLC to the Fourth Creditor pursuant to a deed of assignment and assumption dated August 13, 2018 and as further amended by a deed of amendment dated August 31, 2018.

“Fourth Creditor Security” shall have the meaning assigned to such term in the definition of “Stanwell Intercreditor Deed”.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent,

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

“Future Priority Lien Indebtedness” means any Indebtedness of the Issuer and/or the Note Guarantors that is secured by a Lien on the Collateral ranking equally and ratably with the Notes as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of any Additional Notes) shall execute a joinder or amendment to the applicable Priority Lien Security Documents and the ABL Intercreditor Agreement and Stanwell Intercreditor Deed, as applicable, and (ii) the Parent Guarantor shall designate such Indebtedness as Future Priority Lien Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date other than the Capital Lease Accounting Policies.

“Grantor” means the Issuer, the Note Guarantors and any other Person (if any) that at any time provides collateral for any Secured Obligations.

“Guarantee” means any Obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep- well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)          entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, in substantially the form of Exhibit B hereto, pursuant to which a Subsidiary Guarantor or the Parent Guarantor, as applicable, guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Hedge Agreement” means any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Hedge Provider” means the counterparty to the Issuer or any Subsidiary of the Issuer under any Hedge Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, create, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03, the accrual of cash interest, the obligation to pay commitment fees, the payment of interest in the form of additional Indebtedness and the amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security, the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness, the accrual of interest or preferred stock dividends, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1)          the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)          all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)          all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding obligations relating to the deferred purchase price of the Stanwell Reserved Area/Stanwell Rebate), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business);

(4)          all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantees, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)          all Disqualified Stock issued by such Person valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(6)          any Preferred Stock issued by (a) such Person, if such Person is a Restricted Subsidiary or (b) any Restricted Subsidiary of such Person, valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(7)          all obligations of the type referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8)          all obligations of the type referred to in clauses (1) through (7) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(9)          to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments, earn-outs or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time; further provided the amount of Indebtedness with respect to any Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to Section 4.03(b)(vii) or (ii) the net amount payable if the Commodity Agreement, Currency Agreement or Interest Rate Agreement giving rise to such Hedging Obligation terminated at that time due to default by such Person if not Incurred pursuant to such clause.

Notwithstanding the foregoing, “Indebtedness” shall not include any Reclamation Obligations or Obligations under or in respect of Permitted Securitization Financings or Permitted Factoring Arrangements.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Parent Guarantor.

“Initial Notes” means the $350.0 million principal amount of the Issuer’s 10.750% Senior Secured Notes due 2026 issued on the date hereof.

“Insolvency Proceeding” means:

(1)	the occurrence of any U.S. Insolvency Event; or

(2)	the occurrence of any of the following with respect to any Obligor: (a) an order is made that such Obligor be wound up; (b) the appointment of a liquidator to such Obligor; (c) the appointment of a provisional liquidator to such Obligor and the provisional liquidator is required to admit all debts to proof or pay all debts capable of being admitted to proof proportionately; (d) such Obligor is under administration or wound up or has had a “Controller” (as defined in the Australian Corporations Act 2001) appointed to its property; (e) such Obligor is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute, or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the applicable Relevant Priority Collateral Agents); or (f) the entry of such Obligor into a scheme of arrangement or deed of company arrangement, composition with, or assignment for the benefits of, all or any class of, its creditors.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Stanwell Intercreditor Deed.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. If the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.04:

(1)          “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by S&P or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest rating categories, by Moody’s, or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Issuer as having been substituted for S&P or Moody’s or both, as the case may be.

“Issue Date” means the date on which the Notes are originally issued.

“Junior Lien” means a Lien on Collateral granted by a Junior Lien Security Document to the Junior Lien Collateral Trustee, at any time, upon any property of the Issuer or any Note Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Trustee” means such Person nominated by the holders of the Junior Lien Obligations under any Collateral Trust Joinder, to act in its capacity as collateral trustee for the Junior Lien Secured Parties under the Collateral Trust Agreement, together with its successors in such capacity.

“Junior Lien Debt” means Funded Debt (excluding any ABL Debt and any Priority Lien Debt), that is secured by a Junior Lien and that is permitted to be incurred and permitted to be so secured under each applicable Notes Priority Collateral Secured Debt Document;

provided, that:

(a)	on or before the date on which such Funded Debt is incurred by the Issuer, such Funded Debt is designated by the Issuer as “Junior Lien Debt” for the purposes of the Notes Priority Collateral Secured Debt Documents and the Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Junior Lien Debt and Priority Lien Debt and no ABL Debt may be designated as Junior Lien Debt;

(b)	the Junior Lien Representative for such Funded Debt executes and delivers a Collateral Trust Joinder in accordance with the terms of the Collateral Trust Agreement; and

(c)	all other relevant requirements set forth in the Collateral Trust Agreement are complied with.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement pursuant to which any Junior Lien Debt is incurred and the Junior Lien Security Documents.

“Junior Lien Obligations” means the Junior Lien Debt and all other Obligations in connection therewith, including, without limitation, interest and premium (if any) (including post-petition interest whether or not allowable), and all guarantees of any of the foregoing.

“Junior Lien Representative” means the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and (A) is appointed as a Junior Lien Representative (for purposes related to the administration of the applicable Junior Lien Security Documents) pursuant to an indenture, a credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (B) who has executed a Collateral Trust Joinder, together with its successor in such capacity.

“Junior Lien Secured Parties” means the holders of Junior Lien Obligations and each Junior Lien Representative and the Junior Lien Collateral Trustee.

“Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Note Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Junior Lien Collateral Trustee, for the benefit of any of the Junior Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Collateral Trust Agreement.

“Junior Party” means (1) with respect to each First Creditor, each of Stanwell, the Third Creditor and the Fourth Creditor, (2) with respect to Stanwell, each of the Third Creditor and the Fourth Creditor and (3) with respect to the Third Creditor, the Fourth Creditor.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required by law, regulation, or executive order to be open in any one or more of the State of New York, Queensland, the Commonwealth of Australia, the place of the Corporate Trust Office of the Trustee or the place of payment on the Notes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), hypothecation, security interest, preference, priority, encumbrance or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, including any “security interest” within the meaning of section 12(1) or section 12(2) of the Australian Personal Property Securities Act 2009 (Cth), or any other agreement or arrangement having a similar effect, but excluding any “security interest” within the meaning of section 12(3) of the Australian Personal Property Securities Act 2009 (Cth) which does not, in substance, secure payment or performance of an obligation.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer, the Parent Guarantor or one or more of the Parent Guarantor’s Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Major Non-Controlling Priority Representative” means (i) prior to an Outstanding Notes Threshold Date, the Priority Lien Representative of a Series of Priority Lien Debt (other than the trustee with respect to the Priority Lien Debt pursuant to the Notes) that constitutes the largest outstanding principal amount of any then outstanding Series of Priority Lien Debt (provided, however, that if there are two outstanding Series of Priority Lien Debt which have an equal outstanding principal amount, the Series of Priority Lien Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this clause (i)) and (ii) on or after an Outstanding Notes Threshold Date, the Priority Lien Representative of the Series of Priority Lien Debt that constitutes the largest outstanding principal amount of any then outstanding Series of Priority Lien Debt (provided, however, that if there are two outstanding Series of Priority Lien Debt which have an equal outstanding principal amount, the Series of Priority Lien Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this clause (ii)).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Parent Guarantor on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.04(b)(vii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Leased Real Property” means: (i) as of the Issue Date, all Real Property subject to a Real Property Lease under which the Parent Guarantor, the Issuer or any Note Guarantor is the lessee or tenant and (ii) any other Real Property subject to a Real Property Lease that the Parent Guarantor, the Issuer or any Note Guarantor enters into or acquires after the Issue Date as the lessee or tenant thereunder for the purpose of mining or conducting mining operations on such leased Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) in respect of which the coal royalties payable under such Real Property Lease are or would reasonably be expected to be equal to or greater than $1.5 million (or the U.S. Dollar Equivalent thereof), in the aggregate during the period from date of execution of such Real Property Lease to the Stated Maturity of the Notes, as determined by the Issuer on the date of execution of such Real Property Lease in its reasonable judgment.

“Material Owned Real Property” means any Real Property consisting of a fee or surface estate that the Parent Guarantor, the Issuer or any Note Guarantor: (i) owns as of the Issue Date, or (ii) acquires an ownership interest in after the Issue Date for the purpose of mining or conducting mining operations on such Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) the fair value of which, as of the date of acquisition thereof, is equal to or greater than $5.0 million (or the U.S. Dollar Equivalent thereof) as determined by the applicable tax assessor.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, the Mineral Resources Act 1989 (Qld), Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), Coal Mining Safety and Health Act 1999 (Qld), and in each case including any associated rules or regulations, each as amended or its replacement, and their state and local counterparts or equivalents.

“Moody’s” means Moody’s Investors Service, Inc. or any subsidiary thereof, and its successors or assigns.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)       all legal, accounting, title, recording tax and other fees, costs, expenses and commissions incurred, and all Federal, state, provincial, foreign and local taxes paid or payable or required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)       all payments made on any secured Indebtedness required by its terms or the terms of any security agreement with respect thereto or by applicable law to be repaid out of the proceeds from such Asset Disposition;

(3)       all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)       the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition; and

(5)       any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Parent Guarantor or any Restricted Subsidiary.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests or Indebtedness, means the cash proceeds of such issuance or sale net of underwriters’ or placement agents’ or other investment banking fees, discounts or commissions, but excluding any attorneys’ fees, accountants’ fees, brokerage, consultant and other fees, and other costs and expenses actually incurred in connection with such issuance or sale and any taxes paid or payable as a result thereof.

“Net Leverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Indebtedness of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date (other than Indebtedness outstanding under Section 4.03(b)(vii), (b)(viii) and (b)(xiv)), less the amount of cash and other Temporary Cash Investments in excess of any Restricted Cash of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis on such Transaction Date; provided that the amount of such excess cash and Temporary Cash Investments shall not exceed $100.0 million, to (2) the aggregate Consolidated EBITDA for the Four Quarter Period with respect to such Transaction Date, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” including, without limitation, giving pro forma effect to any Indebtedness Incurred, repaid or redeemed on such date and the receipt and application of any proceeds therefrom.

“Net Priority Lien Leverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Priority Lien Debt (including, for the avoidance of doubt, the Notes) of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, less the amount of cash and other Temporary Cash Investments in excess of any Restricted Cash of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis on such Transaction Date; provided that the amount of such excess cash and Temporary Cash Investments shall not exceed $100.0 million, to (2) the aggregate Consolidated EBITDA for the Four Quarter Period with respect to such Transaction Date, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” including, without limitation, giving pro forma effect to any Priority Lien Debt Incurred, repaid or redeemed on such date and the receipt and application of any proceeds therefrom.

“Net Secured Leverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Secured Debt (excluding, for the avoidance of doubt, the obligations relating to the deferred purchase price of the Stanwell Reserved Area/Stanwell Rebate) of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, less the amount of cash and other Temporary Cash Investments in excess of any Restricted Cash of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis on such Transaction Date; provided that the amount of such excess cash and Temporary Cash Investments shall not exceed $100.0 million, to (2) the aggregate Consolidated EBITDA for the Four Quarter Period with respect to such Transaction Date, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” including, without limitation, giving pro forma effect to any Secured Debt Incurred, repaid or redeemed on such date and the receipt and application of any proceeds therefrom.

“New Coal Supply Australian Mining Tenements” means, Mining Lease Numbers 1878, 1990, 80010, 800011, 800012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any tenements issued to CCPL in place thereof or over any part of the area covered by the foregoing tenements and any other mining tenement as determined for the purpose of this definition by the Parent Guarantor.

“Note Guarantees” means the Guarantees of the Notes by the Parent Guarantor and the Subsidiary Guarantors.

“Note Guarantors” means the Parent Guarantor and each Subsidiary Guarantor.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Note Guarantees.

“Notes Priority Collateral” means all rights, title and interests of each Grantor in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, including, without duplication, (a) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (c) all claims of each Grantor for damages arising out of or for breach of or default under any of the following and (d) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder: (i) all machinery and equipment; (ii) all Material Owned Real Property and Material Leased Real Property; (iii) all intellectual property; (iv) all Equity Interests in all direct Subsidiaries of any Grantor; (v) all intercompany indebtedness of any Subsidiary of the Parent Guarantor that is not a Grantor (including, for such purposes, “Unrestricted Subsidiaries,” howsoever defined) or of any other Affiliate of any Grantor, in each case owed to any Grantor (other than, in the case of any other Affiliate of any Grantor, all rights to payment arising from any sale, lease, license, assignment or other disposition of inventory or goods (other than fixtures or equipment) or the provision of services); (vi) all fixtures; (vii) all other assets of any Grantor, whether real, personal or mixed, in each case, not constituting ABL Priority Collateral; (viii) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vii), all general intangibles, letters of credit (whether or not the respective letter of credit is evidenced by a writing), letter-of-credit rights, instruments and documents; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise relate to any ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the Notes Priority Collateral shall be included in the Notes Priority Collateral; (ix) to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the Notes Priority Collateral shall be included in the Notes Priority Collateral; (x) to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), supporting obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the Notes Priority Collateral shall be included in the Notes Priority Collateral; (xi) to the extent relating to any of the items referred to in the preceding clauses (i) through (x), all commercial tort claims; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Notes Priority Collateral shall be included in the Notes Priority Collateral; (xii) all books and records, including all books, databases, customer lists and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing; and (xiii) all cash proceeds, and, solely to the extent not constituting ABL Priority Collateral, non-cash proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing. Any Collateral of any type received in exchange for ABL Priority Collateral or Notes Priority Collateral pursuant to certain enforcement actions or during an Insolvency Proceeding will be treated as priority Collateral of the same type as that for which it was received in exchange (ABL Priority Collateral or Notes Priority Collateral, as the case may be). For the avoidance of doubt, no Excluded Assets shall constitute Notes Priority Collateral unless expressly received in exchange for Notes Priority Collateral.

“Notes Priority Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee for the Notes Priority Secured Parties under the ABL Intercreditor Agreement and Notes Priority Collateral Secured Debt Documents, together with its successors in such capacity.

“Notes Priority Collateral Secured Debt Documents” means the Priority Lien Documents and the Junior Lien Documents.

“Notes Priority Collateral Secured Debt Representative” means each Priority Lien Representative and each Junior Lien Representative.

“Notes Priority Collateral Secured Obligations” means Priority Lien Obligations and Junior Lien Obligations.

“Notes Priority Collateral Secured Parties” means the holders of Notes Priority Collateral Secured Obligations and the Notes Priority Collateral Secured Debt Representatives and the Notes Priority Collateral Trustee.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest an allowed claim under applicable bankruptcy or insolvency laws, or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Obligor” means each of the Issuer and each Note Guarantor.

“Offering Memorandum” means the offering memorandum, dated May 4, 2021, relating to the issuance of the Initial Notes.

“Officer” means any director or company secretary or, if authorized pursuant to a power of attorney under U.S., Australian or other law, as applicable, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. Officer of any Note Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer in accordance with Section 14.04 and Section 14.05 herein and meets the requirements set forth in this Indenture.

“Opinion of Counsel” means one or more written opinions from legal counsel who is reasonably acceptable to the Trustee, the Priority Lien Collateral Trustee, or any other recipient thereof and, in accordance with Section 14.04 and Section 14.05 herein, meets the requirements set forth in this Indenture. The counsel may be an employee of or counsel to the Issuer, Parent Guarantor, any Subsidiary of the Parent Guarantor, or the Trustee.

“Outstanding Notes Threshold Date” means the date that both (i) the outstanding principal amount of Notes outstanding under this Indenture (including any Additional Notes) is less than 15% of the aggregate outstanding principal amount of all Priority Lien Debt and (ii) the aggregate outstanding principal amount of another Series of Priority Lien Debt exceeds the outstanding principal amount of Notes outstanding under this Indenture.

“Parent Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes by the Parent Guarantor in accordance with the provisions of this Indenture.

“Permitted Factoring Arrangement” means any factoring arrangement entered into by the Issuer, Parent Guarantor or any Subsidiary Guarantor, whereby the Issuer, Parent Guarantor or any Subsidiary Guarantor, as applicable, agrees to assign and sell from time to time to a financial institution or third-party factor its right, title and interest in certain of its Receivables Assets (which, for the avoidance of doubt, shall include any draft or invoice sold under a draft purchase agreement or similar supply chain finance arrangement), provided, that in connection therewith, all of the following conditions are satisfied as determined by the administrative agent in its discretion: (i) the Issuer, Parent Guarantor or any Subsidiary Guarantor, as applicable, does not grant any Liens on any Collateral other than a Lien on those Receivables Assets sold pursuant to the terms of a Permitted Factoring Arrangement; (ii) any borrowing base calculation under the definition of ABL Debt Cap shall exclude all sold Receivables Assets; and (iii) the purchase price with respect to any sold Receivables Assets is paid in cash in accordance with the terms of the Permitted Factoring Arrangement.

“Permitted Holders” means The Energy & Minerals Group and its Affiliates, and any entity which is controlled by, or any fund which is managed by, The Energy & Minerals Group. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of this Indenture) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1)          an Investment in the Parent Guarantor or a Restricted Subsidiary;

(2)          an Investment in another Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)          an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary; provided that such Person’s primary business is a Related Business;

(4)          an Investment in cash and Temporary Cash Investments;

(5)          an Investment in receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(6)          commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7)          loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent Guarantor or such Restricted Subsidiary in an aggregate principal amount (valued in good faith by the Parent Guarantor at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed $5.0 million (or the U.S. Dollar Equivalent thereof) at any one time outstanding;

(8)          Investments received in compromise or settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary, in compromise or settlement of litigation, arbitration or other disputes with Persons who are not Affiliates, or in satisfaction of judgments;

(9)          an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.06 or (ii) a disposition of assets not constituting an Asset Disposition;

(10)        an Investment in any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)        an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(12)        Investments consisting of Hedging Obligations incurred in the ordinary course of business (and not for speculative purposes);

(13)        Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor;

(14)        Guarantees of Indebtedness of the Parent Guarantor or a Restricted Subsidiary otherwise permitted to be Incurred under Section 4.03;

(15)        an Investment in any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(16)        Investments held by any Person (other than an Affiliate of the Parent Guarantor) that becomes a Restricted Subsidiary of the Parent Guarantor; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(17)        operating leases to, or rental arrangements with, customers in the ordinary course of business;

(18)        earnest money deposits required in connection with any acquisition permitted under this Indenture;

(19)        Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and, to the extent constituting an Investment, pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(20)        Investments in surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit and similar obligations are permitted under this Indenture;

(21)        Investments consisting of Securitization Assets or arising as a result of, or in connection with, Permitted Securitization Financings, including Investments of funds held in accounts permitted or required by the arrangements governing a Permitted Securitization Financing or any related Indebtedness;

(22)        any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Permitted Securitization Financing;

(23)        Investments so long as, immediately after giving effect to such Investment, the Net Leverage Ratio for the Four Quarter Period immediately preceding such Investment is not greater than 1.0 to 1.0 on a pro forma basis; or

(24)        additional Investments (including Investments in joint ventures and/or Unrestricted Subsidiaries), when taken together with all other Investments made pursuant to this clause (24) and outstanding on the date such Investment is made, do not exceed $25.0 million (or the U.S. Dollar Equivalent thereof).

“Permitted Liens” means, with respect to any Person:

(1)          pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, indemnity, performance or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)          Liens for taxes, assessments and other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4)          Liens or deposits (including liens on cash deposited) to secure the performance of statutory or regulatory obligations or of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, or to secure the performance of tenders, bills or contracts other obligations of a like nature or letters of credit or to secure reimbursement obligations with respect to letters of credit and bank guarantees issued pursuant to the request of and for the account of such Persons in the ordinary course of its business, including those outstanding on the Issue Date; provided, however, that such letters of credit do not constitute Indebtedness;

(5)          minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others (including, without limitation, lessors and other surface owners and owners of other minerals) for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral development, extraction and transportation, and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)          Liens securing Indebtedness Incurred under Section 4.03(b)(xi) or (b)(xii) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)          Liens on the Collateral securing (A) ABL Debt not exceeding the ABL Debt Cap incurred pursuant to Section 4.03(b)(i) and all related ABL Lien Obligations; (B) the Notes Obligations outstanding on the Issue Date and any Obligations under Future Priority Lien Indebtedness (including Additional Notes); provided that for any such Future Priority Lien Indebtedness, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Net Priority Lien Leverage Ratio does not exceed 1.5 to 1.0; (C) any Junior Lien Obligations; provided, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Net Secured Leverage Ratio does not exceed 3.0 to 1.0; and (D) the Stanwell Obligations, the Third Creditor Debt and the Fourth Creditor Debt;

(8)          Liens existing on the Issue Date (other than described in clause (7) above);

(9)          Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)        Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(12)        Liens securing Hedging Obligations incurred in the ordinary course of business (and not for speculative purposes);

(13)        leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(15)        Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9) or (10); provided, however, that:

(A)      such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)       the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(16)        Liens on equipment of the Parent Guarantor or any Restricted Subsidiary granted in the ordinary course of business to clients on or about the premises of which such equipment is located;

(17)        judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation that is being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(18)        Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)        Liens granted to the Trustee and the Priority Lien Collateral Trustee to secure their respective compensation and indemnities pursuant to this Indenture and the Collateral Trust Agreement;

(20)        any cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or repay other joint venturers who contribute to the joint venture in default of the charger doing so;

(21)        Liens encumbering customary initial deposits in the ordinary course of business;

(22)        Liens on cash, Temporary Cash Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(23)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(24)        Liens (i) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(25)        any interest or title of a lessor in the property subject to any operating lease (other than any property that is subject of a Sale/Leaseback Transaction);

(26)        Liens on any cash earnest money deposits made by the Parent Guarantor or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(27)        Liens in respect of Permitted Securitization Financings that extend only to the assets subject thereto and Liens on the Equity Interests of Special Purpose Securitization Subsidiaries;

(28)        Liens in respect of any Permitted Factoring Arrangement that extend only to the Receivables Assets subject thereto;

(29)        Liens on the assets subject to a Sale/Leaseback Transaction in respect of the Curragh Transaction; provided that such Liens may not extend to any other property of the Parent Guarantor or its Restricted Subsidiaries;

(30)        customary Liens in favor of trustees, collateral agents and escrow agents, including Liens pursuant to the Escrow Agreement; and

(31)        Liens securing obligations the outstanding principal amount of which does not, taken together with the outstanding principal amount of all other obligations secured by Liens incurred under this clause (31) that are at that time outstanding, exceed the greater of $25.0 million (or the U.S. Dollar Equivalent thereof) and 1.25% of Consolidated Tangible Assets.

“Permitted Securitization Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” means one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Swap Obligations or hedging agreements entered into in connection with such Securitization Assets; provided, that recourse to the Parent Guarantor, the Issuer or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Parent Guarantor in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Parent Guarantor, the Issuer or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PPSA” means the Personal Properties Securities Act 2009 (Cth).

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Priority Creditor” means (i) with respect to Stanwell, each First Creditor, (ii) with respect to the Third Creditor, each First Creditor and Stanwell and (iii) with respect to the Fourth Creditor, each First Creditor, Stanwell and the Third Creditor.

“Priority Lien” means a Lien granted, or purported to be granted, by a Priority Lien Security Document to the Priority Lien Collateral Trustee, at any time to secure Priority Lien Obligations.

“Priority Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee for the Priority Lien Secured Parties under this Indenture and under the Collateral Trust Agreement (as so appointed under the Collateral Trust Agreement) together with its successors in such capacity.

“Priority Lien Debt” means:

(1) the Notes issued on the Issue Date and the related Note Guarantees; and

(2) any other Funded Debt (including Additional Notes and borrowings under any Credit Facilities, but excluding any ABL Debt and any Junior Lien Debt) that is secured by a Priority Lien and that is permitted to be incurred and permitted to be so secured under this Indenture; provided, that, in the case of Funded Debt referred to in clause (2):

(a) on or before the date on which such Funded Debt is incurred by the Issuer, such Funded Debt is designated by the Issuer as “Priority Lien Debt” for the purposes of the Notes Priority Collateral Secured Debt Documents and the Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Priority Lien Debt and Junior Lien Debt and no ABL Debt may be designated as Priority Lien Debt;

(b) unless such Funded Debt is issued under an existing Notes Priority Collateral Secured Debt Document for any Series of Priority Lien Debt whose Notes Priority Collateral Secured Debt Representative is already party to the Collateral Trust Agreement, the Priority Lien Representative for such Funded Debt executes and delivers a Collateral Trust Joinder in accordance with the terms of the Collateral Trust Agreement; and

(c) all other relevant requirements set forth in the Collateral Trust Agreement are complied with.

For the avoidance of doubt, Hedging Obligations do not constitute Priority Lien Debt but may constitute Priority Lien Obligations. Hedging Obligations that are secured pursuant to the Priority Lien Documents with respect to a Series of Priority Lien Debt shall be “related to” such Series of Priority Lien Debt for purposes of the Collateral Trust Agreement.

“Priority Lien Documents” means, collectively, this Indenture, the Notes, the Collateral Trust Agreement and the Priority Lien Security Documents, any other indenture, Credit Agreement, intercreditor agreement or other agreement pursuant to which any Priority Lien Debt is incurred and/or any Priority Lien is granted or purported to be granted, and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in connection therewith, including without limitation any post-petition interest whether or not allowable, together with all Hedging Obligations and guarantees of any of the foregoing.

“Priority Lien Representative” means:

(1)	in the case of the Notes, the Trustee; and

(2)	in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the agreement governing such Series of Priority Lien Debt, and who has executed a Collateral Trust Joinder, together with any successor in such capacity.

“Priority Lien Secured Parties” means, as of any date of determination, the holders of Priority Lien Obligations at that time, including (i) each Priority Lien Representative and the Priority Lien Collateral Trustee, (ii) the Noteholders and any other holders of Priority Lien Debt and (iii) counterparties to Swap Contracts in respect of Hedging Obligations.

“Priority Lien Security Documents” means the Security Agreement, the Collateral Trust Agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, intercreditor agreements, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Note Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Collateral Trustee, for the benefit of any of the Priority Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in the Collateral Trust Agreement.

“Priority Obligations” means (i) with respect to Stanwell and the Stanwell Obligations, the First Creditor Obligations, (ii) with respect to the Third Creditor and Third Creditor Debt, the First Creditor Obligations and the Stanwell Obligations, and (iii) with respect to the Fourth Creditor and Fourth Creditor Debt, the First Creditor Obligations, the Stanwell Obligations and the Third Creditor Debt.

“Priority Representative” means (i) with respect to Stanwell, the First Creditor Representative, (ii) with respect to the Third Creditor, each First Creditor Representative and Stanwell, and (iii) with respect to the Fourth Creditor, each First Creditor Representative, Stanwell and the Third Creditor.

“Pro Forma Liquidity” means the sum of (a) the amount of cash and Temporary Cash Investments in excess of any Restricted Cash of the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis on such Transaction Date and (b) the aggregate of incremental Indebtedness that can be Incurred by the Issuer and the Note Guarantors on the Transaction Date pursuant to the Credit Agreement and in compliance with Section 4.03(b)(i).

“Rating Agency” means each of Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Guarantor (as certified by a resolution of the Board of Directors of the Parent Guarantor) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto.

“Real Property Lease” means any lease, letting, sublease, or other similar agreement to which any Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of Real Property (including, without limitation, the right to extract minerals from any portion of Real Property) and every amendment or modification thereof.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Parent Guarantor, the Issuer or any Subsidiary.

“Reclamation Obligations” means the reclamation, rehabilitation, revegetation and other mine closure obligations (including reclamation mine closure guarantees) of the Parent Guarantor or any Restricted Subsidiary with respect to mines or other assets of the Parent Guarantor or any Restricted Subsidiary used or useful in a Related Business.

“Record Date” has the meaning specified in Exhibit A hereto.

“Redemption Deadline” means May 24, 2021.

“Reference Period” means, as of any Transaction Date, the period commencing on and including the first day of the Four Quarter Period with respect to such Transaction Date and ending on and including the Transaction Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Parent Guarantor or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)          such Refinancing Indebtedness has a maturity no earlier than the maturity of the Indebtedness being Refinanced;

(2)          such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)          such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding under the Indebtedness being Refinanced (plus fees and expenses, including any premium, accrued interest, underwriting discounts and defeasance costs);

(4)          if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, at least to the same extent as the Indebtedness being Refinanced; and

(5)          such Refinancing Indebtedness is incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) the Parent Guarantor, the Issuer or a Subsidiary Guarantor.

“Related Business” means any business in which the Parent Guarantor or any of its Restricted Subsidiaries was engaged on the Issue Date and any business or activity related, ancillary or complementary to such business or that is a natural outgrowth or reasonable extension, development or expansion of such business.

“Relevant Priority Collateral Agent” means (1) during the First Priority Period, each First Creditor Collateral Agent, (2) during the Second Priority Period, Stanwell and (3) during the Third Priority Period, the Third Creditor.

“Replacement Assets” means (1) (a) any properties or assets that replace the properties or assets that were the subject of such Asset Disposition and properties or assets used or useful in a Related Business that are not classified as current assets under GAAP or (b) any other capital expenditure, (2) all or substantially all the assets of a Related Business or (3) a majority of the Voting Stock of any Person engaged in a Related Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Responsible Officer” means any officer in the Corporate Trust Office of the Trustee who customarily performing functions similar to those performed an officer who has direct responsibility for the administration of this Indenture, or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Cash” means cash and Temporary Cash Investments held by the Parent Guarantor or any Restricted Subsidiary that would appear as “restricted” on a consolidated balance sheet of the Parent Guarantor or any Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” with respect to any Person means:

(1)          the declaration or payment of any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests in their capacity as such (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent Guarantor or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Parent Guarantor or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series);

(2)          the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Parent Guarantor held by any Person (other than by a Restricted Subsidiary) or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Parent Guarantor (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Parent Guarantor that are not Disqualified Stock);

(3)          the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Parent Guarantor, the Issuer or any Subsidiary Guarantor (other than (A) any intercompany Indebtedness between or among the Parent Guarantor and any Restricted Subsidiary or among Restricted Subsidiaries or (B) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement); or

(4)          the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, and its successors or assigns.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent Guarantor or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Parent Guarantor or a Restricted Subsidiary whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Parent Guarantor or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Priority Period” means the period commencing the date after the last day of the First Priority Period and ending on the date on which the Stanwell Obligations have been Discharged.

“Secured Debt” means any Funded Debt secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Parent Guarantor, the Issuer or any Restricted Subsidiary or in which the Parent Guarantor, the Issuer or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) Receivables Assets, (2) royalty and other similar payments made related to the use of trade names and other intellectual property, (3) revenues related to distribution of the products of the Parent Guarantor, the Issuer and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (6) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes, and (7) any other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type (as determined by the Parent Guarantor in good faith).

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by and among Issuer, the Parent Guarantor, the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee and Priority Lien Collateral Trustee.

“Security Documents” means the Security Agreement, the Collateral Trust Agreement, the ABL Intercreditor Agreement, the Stanwell Intercreditor Deed, each joinder to the Collateral Trust Agreement or the ABL Intercreditor Agreement or the Stanwell Intercreditor Deed, each ABL Security Document, each Priority Lien Security Document and each Junior Lien Security Document, or any intercreditor or security agreement entered into at a future date related to this transactions, and in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, the terms of this Indenture and the terms of the Collateral Trust Agreement.

“Series of Priority Lien Debt” means, severally, each series of the Notes and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Subsidiary that would be “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Securitization Subsidiary” means (i) a direct or indirect Subsidiary of the Parent Guarantor established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein and/or Equity Interests in other Special Purpose Securitization Subsidiaries, and which is organized in a manner (as determined by the Parent Guarantor in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Parent Guarantor, the Issuer or any of the Parent Guarantor’s Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event the Parent Guarantor, the Issuer or any such Restricted Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“Stanwell” means Stanwell Corporation Limited (ACN 078 848 674).

“Stanwell Agreements” means

(a)	the Stanwell Amended Coal Supply Agreement dated November 6, 2009 (the “Amended Coal Supply Agreement”) between Stanwell and CCPL, as amended by the ACSA Deed of Amendment, dated into on or about November 21, 2016;

(b)	the Curragh Mine – New Coal Supply Deed dated August 14, 2018 (the “New Coal Supply Deed”) between Stanwell and CCPL;

(c)	the New Coal Supply Agreement dated July 12, 2019 (the “New Coal Supply Agreement”) between Stanwell and CCPL; and

(d)	the Option Coal Supply Agreement, dated as of January 18, 2021 (the “Option Coal Supply Agreement”), by and between Stanwell and CCPL,

in each case as such agreements may be amended, restated, replaced, supplemented or modified from time to time.

“Stanwell Intercreditor Deed” means the intercreditor deed dated as of the Issue Date between the Notes Priority Collateral Trustee, the ABL Collateral Agent, Stanwell, the Third Creditor and the Fourth Creditor, with the acknowledgement of the Issuer and the other Grantors, that sets forth the relative priority of the Liens securing the Notes Priority Collateral Secured Obligations, the Liens securing the ABL Lien Obligations (such Liens, collectively, the “First Creditor Security”), the Liens securing the Stanwell Obligations (such Liens, the “Stanwell Security”), and the Liens securing the Third Creditor Debt (such Liens, the “Third Creditor Security”) and the Fourth Creditor Debt (such Liens, the “Fourth Creditor Security”).

“Stanwell Obligations” means all Obligations in connection with the Stanwell Agreements as in effect on the Issue Date and any amendments thereto.

“Stanwell Rebate” means the rebate arrangements under the Stanwell Agreements.

“Stanwell Reserved Area” means certain area adjacent to the Curragh Mine acquired by the Parent Guarantor on a deferred consideration basis and as contemplated by the Stanwell Agreements.

“Stanwell Security” shall have the meaning assigned to such term in the definition of “Stanwell Intercreditor Deed”.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Specified Member of the European Union” means a member of the European Union whose sovereign ratings are at least “AAA” as rated by S&P and at least “Aaa” by Moody’s.

“Subordinated Debt” means the Third Creditor Debt and the Fourth Creditor Debt (or any one of them), as appropriate.

“Subordinated Obligation” means, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or Indebtedness of a Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person:

(1)          any corporation, association, limited liability company, trust or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination hereof); and

(2)          any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means a Note Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes pursuant to this Indenture, including any Guarantee Agreement.

“Subsidiary Guarantor” means each initial Subsidiary Guarantor and each other Restricted Subsidiary of the Parent Guarantor that thereafter guarantees the Notes pursuant to the terms of this Indenture; provided, however, that “Subsidiary Guarantor” does not include any Person whose Subsidiary Guarantee has been released in accordance with this Indenture and the Notes.

“Suspension Period” means the period of time between a Covenant Suspension Date and the related Reversion Date.

“Swap Contract” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect against or mitigate foreign exchange risk and (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contracts or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received), in each case, that is secured under the Priority Lien Documents.

“Swap Obligations” means all debts, liabilities and obligations of the Parent Guarantor, the Issuer or any of the Parent Guarantor’s Subsidiaries under any Swap Contract.

“Temporary Cash Investments” means any of the following:

(1)          U.S. dollars, Australian dollars, English pounds or Euros;

(2)          securities issued or directly and fully guaranteed or insured by the government of the United States, Australia, the United Kingdom or a Specified Member of the European Union (collectively, the “Specified Countries”) or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3)          readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, or any state of Australia, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P;

(4)          certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank organized under the laws of any Specified Country or any state thereof (or, in the case of the United States, the District of Columbia) or a branch of a foreign bank located in a Specified Country, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $500 million;

(5)          repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)          commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7)          money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition; and

(8)          (i) Investments consisting of purchases of local currencies of those countries in which the Parent Guarantor or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business, (ii) Investments of comparable tenor and credit quality to those described in clauses (1) through (7) customarily utilized in countries in which the Parent Guarantor or such Restricted Subsidiaries operate for short-term cash management purposes and (iii) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of any jurisdiction (other than Specified Countries) in which the Parent Guarantor or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business; provided, however, that, in the case of clause (iii), such deposits do not exceed $10.0 million (or the U.S. Dollar Equivalent thereof) in the aggregate, at any date of determination thereafter.

“Termination of the Stanwell Intercreditor Deed” means the termination of the Stanwell Intercreditor Deed or the Stanwell Intercreditor Deed is no longer in effect, in each case without any successor or replacement intercreditor deed that contains substantially the same provisions as of the Issue Date, or if all parties to the ABL Intercreditor Agreement shall cease to be a party to the Stanwell Intercreditor Deed in accordance with the terms thereof.

“Third Creditor” means Coronado Australia Holdings Pty Ltd (ACN 623 524 989) in its capacity as lender under the Third Creditor Loan Agreement.

“Third Creditor Debt” means all Obligations in connection with the Third Creditor Loan Agreement as in effect on the Issue Date.

“Third Creditor Loan Agreement” means the agreement, dated as of March 29, 2018, by and between the Third Creditor and CCPL, under which the Third Creditor agreed to make financial accommodations available to CCPL.

“Third Priority Period” means the period commencing the date after the last day of the Second Priority Period and ending on the date on which the Third Creditor Debt have been Discharged.

“Transaction Date” means, with respect to (i) the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred, (ii) any Restricted Payment, the date such Restricted Payment is to be made, and (iii) the incurrence or assumption of any Lien, the date such Lien is to be incurred or assumed.

“Transactions” means the (a) issuance and sale of the Notes, (b) entry into the ABL Credit Facilities, (c) issuance and sale of Common Stock in the 2021 Equity Offering, (d) entry into the Credit Support Facility, and (e) application of the net proceeds from the offering of the Notes and the 2021 Equity Offering.

“Treasury Rate” means as of any date of redemption of the Notes the yield to maturity (as determined by the Issuer) at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Parent Guarantor in good faith)) most nearly equal to the period from the redemption date to May 15, 2023; provided, however, that if the period from the redemption date to May 15, 2023 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2023 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in the manner provided below; and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent Guarantor may designate any Subsidiary of the Parent Guarantor (other than the Issuer), including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Parent Guarantor or any other Subsidiary of the Parent Guarantor that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04.

The Board of Directors of the Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Parent Guarantor could Incur $1.00 of additional Indebtedness under Section 4.03(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Bankruptcy Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar bankruptcy laws of the United States from time to time in effect and affecting the rights of creditors generally.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 4.03, whenever it is necessary to determine whether the Parent Guarantor or the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Insolvency Event” means, with respect to any Grantor:

(1)	a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Grantor or Subsidiary of such Grantor in an involuntary case under any applicable U.S. Bankruptcy Law now or hereafter in effect, or for the appointment of a receiver, liquidator, provisional liquidator, controller, managing controller, assignee, custodian, trustee, sequestrator, conservator (or similar official or other person holding or appointed to an analogous office or acting or purporting to act in an analogous capacity) of such Grantor or Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding, or

(2)	such Grantor or Subsidiary of such Grantor shall commence a voluntary case under any applicable U.S. Bankruptcy Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such U.S. Bankruptcy Law, or shall appoint or consent to the appointment or taking possession by a receiver, administrator, controller, managing controller, provisional liquidator, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official or other person holding or appointed to an analogous office or acting or purporting to act in an analogous capacity) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

“Use Period” means the period, with respect to any Notes Priority Collateral, which begins on the earlier of (a) the day on which the ABL Collateral Agent provides the Priority Lien Collateral Trustee with written notice that it intends to exercise its rights set forth as described in Section 13.09 with respect to such Notes Priority Collateral and (b) the fifth Business Day after the Priority Lien Collateral Trustee provides the ABL Collateral Agent with written notice that the Priority Lien Collateral Trustee (or its agent) has obtained possession or control, as applicable, of such Notes Priority Collateral and ends on the earlier of (i) the 180th day after the date on which the ABL Collateral Agent initially obtains the right and ability to obtain possession or control, as applicable, of such Notes Priority Collateral and (ii) the date on which Discharge of ABL Lien Obligations occurs; provided that if any stay or other order has occurred by operation of law or has been entered by a court of competent jurisdiction that prohibits or limits any of the ABL Secured Parties from commencing and continuing to undertake enforcement actions or to dispose of the ABL Priority Collateral, such 180-day period shall be tolled during the pendency of such stay or other order and the Use Period shall be so extended and upon the expiration or lifting of such stay or order, if there are fewer than 75 days remaining in such 75 day period, then such 75 day period shall be extended so that the ABL Secured Parties have a Use Period of 75 days remaining upon the expiration or lifting of such stay or order.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any (1) director’s qualifying shares or (2) Investments by foreign nationals or shares owned by a second shareholder, in each case as mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Section
$1.03(j)
Acceptable Commitment	4.06(b)(i)(3)
Action	13.03(s)

Term	Section
Affiliate Transaction	4.07(a)
Agent Members	Appendix A
Australian Tax Act	2.14(a)(x)
CERCLA	13.03(o)
Change of Control Offer	4.08(b)
Clearstream	Appendix A
Code	2.14(a)(xii)
Collateral Excess Proceeds	4.06(c)(i)
Collateral Proceeds Offer	4.06(c)(i)
Covenant Defeasance option	8.01(b)
Covenant Suspension Date	4.16
Declined Amounts	4.04
Definitive Note	Appendix A
Depository	Appendix A
Euroclear	Appendix A
Event of Default	6.01
Excess Proceeds	4.06(c)
FATCA	2.14(a)(xii)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
Initial Lien	4.12(b)
Initial Notes	Preamble
Insolvency Official	6.01(g)(i)
Interest Payment Date	Appendix A
Issuer	Preamble
Legal Defeasance option	8.01(b)
New Subsidiary Guarantor	4.11(b)
Notes	Preamble
Notes Custodian	Appendix A
Parent Guarantor	Preamble
Paying Agent	2.04(a)
Permitted Indebtedness	4.03(b)
protected purchaser	2.08
QIB	Appendix A
Redemption Notice Date	3.03
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Related Person	13.03(f)
Restricted Notes Legend	Appendix A
Restricted Payment Offer	4.04
Restricted Period	Appendix A
Reversion Date	4.16
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Second Commitment	4.06(b)(i)(3)
Successor Guarantor	5.01(c)(i)
Successor Issuer	5.01(b)(i)
Successor Parent Guarantor	5.01(a)(i)
Suspended Covenants	4.16
Suspension Period	4.16
Tax Jurisdiction	2.14(a)

Term	Section
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
Trustee	Preamble
U.S. dollars	1.03(j)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(a)                     a term has the meaning assigned to it;

(b)                     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                     “or” is not exclusive;

(d)                     “including” means including without limitation;

(e)                     words in the singular include the plural and words in the plural include the singular;

(f)                      unsecured Indebtedness shall not be deemed to be subordinate or junior to Notes Priority Collateral Secured Obligations merely by virtue of its nature as unsecured Indebtedness, and Secured Indebtedness shall not be deemed to be treated as subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to security in the same collateral;

(g)                     the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(h)                     the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i)                      unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(j)                      “$”, “money” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts; and

(k)                     In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Net Leverage Ratio, Net Secured Leverage Ratio and Net Priority Lien Leverage Ratio, such ratio(s) will be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Net Leverage Ratio, Net Secured Leverage Ratio and Net Priority Lien Leverage Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Net Leverage Ratio, Net Secured Leverage Ratio and Net Priority Lien Leverage Ratio test.

SECTION 1.04 No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date hereof (“TIA”), and the TIA shall not apply to or in any way govern the terms of this Indenture. As a result, no provisions of the TIA are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.

ARTICLE II

THE NOTES

SECTION 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $350,000,000.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.11, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)          the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2)          the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)          if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Issuer’s option, be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP, ISIN or other identifying number, if applicable.

SECTION 2.02 Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer, the Parent Guarantor or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by participants of the Depository in denominations of less than $2,000.

SECTION 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $350,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered Holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04 Registrar and Paying Agent.

(a)                     The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b)                     The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Subsidiaries may act as Paying Agent or Registrar.

(c)                     The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with Section 2.04(c)(i). The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05 Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuer shall deposit with each Paying Agent (or if the Issuer or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders, the Trustee or the Priority Lien Collateral Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed or between a Record Date and the relevant Interest Payment Date.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Subsidiary Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Subsidiary Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if a Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall (if the requirements of Section 8-405 of the UCC are met) issue and the Trustee shall, upon receipt of a written order, authenticate a replacement Note, such that the Holder (a) satisfies the Issuer and the Trustee of such loss, destruction or wrongful taking within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuer, with respect to the Issuer, to protect the Issuer, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 14.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date, and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes, or in any such notice, and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.13 Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 14.06 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Indenture or the Notes shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

SECTION 2.14 Additional Amounts.

(a)                     All payments made by the Issuer or the Note Guarantors under or with respect to the Notes or with respect to any Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer (including any surviving corporation) is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein, (ii) any jurisdiction in which the Parent Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein, (iii) any jurisdiction in which any Subsidiary Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (iv) any jurisdiction of any Paying Agent or any political subdivision thereof or therein (each of (i), (ii), (iii) and (iv), a “Tax Jurisdiction”), unless the withholding or deduction of such taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any Tax Jurisdiction shall at any time be required to be made from any payments made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Note Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition shall equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable with respect to:

(i)                      any taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note having a present or former connection with the Tax Jurisdictions in which such taxes are imposed (including, without limitation, being a citizen or resident or national of, being incorporated in or carrying on a business or maintaining a permanent establishment or physical presence in such Tax Jurisdiction) other than the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(ii)                     any U.S. federal withholding taxes;

(iii)                    any taxes that are imposed or withheld as a result of the failure of the Holder of a Note or beneficial owner of a Note to comply with any certification, identification or other reporting requirement concerning nationality, residence, identity or connection with the Tax Jurisdiction of such Holder or beneficial owner if compliance is required by law, regulation, administrative practice or by an applicable income tax treaty to which the Tax Jurisdiction of such Holder or beneficial owner is a party, as a precondition to exemption for, or reduction in the rate of deduction or withholding of, those taxes;

(iv)                    any taxes that are imposed or withheld as a result of the failure of the Holder of a Note or beneficial owner of a Note to comply with any timely reasonable written request, made to that Holder or beneficial owner, by the Issuer or any of the Note Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or an appropriate tax file number, Australian Business Number, or other number or exemption details or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such taxes to which such Holder is entitled;

(v)                     any Note presented for payment (where Notes are in the form of definitive registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder;

(vi)                    any payment of principal or interest on a Note made to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(vii)                   any estate, inheritance, gift, use, sales, excise, transfer, value added, personal property or similar taxes, assessments or other governmental charges;

(viii)                  any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent;

(ix)                    any taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;

(x)                     any taxes imposed or withheld by reason of such Holder being an “associate” (as defined in Section 128F(9) of the Income Tax Assessment Act 1936 of Australia (the “Australian Tax Act”)) of the Issuer or any of the Note Guarantors not acting in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act 2001 of Australia;

(xi)                    any taxes imposed or withheld by reason of the Australian Commissioner of Taxation giving a notice under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 of Australia;

(xii)                   any applicable tax required to be withheld or deducted under Sections 1471 to 1474 of the Code (or any amended or successor versions of such Sections) (“FATCA”), any regulations or other official guidance thereunder, any intergovernmental agreement or agreement pursuant to Section 1471(b)(1) of the Code entered into in connection with FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement; or

(xiii)                  any combination of items (i) through (xii) above.

(b)                     In addition to the foregoing, the Issuer and the Note Guarantors shall also pay and indemnify, the Trustee, the Paying Agents and the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Note Guarantee, or any other document or instrument referred to therein.

(c)                     If the Issuer or any Note Guarantor, as the case may be, becomes aware that it shall be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Note Guarantor, as the case may be, shall deliver to the Trustee on a date that is at least 10 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 10th day prior to that payment date, in which case the Issuer or the relevant Note Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts shall be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary and the amount of such payment. The Issuer or the relevant Note Guarantor shall provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

(d)                     The Issuer or the relevant Note Guarantor shall make all withholdings and deductions required by law and shall remit the full amount deducted or withheld to the taxing authority in accordance with applicable law. Upon request, the Issuer or the relevant Note Guarantor shall provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation satisfactory to the Trustee evidencing the payment of any taxes so deducted or withheld. Upon request, copies of those receipts or other documentation, as the case may be, shall be made available by the Issuer or relevant Note Guarantor to the Holders.

(e)                     Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)                      The above obligations shall survive termination, defeasance or discharge of this Indenture and any transfer by a Holder or beneficial owner of its Notes and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Note Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Note Guarantee) and any political subdivision thereof or therein.

ARTICLE III

REDEMPTION

SECTION 3.01 Optional Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 3.02 Mandatory Redemption. Except as set forth in Section 3.03, the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.03 Special Mandatory Redemption. If the event that (a) the Escrow Release Conditions (including the consummation of the 2021 Equity Offering) are not satisfied on or prior to the Redemption Deadline or (b) at any time prior to the Redemption Deadline, the Escrow Release Conditions are deemed, in the good faith judgment of the Issuer or the Parent Guarantor, to be incapable of being satisfied on or prior to the Redemption Deadline (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem the Notes (the “Special Mandatory Redemption”) no later than three Business Days following the Special Mandatory Redemption Event (or otherwise in accordance with the applicable procedures of DTC) (the “Special Mandatory Redemption Date”) at a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest on the Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

Upon the occurrence of a Special Mandatory Redemption Event, the Issuer shall promptly (but in no event later than two Business Days following such Special Mandatory Redemption Event) notify the Holders, the Escrow Agent, and the Trustee in writing (such date of notification to the Holders, the “Redemption Notice Date”) that the Notes shall be redeemed on the Special Mandatory Redemption Date, in each case in accordance with the applicable provisions of this Indenture and the applicable procedures of DTC. The Issuer shall notify each Holder in accordance with the applicable provisions of this Indenture that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders. The Issuer may request that the Trustee provide such notice of Special Mandatory Redemption on the Issuer’s behalf and (no later than one Business Day prior to when notice is sent to Holders) shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the Special Mandatory Redemption shall occur, (ii) the Special Mandatory Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) attach a form of notice to holders of such Special Mandatory Redemption.

Upon notice by the Issuer that a Special Mandatory Redemption Event has occurred, the Escrow Agent shall promptly liquidate the Escrowed Property and, on or prior to the Special Mandatory Redemption Date, release the Escrowed Property to the Trustee and the Issuer shall pay the difference between the aggregate Special Mandatory Redemption Price and the Escrowed Property to the Trustee on or prior to the Special Mandatory Redemption Date.

In connection with the Special Mandatory Redemption, and in accordance with the Escrow Agreement, the Issuer shall provide the Trustee with an Officer’s Certificate and Opinion of Counsel each stating that: (a) the Escrow Release and Special Mandatory Redemption is authorized or permitted by the terms of this Indenture, Notes and Escrow Agreement, and (b) all conditions precedent for such Escrow Release and Special Mandatory Redemption in this Indenture, Notes and Escrow Agreement have been satisfied.

No provisions of the Escrow Agreement may be waived or modified in any manner materially adverse to the Holders without the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. By its acceptance of a Note, each Holder shall be deemed to have authorized and directed the Trustee and the Escrow Agent to enter into and perform its obligations, if any, under the Escrow Agreement.

The Issuer, the Parent Guarantor and the Notes Secured Parties (by their acceptance of the Notes), hereby authorize and direct the Trustee to enter into, execute and deliver the Escrow Agreement and to appoint Global Loan Agency Services Australia Specialist Activities Pty Limited as the escrow agent thereunder. It is agreed to by the Parties and the Notes Secured Parties (by their acceptance of the Notes) that: (i) the Trustee shall not have a security interest in the Escrowed Property, (ii) the Trustee shall not have any liability or responsibility to any party for the conditions of release (as set forth in Section 7.2 of the Escrow Agreement) of the Escrowed Property by the Issuer; and (iii) the Trustee shall not be liable for, nor have any responsibility to take any enforcement action, under, or as a result of, the Escrow Agreement, unless the Holders of a majority in aggregate principal amount of the outstanding Notes authorizes and directs the Trustee to take any such enforcement action in writing, and the Trustee has been offered indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request.

SECTION 3.04 Redemption for Changes in Tax. The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice (which notice will be irrevocable and given in accordance with the procedures described in this Article III), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or any Note Guarantor is or would be required to pay Additional Amounts, and the Issuer or any Note Guarantor cannot avoid any such payment obligation by taking commercially reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent but not including the substitution of the obligor of the Notes or the incurrence of material out-of-pocket expenses by the Issuer or any Note Guarantor), and the requirement arises as a result of:

(a)                     any change in, or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction has changed since the Issue Date, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture); or

(b)                     any change in, or amendment to, the existing official position or the introduction or pronouncement of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction has changed since the Issue Date, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing, or delivering electronically if the Notes are held by DTC, of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver the Trustee an opinion of an independent tax expert, such tax expert being a law or accounting firm of recognized standing, to the effect that it has determined that there has been such change or amendment which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer publishes or mails, or delivers electronically if the Notes are held by DTC, notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking commercially reasonable measures available to it.

The Trustee shall accept such Officer’s Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

SECTION 3.05 Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

SECTION 3.06 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuer shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) any conditions precedent to such redemption or notice. The Issuer shall give notice to the Trustee provided for in this Section 3.06 at least five Business Days prior to when notice is due to Holders (or such shorter period as the Trustee shall agree) if the redemption is a redemption pursuant to Paragraph 5 of the Note, except that notice may be given to the Trustee more than 60 days prior to the redemption date if the notice is given in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.08. Any such notice may be canceled if written notice from the Issuer of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any Holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. In the case of certificated notes, the Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.07.

SECTION 3.07 Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Issuer shall notify the Trustee of any such listing), or if the Notes are not so listed, on a pro rata basis to the extent practicable or by lot (and, in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of a minimum denomination of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of Notes the Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.08 Notice of Optional Redemption.

(a)                     At least 10 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuer shall mail or cause to be mailed by first-class mail at its registered address, or otherwise deliver in accordance with the procedures of the Depository, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i)                      the redemption date;

(ii)                     the redemption price and the amount of accrued interest to the redemption date;

(iii)                    the name and address of the Paying Agent;

(iv)                    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any;

(v)                     if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)                    that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)                   the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed;

(viii)                  that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(ix)                    if the redemption is subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by the Issuer if the Issuer determines in its sole discretion that any or all of such conditions shall not be satisfied (or waived); and

(x)                     at the Issuer’s option, that the payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, Incurrence of Indebtedness, Change of Control or other transaction) may, at the Issuer’s discretion, be given prior to the completion thereof. In addition, any redemption or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this Section 3.08 and the terms of the applicable notice of redemption, such redemption date as so delayed may occur at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is more than 60 days after the date of the applicable notice of redemption. To the extent that the redemption date shall occur on a date other than the original redemption date set forth in the applicable notice of redemption, the Issuer shall notify the Holders and the Trustee of the final redemption date, which redemption date shall accommodate any timing requirements of the Depository then in effect, prior to such date; provided that the failure to give such notice, or any defect therein, shall not impair or affect the validity of any redemption under this Article III.

(b)                     At the Issuer’s written request, the Trustee shall deliver the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall notify the Trustee of such request at least five Business Days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to Holders.

SECTION 3.09 Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.08, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of Paragraph 5 of the Note or Section 3.08(a). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus, in the case of an optional redemption in accordance with Section 3.01, accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.10 Deposit of Redemption Price. With respect to any Notes, prior to 11:00 a.m., New York City time, on a date that is at least one Business Day prior to the redemption date, the Issuer shall deposit, or cause to be deposited, with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus, accrued and unpaid interest, if any, on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.11 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled (or if the Note is a Global Note, an adjustment shall be made to the “Schedule of Increases or Decreases in Global Note” attached thereto in accordance with the applicable procedures of the Depositary).

ARTICLE IV

COVENANTS

SECTION 4.01 Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date, that is at least one Business Day prior to the payment date, the Trustee or the Paying Agent holds as of 11:00 a.m. New York City time money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02 Reports.

(a)                     For so long as the Notes are outstanding, the Parent Guarantor shall provide to the Trustee and each Holder, without cost to such Holder or to the Trustee:

(i)                      within 120 days after the close of each fiscal year, annual reports in English, including audited financial statements (containing a consolidated balance sheet as of the end of such fiscal year and immediately preceding fiscal year and consolidated statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year) with a report thereon by an internationally recognized independent firm of chartered accountants and a management’s discussion and analysis of results of operations and financial condition,

(ii)                     within 90 days after the close of each of the first three fiscal quarters of each fiscal year, quarterly reports including interim financial statements (containing a consolidated balance sheet as of the end of such fiscal quarter and immediately preceding fiscal year and consolidated statements of income, retained earnings and cash flows for each interim period covered thereby and for the comparable period of the immediately preceding fiscal year) with a management’s discussion and analysis of results of operations and financial condition and

(iii)                    within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Parent Guarantor containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to (a) Item 1.01, (b) Item 1.02, (c) Item 1.03, (d) Item 2.01, (e) Item 2.03, (f) Item 2.04, (g) Item 4.01, (h) Item 4.02, (i) Item 5.01, (j) Item 5.02(a), (k), Item 5.02(b), (l), Item 5.02(c), (m), Item 9.01(a) and (b) (only to the extent relating to any of the foregoing) of Form 8-K if the Parent Guarantor had been a reporting company under the Exchange Act;

provided, however, that no such current reports (or Items thereof or all or a portion of the financial statements that would have otherwise been required thereby) shall be required to be delivered (or included) if the Parent Guarantor determines in its good faith judgment that such event (or information) is not material to Holders or the business, assets, operations, financial position or prospects of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

The Parent Guarantor need not provide annual, quarterly or current reports to the Trustee or any Holder if and to the extent that the Parent Guarantor files or furnishes such reports with the SEC and such reports are available on the SEC website within the time periods referred to in Section 4.02(a)(i), (ii) and (iii). All financial statements contained in the annual and quarterly reports shall be prepared in accordance with GAAP. To the extent that the annual and quarterly reports are not available on the SEC website, the Parent Guarantor shall deliver such reports to the Trustee and shall post such annual and quarterly reports on a website (which may be password protected and may be maintained by the Parent Guarantor or a third party) to which access with be given to Holders and prospective purchasers of Notes (which prospective purchasers may be limited to “qualified institutional buyers” as defined in Rule 144A under the Securities Act), non-U.S. persons (as defined in Regulation S under the Securities Act), market makers affiliated with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., or BMO Capital Markets Corp. and securities analysts that certify their status as such to the reasonable satisfaction of the Parent Guarantor and who acknowledge the confidentiality of the information.

The annual and quarterly reports shall not be required to: (i) comply with any of Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Item 9A of Form 10-K and Items 307 and 308 of Regulation S-K promulgated by the SEC, Item 302 of Regulation S-K, Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), Item 601 of Regulation S-K (with respect to exhibits), Rule 3-09, 3-10 or 3-16 of Regulation S-X, Section 13(p) (including on Form SD under Rule 13p-1), Section 13(q) or Section 13(r) of the Exchange Act, in each case, or any successor provision thereto, or (ii) include separate financial statements or financial information of the Issuer or the Subsidiary Guarantors.

(b)                     The Parent Guarantor shall also:

(i)                      as soon as practicable, but in any event, no later than 20 Business Days, after furnishing to the Trustee and Holders the annual report required by Section 4.02(a)(i) and the quarterly report for a fiscal quarter required by Section 4.02(a)(ii), hold a conference call in which securities analysts, Holders and prospective purchasers of Notes that certify that they are qualified institutional buyers, non-U.S. persons, market makers affiliated with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. or BMO Capital Markets Corp. and securities analysts that certify their status as such may participate to discuss such report and the results of operations for the relevant reporting period; provided that so long as the Parent Guarantor continues to hold publicly accessible quarterly conference calls for equity investors the requirements of this Section 4.02(b)(i) shall be satisfied; and

(ii)                     issue a press release to an internationally recognized wire service no fewer than five Business Days prior to the date of the conference call required by the foregoing Section 4.02(b)(i), announcing the time and date of such conference call and either including all information necessary to access the call or directing market makers affiliated with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. or BMO Capital Markets Corp. securities analysts, Holders and prospective purchasers of Notes that are able to certify that they are qualified institutional buyers or non-U.S. persons may participate to contact the appropriate person at the Parent Guarantor to obtain the information.

(c)                     The Parent Guarantor shall deliver written notice, in the form of an Officer’s Certificate, to a Responsible Officer of the Trustee within 30 days after an Officer becoming aware of the occurrence of a Default or an Event of Default, the status thereof and what action the Parent Guarantor or Issuer is taking or proposes to take in respect thereof.

(d)                     In the event that the Parent Guarantor is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Parent Guarantor shall also, for so long as any the Notes remain “restricted securities” under Rule 144(a)(3) under the Securities Act, furnish or cause to be furnished to the Holders, beneficial owners of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)                     The Trustee shall have no duty to review or analyze any reports furnished or made available to it. Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, included the Issuer’s or Parent Guarantor’s compliance with any of their covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or Parent Guarantor’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under this indenture, or participate in any conference calls.

SECTION 4.03 Limitation on Indebtedness.

(a)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided that the Parent Guarantor, the Issuer or any Subsidiary Guarantor may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and the application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be not less than 2.00 to 1.00; provided, further that any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor may not Incur any Indebtedness under this Section 4.03(a).

(b)                     Notwithstanding the foregoing Section 4.03(a), the Parent Guarantor, and to the extent provided below, the Issuer, any Subsidiary Guarantor or any other Restricted Subsidiary may Incur any or all of the following Indebtedness (any such Indebtedness Incurred pursuant to this Section 4.03(b) being herein referred to as “Permitted Indebtedness”):

(i)                      Indebtedness pursuant to any ABL Credit Facilities (with outstanding letters of credit, bank guarantees and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Note Guarantors thereunder); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(i) and then outstanding does not exceed the ABL Debt Cap;

(ii)                     Indebtedness owed to and held by the Parent Guarantor and/or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Guarantor or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this Section 4.03(b)(ii), (B) if the Issuer is the obligor on any such Indebtedness owing to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all its obligations with respect to the Notes and (C) if a Note Guarantor is the obligor on any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Note Guarantor, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guarantee;

(iii)                    the Notes (other than any Additional Notes) and the Note Guarantees thereof;

(iv)                    Indebtedness outstanding on the Issue Date (other than (A) Indebtedness described in Section 4.03(b)(i) or (iii) and (B) Indebtedness being repaid with the proceeds from the sale of the Notes) including but not limited to Indebtedness represented by, or Attributable Debt in respect of, a Sale/Leaseback Transaction of the Parent Guarantor or any Restricted Subsidiary outstanding on the Issue Date and obligations of the Parent Guarantor or any Restricted Subsidiary assumed as the deferred purchase price relating to the Stanwell Reserved Area/Stanwell Rebate;

(v)                     Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired, directly or indirectly, by the Parent Guarantor (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired, directly or indirectly, by the Parent Guarantor); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Parent Guarantor would have been entitled to Incur at least $1.00 of Indebtedness pursuant to Section 4.03(a) or (y) the Fixed Charge Coverage Ratio would be greater than or equal to the Fixed Charge Coverage Ratio immediately prior to giving pro forma effect thereto;

(vi)                    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.03(a) or of Permitted Indebtedness Incurred pursuant to Section 4.03(b)(iii), (iv), (v), (xi), (xii), (xviii) or this clause (vi);

(vii)                   Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary pursuant to Hedging Obligations entered into and for the purpose of protecting the Parent Guarantor or any such Restricted Subsidiary from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(viii)                  obligations in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances, performance, bid, appeal, surety or similar bonds and letters of credit, bank guarantees or completion and performance guarantees or equipment leases or other similar obligations provided or Incurred by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(ix)                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(x)                      Indebtedness consisting of any Guarantee by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries that was permitted to be Incurred by another provision of this Section 4.03; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the Guarantee thereof shall be subordinated or pari passu, as applicable, to at least the same extent as the Indebtedness being Guaranteed;

(xi)                     Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary to finance all or any part of the purchase price or cost of installation or improvement of mining equipment to be used in the Related Business at the Curragh Mine, provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(xi), together with refinancings thereof, and then outstanding does not exceed $40.0 million (or the U.S. Dollar Equivalent thereof);

(xii)                    Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary (including Capital Lease Obligations, mortgage financings and purchase money obligations) to finance all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal) (including the lease purchase price of land use rights), plant or equipment (including through the acquisition of Capital Stock of any Person that owns property, plant or equipment which shall, upon such acquisition, become a Restricted Subsidiary) to be used in the Related Business, provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(xii), together with refinancings thereof, and then outstanding does not exceed $50.0 million (or the U.S. Dollar Equivalent thereof);

(xiii)                  Indebtedness to the extent that the net proceeds thereof are promptly deposited (and in no event more than five Business Days thereafter) to defease or to satisfy and discharge the Notes;

(xiv)                  Indebtedness arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, Note Guarantees or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Parent Guarantor or any Restricted Subsidiary pursuant to such agreements, in any case, Incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Parent Guarantor or any Restricted Subsidiary from the disposition of such business, assets or Equity Interests;

(xv)                  obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, performance and completion guarantees and similar obligations provided by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xvi)                  Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or other arrangements, in each case, in the ordinary course of business;

(xvii)                 Indebtedness in connection with Permitted Securitization Financings or Permitted Factoring Arrangements;

(xviii)                Indebtedness of, Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Parent Guarantor and any Restricted Subsidiary; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(xviii), together with refinancings thereof, and then outstanding does not exceed $30.0 million (or the U.S. Dollar Equivalent thereof);

(xix)                   Indebtedness in respect of the Curragh Transaction;

(xx)                    Indebtedness in respect of payments, including deferred payments and any related interest payments, of stamp duty, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar taxes by the Parent Guarantor or any of its Restricted Subsidiaries in connection with the acquisition of the Curragh Mine in 2018, in an aggregate principal amount at any time outstanding which does not exceed $35.0 million (or the U.S. Dollar Equivalent thereof); and

(xxi)                   Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding which, when taken together with all other Indebtedness outstanding under this Section 4.03(b)(xxi), does not exceed the greater of (x) $50.0 million (or the U.S. Dollar Equivalent thereof) and (y) 2.5% of Consolidated Tangible Assets.

(c)                     For purposes of determining compliance with this Section 4.03:

(i)                      in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Parent Guarantor, in its sole discretion, shall be permitted to classify such item of Indebtedness (or any portion thereof) at the time of Incurrence (and in the case of a reclassification, only to the extent the reclassified item could be Incurred pursuant to the criteria at the time of such reclassification) in any manner that complies with this Section 4.03 and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, that all ABL Debt shall be deemed to have been Incurred in reliance on the exception provided by Section 4.03(b)(i) above, and may not be reclassified;

(ii)                     the Parent Guarantor shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(d)                     For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

(e)                     Neither the Issuer nor any Note Guarantor shall incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Note Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(f)                      Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

SECTION 4.04 Limitation on Restricted Payments.

(a)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment unless at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment:

(i)                      no Default or Event of Default shall have occurred and be continuing (or would result therefrom); and

(ii)                     immediately after giving effect to such Restricted Payment on a pro forma basis, the Parent Guarantor could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(iii)                    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (including Restricted Payments permitted by Section 4.04(b)(iii), but excluding all other Restricted Payments permitted by Section 4.04(b)) shall not exceed the sum of (without duplication):

(1)                     50% of the cumulative Consolidated Net Income (or, if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Parent Guarantor and its Restricted Subsidiaries earned during the period beginning on the first day of the fiscal quarter commencing on January 1, 2021 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (treating such period as a single accounting period); plus

(2)                     100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Parent Guarantor) of property other than cash, received by the Parent Guarantor after the Issue Date from the issue or sale of Equity Interests of the Parent Guarantor (other than Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Parent Guarantor or a Restricted Subsidiary) but excluding the 2021 Equity Offering, plus

(3)                     100% of the aggregate amount of contributions to the capital of the Parent Guarantor received in cash and the Fair Market Value (as determined in good faith by the Parent Guarantor) of property other than cash after the Issue Date, plus

(4)                     100% of the principal amount of any Indebtedness of the Parent Guarantor or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Parent Guarantor (other than Disqualified Stock), plus

(5)                     100% of the aggregate amount received by the Parent Guarantor or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Parent Guarantor) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)     the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Parent Guarantor and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Parent Guarantor or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made in a joint venture or an Unrestricted Subsidiary pursuant to Section 4.04(b)(vi)),

(B)     the sale (other than to the Parent Guarantor or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)     a distribution or dividend from an Unrestricted Subsidiary, plus

(6)                     in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Parent Guarantor) of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vi) or constituted a Permitted Investment).

(b)                     The provisions of the preceding Section 4.04(a) shall not prohibit:

(i)                      any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made in exchange for, Equity Interests of the Parent Guarantor (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or to a trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent contribution to the common equity capital of the Parent Guarantor;

(ii)                     any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness which is permitted to be Incurred pursuant to Section 4.03;

(iii)                    the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the call for a redemption thereof, if at such date of declaration or call for redemption such payment would have complied with Section 4.04(a);

(iv)                   so long as no Default has occurred and is continuing (or would result therefrom), (A) the purchase, redemption or other acquisition of Equity Interests of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any employment agreement, equity subscription agreement, stock option agreement or similar agreement or stock option plan and (B) the purchase of Equity Interests of the Parent Guarantor in connection with the award of restricted stock grants to employees or directors of the Parent Guarantor or any of its Subsidiaries pursuant to the terms of any employment agreement or employee benefit plan to cover restricted shares granted pursuant to such contract or plan; provided, however, that the amount of such Restricted Payments under clauses (A) and (B), in the aggregate, shall not exceed $7.5 million (or the U.S. Dollar Equivalent thereof) in any calendar year, although such amount may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Parent Guarantor or any Restricted Subsidiary after the Issue Date;

(v)                     the declaration and payments of dividends or distributions on Preferred Stock of a Restricted Subsidiary or Disqualified Stock issued pursuant to Section 4.03; provided, however, that, at the time of payment of such dividend or distribution, no Default has occurred and is continuing (or would result therefrom);

(vi)                    Investments in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Parent Guarantor), taken together with all other Investments made pursuant to this Section 4.04(b)(vi) that are at that time outstanding, not to exceed $10.0 million (or the U.S. Dollar Equivalent thereof); provided, however, that if any Investment pursuant to this Section 4.04(b)(vi) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this Section 4.04(b)(vi) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(vii)                   the declaration and payment of dividends on account of, or repurchases of, Equity Interests of the Parent Guarantor; provided that the total amount of dividends declared and paid pursuant to this Section 4.04(b)(vii) in any calendar year shall not exceed the greater of (x) 1.25% of Market Capitalization and (y) $12.5 million (or the U.S. Dollar Equivalent thereof);

(viii)                  repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of the Parent Guarantor to the extent such repurchased Equity Interests represent a portion of the exercise price thereof or applicable withholding taxes, if any;

(ix)                    cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of the Parent Guarantor; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04;

(x)                     the payment of any dividend or distribution by a Restricted Subsidiary that it not a Wholly Owned Subsidiary on a pro rata basis;

(xi)                    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Obligations or Disqualified Stock of the Issuer or any Note Guarantor at a purchase price not greater than 101% of the principal amount thereof or liquidation preference, as the case may be, in the event of a Change of Control pursuant to a provision no more favorable to the Holders thereof than Section 4.08; provided that, prior to the making of any such Restricted Payment pursuant to this Section 4.04(b)(xi), the Parent Guarantor or the Issuer shall have made a Change of Control Offer and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the offer to purchase;

(xii)                   any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing;

(xiii)                  so long as no Default has occurred and is continuing (or would result therefrom), other Restricted Payments so long as, immediately after giving effect to such Restricted Payment, the Net Leverage Ratio for the Four Quarter Period immediately preceding such Restricted Payment is not greater than 1.50 to 1.00 on a pro forma basis; or

(xiv)                  so long as no Default has occurred and is continuing (or would result therefrom), other Restricted Payments in an aggregate amount not to exceed $30.0 million (or the U.S. Dollar Equivalent thereof).

(c)                     Notwithstanding Section 4.04(a) or (b), no Restricted Payment shall be permitted to be made unless, immediately after giving effect to such Restricted Payment on a pro forma basis (including the payment of any dividend declared or redemption for which notice has been provided), the Pro Forma Liquidity is equal to or greater than $125.0 million; provided, however, that such Pro Forma Liquidity condition shall not apply to Restricted Payments made in reliance on Section 4.04(b)(iii), (v), (viii), (ix), (x) and (xii).

(d)                     In addition, prior to declaring or making any Restricted Payment in reliance on Section 4.04(a) or on Section 4.04(b)(xiii), the Issuer shall commence an offer to repurchase (a “Restricted Payment Offer”) an aggregate principal amount of the Notes equal to the amount of the proposed Restricted Payment to be made in reliance on Section 4.04(a) or on Section 4.04(b)(xiii). Each Restricted Payment Offer shall be made at a price (expressed as a percentage of principal amount thereof) equal to 104% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Each Holder shall have the right to decline its pro rata portion of any Restricted Payment Offer (the aggregate principal amount of Notes that decline, the “Declined Amounts”). Any Declined Amounts may be retained by the Parent Guarantor and used for any purpose not otherwise prohibited by this Indenture, including the making of Restricted Payments, at any time or from time to time, in reliance on Section 4.04(a) or on Section 4.04(b)(xiii) to the extent permitted thereunder. For the avoidance of doubt, no Restricted Payment Offer shall be required to be made with any Declined Amounts that are used, at any time or from time to time, to make any Restricted Payment in reliance on Section 4.04(a) or Section 4.04(b)(xiii).

Example: If the Parent Guarantor proposes to declare or make a Restricted Payment equal to $10.0 million under Section 4.04(b)(xiii), prior to declaring or making such Restricted Payment the Issuer shall commence a Restricted Payment Offer to all Holders on a pro rata basis to repurchase an aggregate principal amount of Notes of $10.0 million at a price (expressed as a percentage of principal amount thereof) equal to 104%, plus accrued and unpaid interest, if any, to, but excluding the date of purchase and, (x) to the extent $10.0 million (or more) of Notes are tendered and repurchased in such offer, upon commencement of such Restricted Payment Offer, the Parent Guarantor shall be permitted to make Restricted Payments up to $10.0 million, and (y) to the extent $5.0 million of Notes are tendered and repurchased (and $5.0 million become Declined Amounts), upon commencement of such Restricted Payment Offer, the Parent Guarantor shall be permitted to make Restricted Payments up to $10.0 million and upon such repurchase, the Parent Guarantor shall be permitted to make an additional $5.0 million of Restricted Payments from such Declined Amounts (subject to compliance with the requirements of Section 4.04(b)(xiii) and no Restricted Payment Offer shall be required to be made with respect to Restricted Payments made from Declined Amounts).

(e)                     Notwithstanding anything to the contrary, neither the Parent Guarantor nor any Restricted Subsidiary shall be permitted to make an Investment in an Unrestricted Subsidiary consisting of any Material Leased Real Property, Material Owned Real Property or any material machinery, equipment or intellectual property.

(f)                      The amount of any Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any security, property or other assets that are required to be valued by this Section 4.04 shall be the Fair Market Value. The amount of all Restricted Payments in cash shall be its face amount. For purposes of determining compliance with any U.S. dollar restriction on Restricted Payments, the U.S. dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Parent Guarantor or the Restricted Subsidiary, as the case may be, actually makes such Restricted Payment.

(g)                     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Restricted Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(h)                     If more Notes are tendered pursuant to a Restricted Payment Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Issuer in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (and the Issuer shall notify the Trustee of any such listing), or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Issuer deems appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of a minimum of $2,000 or less shall be purchased in part.

Notices of a Restricted Payment Offer shall be mailed by the Issuer by first class mail, postage prepaid, or delivered electronically if held at the Depository, at least 10 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address, with a copy to the Trustee (which notice shall include, among other things set forth in this Indenture, the amount of the Restricted Payment Offer).

If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

In connection with any Restricted Payment Offer, the Issuer shall mail to each Holder’s registered address, or deliver electronically if held by the Depository, with a copy to the Trustee a notice stating:

(i)   that a Restricted Payment Offer is being made and the aggregate amount of Notes subject to such Restricted Payment Offer and that such Holder has the right to require the Issuer to repurchase a pro rata amount of such Holder’s Notes at a repurchase price in cash equal to 104% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)  the circumstances and relevant facts about the proposed Restricted Payment necessitating the Issuer to commence such Restricted Payment Offer;

(iii)  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically); and

(iv) the instructions determined by the Issuer, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election in accordance with the applicable procedures of DTC, or if the notes are in definitive form, if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On the purchase date, all Notes purchased by the Issuer under this Section 4.04 shall be or caused to be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

Notes repurchased by the Issuer pursuant to a Restricted Payment Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer.

At the time the Issuer delivers or causes to be delivered Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.04. A Note shall be deemed to have been accepted for purchase at the time the Issuer, directly or through an agent (which may be the Trustee), mails or delivers payment therefor to the surrendering Holder.

Prior to any Restricted Payment Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

For purposes of determining compliance with this Section 4.04, (a) in the event that a proposed Restricted Payment or any Restricted Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.04(b)(i) through (xiv) or is entitled to be made Section 4.04(a), or (b) in the event that any Permitted Investment meets the criteria of more than one of the clauses of such term, then the Parent Guarantor may, in its sole discretion, classify, or later divide, classify or reclassify (as if made at such later time), such Restricted Payment or any Investment (or any portion thereof) in any manner that complies with this Section 4.04 or the definition of “Permitted Investments.”

SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)                      pay dividends or make any other distributions to the Parent Guarantor or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock);

(ii)                     pay any Indebtedness owed to the Issuer or any Note Guarantor;

(iii)                    make any loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries; or

(iv)                    sell, lease or transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries,

provided that it being understood that (A) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock; (B) the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary; and (C) the provisions contained in documentation governing Indebtedness requiring transactions between or among the Parent Guarantor and any Restricted Subsidiary or between or among any Restricted Subsidiary to be on fair and reasonable terms or on an arm’s length basis, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)                     The provisions of Section 4.05(a) shall not apply to any encumbrances or restrictions:

(i)                      with respect to existing agreements in effect on the Issue Date, or in the Notes, the Note Guarantees, this Indenture, the Security Documents, the Intercreditor Agreements and any extensions, refinancings, renewals, supplements, amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(ii)                     existing under or by reason of applicable law, rule, regulation, license, concession, approval, decree or order issued by any government or any agency thereof;

(iii)                    with respect to any agreement or instrument of a Person acquired, directly or indirectly, by the Parent Guarantor as in effect at the time of such acquisition (to the extent such agreement or instrument was not entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person, or property and assets of the Person, so acquired, and any extensions, refinancings, renewals, supplements, amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(iv)                    that (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to, any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or any Restricted Subsidiary;

(v)                     with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.03 and Section 4.06;

(vi)                    existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, and any extensions, refinancings, renewals, supplements or amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(vii)                   imposed pursuant to any Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(viii)                  restrictions on cash, cash equivalents, marketable securities, investment grade securities or other deposits or net worth imposed by insurers, sureties, bonding companies, customers or suppliers under contracts entered into in the ordinary course of business;

(ix)                    arising from provisions in joint venture agreements and other similar agreements if, as determined by the Board of Directors in good faith, the encumbrances or restrictions are (i) customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Issuer to make required payments on the Notes;

(x)                     with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness permitted under Section 4.03 if, as determined by the Board of Directors, the encumbrances or restrictions (A) are customary for such type of agreement and (B) would not, at the time agreed to, be expected to materially and adversely affect the ability to make required payments on the Notes; or

(xi)                    any encumbrances or restrictions contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary.

SECTION 4.06 Sales of Assets and Subsidiary Stock.

(a)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(x) the Parent Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (as determined in good faith by the Parent Guarantor at the time of contractually agreeing to such Asset Disposition) (including the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(y) at least 75% of the consideration thereof received by the Parent Guarantor or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or Replacement Assets.

The following shall in each case be deemed to be Temporary Cash Investments for the purposes of this Section 4.06(a):

(i)                      The assumption or discharge of Indebtedness of the Parent Guarantor (other than obligations in respect of Disqualified Stock of the Parent Guarantor) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) or other obligations or liabilities as shown on the Parent Guarantor or such Restricted Subsidiary’s balance sheet or the notes thereto;

(ii)                     securities, notes or other similar obligations received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of their receipt to the extent of the cash or Temporary Cash Investments received in that conversion; and

(iii)                    any Designated Non-Cash Consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.06(a)(ii)(3) that is at that time outstanding, not to exceed the greater of (x) $25.0 million (or the U.S. Dollar Equivalent thereof) and (y) 2.5% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value),

(b)                     Within 365 days of the receipt of any Net Available Cash from such Asset Disposition, the Parent Guarantor (or such Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Available Cash, at its option:

(i)                      to the extent such Net Available Cash is from an Asset Disposition of Collateral, to:

(1)                                      if the assets subject to such Asset Disposition constitute ABL Priority Collateral, to reduce the outstanding principal amount of ABL Lien Obligations;

(2)                                      if the assets subject to such Asset Disposition constitute Notes Priority Collateral, to reduce the outstanding principal amount of Priority Lien Debt; provided, however, that in the case of this Section 4.06(b)(i)(2), the Parent Guarantor shall, equally and ratably with the reduction of any other Priority Lien Debt, reduce the principal amount of Notes outstanding, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with original issue discount, 100% of the accreted value thereof) or through redemption, or shall offer (in accordance with the procedures set forth below in Section 4.06(c)(i)) to all Holders to purchase their Notes at 100% of the principal amount thereof (or, in the event that the Notes were issued with original issue discount, 100% of the accreted value thereof), plus accrued but unpaid interest, if any, to, but excluding, the date of redemption or purchase and thereon up to a principal amount which, if the offer were accepted, would result in such reduction (it being understood that any portion of such Net Available Cash used to make an offer to purchase Notes shall be deemed to have permanently reduced the principal amount of Notes outstanding that were the subject of the offer whether or not such offer is accepted);

(3)                                      to acquire Replacement Assets that are or that become Collateral; provided that a binding commitment to invest in Replacement Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Parent Guarantor or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash shall be applied to satisfy such commitment within 270 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Disposition and 270 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Parent Guarantor or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 270 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 270 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds; and/or

(4)                                      to make a Collateral Proceeds Offer (as defined below);

(ii)                     to the extent such Net Available Cash is from an Asset Disposition of assets not constituting Collateral, to:

(1)                                      to reduce the outstanding principal amount of Permitted Indebtedness Incurred pursuant Section 4.03(b)(i);

(2)                                      to reduce the outstanding principal amount of any other Indebtedness of the Parent Guarantor, the Issuer or any Subsidiary Guarantor that is pari passu in right of payment with the Notes or a Note Guarantee; provided, however, that in the case of this Section 4.06(b)(ii)(2), the Parent Guarantor shall equally and ratably reduce the principal amount of Notes outstanding, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with original issue discount, 100% of the accreted value thereof) or through redemption, or shall offer (in accordance with the procedures set forth below in Section 4.06(c)(ii)) to all Holders to purchase their Notes at 100% of the principal amount thereof (or, in the event that the Notes were issued with original issue discount, 100% of the accreted value thereof), plus accrued but unpaid interest, if any, to, but excluding, the date of redemption or purchase and thereon up to a principal amount which, if the offer were accepted, would result in such reduction (it being understood that any portion of such Net Available Cash used to make an offer to purchase Notes shall be deemed to have permanently reduced the principal amount of Notes outstanding that were the subject of the offer whether or not such offer is accepted;

(3)                                      to reduce the outstanding principal amount of Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor (other than Indebtedness owed to the Parent Guarantor or an Affiliate of the Parent Guarantor);

(4)                                      to acquire Replacement Assets; provided that a binding commitment to invest in Replacement Assets shall be treated as a permitted application of the Net Available Cash from the date of an Acceptable Commitment and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Disposition and 270 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Parent Guarantor or such Restricted Subsidiary enters into a Second Commitment within 270 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 270 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds; and/or

(5)                                      to make a Proceeds Offer (as defined below);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 4.06(b)(i)(1), (ii)(1) or (ii)(3), the Parent Guarantor or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash may be applied to temporarily reduce revolving credit indebtedness or otherwise invested in any manner not prohibited by this Indenture.

(c)                     (i) Any Net Available Cash from Asset Dispositions of Collateral that is not applied in accordance with Section 4.06(b)(i) shall constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $15.0 million (or the U.S. Dollar Equivalent thereof), within 30 days thereof, the Parent Guarantor shall make an offer (a “Collateral Proceeds Offer”) to the Holders (and, to the extent required or permitted by the terms of any Priority Lien Debt, to all holders of such other Priority Lien Debt outstanding with similar provisions requiring the Parent Guarantor, the Issuer or such Subsidiary Guarantor to make an offer to purchase or redeem such other Priority Lien Debt with the proceeds from any Asset Disposition) to purchase the maximum principal amount of Notes (and such Priority Lien Debt) that may be purchased with such Collateral Excess Proceeds pursuant to and subject to the conditions contained in this Indenture. The Parent Guarantor shall purchase Notes tendered pursuant to an offer by the Parent Guarantor for the Notes (and such Priority Lien Debt) at a purchase price of 100% of their principal amount (or, in the event such Priority Lien Debt was issued with original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest to, but excluding, the date or purchase (or, in respect of such Priority Lien Debt, such lesser price, if any, as may be provided for by the terms of such Priority Lien Debt) in accordance with the procedures (including prorating in the event of over subscription) set forth in this Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Parent Guarantor shall select the securities to be purchased on a pro rata basis or in accordance with DTC procedures but in round denominations, which in the case of the Notes shall be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000. Upon completion of such Collateral Proceeds Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

(ii)                     Any Net Available Cash from Asset Dispositions of assets not constituting Collateral that is not applied in accordance with Section 4.06(b)(ii) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million (or the U.S. Dollar Equivalent thereof), within 30 days thereof, the Parent Guarantor shall make an offer (a “Proceeds Offer”) to the Holders (and, to the extent required by the terms of other Indebtedness of the Parent Guarantor, the Issuer or a Subsidiary Guarantor that is pari passu with the Notes or a Note Guarantee, to all holders of such other pari passu Indebtedness outstanding with similar provisions requiring the Parent Guarantor, the Issuer or such Subsidiary Guarantor to make an offer to purchase or redeem such pari passu Indebtedness with the proceeds from any Asset Disposition) to purchase the maximum principal amount of Notes (and such pari passu Indebtedness) that may be purchased with such Excess Proceeds pursuant to and subject to the conditions contained in this Indenture. The Parent Guarantor shall purchase Notes tendered pursuant to an offer by the Parent Guarantor for the Notes (and such pari passu Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such pari passu Indebtedness was issued with original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest to, but excluding, the date of redemption or purchase (or, in respect of such pari passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness) in accordance with the procedures (including prorating in the event of over subscription) set forth in this Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Parent Guarantor shall select the securities to be purchased on a pro rata basis or in accordance with DTC procedures but in round denominations, which in the case of the Notes shall be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000. Upon completion of such Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

(d)                     The Parent Guarantor shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes as a result of an Asset Disposition. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Section described hereunder, the Parent Guarantor shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Section described hereunder by virtue of its compliance with such securities laws or regulations.

(e)                     In connection with a Collateral Proceeds Offer or Proceeds Offer, as applicable, the Issuer shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Available Cash from the Asset Disposition pursuant to which such Collateral Proceeds Offer or Proceeds Offer, as applicable, is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On the Collateral Proceeds Offer or Proceeds Offer purchase date, as applicable, the Issuer shall irrevocably deposit with the Trustee or with the applicable Paying Agent (or, if the Issuer, the Parent Guarantor or a Subsidiary of the Parent Guarantor is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Collateral Proceeds Offer or Proceeds Offer purchase price, as applicable, to be paid in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Collateral Proceeds Offer or Proceeds Offer, as applicable, remains open (the “Offer Period”), the Issuer shall deliver or cause to be delivered to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Collateral Proceeds Offer or Proceeds Offer purchase price, as applicable, delivered by the Issuer to the Trustee or the applicable tender agent are greater than the purchase price of the Notes tendered, the Trustee or the applicable tender agent shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(f)                      Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Priority Lien Obligations are tendered pursuant to a Collateral Proceeds Offer or Proceeds Offer, as applicable, than the Issuer is required to purchase, selection of such Priority Lien Obligations for purchase shall be made by the Issuer in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (and the Issuer shall notify the Trustee of any such listing), or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Issuer deems appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of a minimum of $2,000 or less shall be purchased in part. Selection of such other Priority Lien Obligations (other than the Notes) shall be made pursuant to the terms of such other Priority Lien Obligations.

(g)                     Notices of a Collateral Proceeds Offer or Proceeds Offer, as applicable, shall be mailed by the Issuer by first class mail, postage prepaid, or delivered electronically if held by the Depository, at least 10 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address, with a copy to the Trustee. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

SECTION 4.07 Transactions with Affiliates.

(a)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent Guarantor involving aggregate payments or consideration in excess of $10.0 million (or the U.S. Dollar Equivalent thereof) (an “Affiliate Transaction”) unless:

(i)                      the terms of the Affiliate Transaction are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(ii)                     if such Affiliate Transaction involves an amount in excess of $25.0 million (or the U.S. Dollar Equivalent thereof), the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Parent Guarantor disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in Section 4.07(a)(i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Parent Guarantor.

(b)                     The provisions of Section 4.07(a) shall not prohibit:

(i)                      transactions between or among the Parent Guarantor and/or its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii)                     any Permitted Investment and any Restricted Payment permitted to be made pursuant to Section 4.04;

(iii)                    any indemnification agreement, consulting, service or termination agreement or similar arrangement, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or other employee or compensation benefit plan, in each case approved by the Board of Directors of the Parent Guarantor;

(iv)                    transactions in which the Board of Directors of the Parent Guarantor shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Parent Guarantor and its Restricted Subsidiaries or meets the requirements of Section 4.07(a)(i);

(v)                     payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Parent Guarantor in good faith;

(vi)                    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm and otherwise in compliance with the terms of this Indenture, which are fair to the Parent Guarantor and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent Guarantor, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice or industry norm;

(vii)                   the payment of reasonable fees to directors or managers, as applicable, of the Parent Guarantor and its Restricted Subsidiaries who are not employees of the Parent Guarantor or its Restricted Subsidiaries and the payment of customary indemnification to directors, managers, officers and employees of the Parent Guarantor and its Restricted Subsidiaries;

(viii)                 any transaction with a Person (other than an Unrestricted Subsidiary of the Parent Guarantor) which would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person or solely because the Parent Guarantor or a Restricted Subsidiary has the right to designate one or more members of the Board of Directors or similar governing body of such Person;

(ix)                    the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Parent Guarantor;

(x)                     pledges of Equity Interests of Unrestricted Subsidiaries;

(xi)                    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xii)                   any employment agreements entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(xiii)                  any contributions to the common equity capital of the Parent Guarantor;

(xiv)                  payments by the Parent Guarantor or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Parent Guarantor in good faith;

(xv)                   transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Parent Guarantor in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Parent Guarantor and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture or the Priority Lien Security Documents;

(xvi)                  investments by the Permitted Holders in securities of the Parent Guarantor or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(xvii)                 sales of coal to Xcoal Energy & Resources, LLC, or its Affiliates, in the ordinary course of business;

(xviii)                transactions pursuant to agreements in effect on the Issue Date and described in the Offering Memorandum, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not materially more disadvantageous to the Parent Guarantor and its Restricted Subsidiaries than the original agreement in effect on the Issue Date; and

(xix)                  any transaction pursuant to any Permitted Securitization Financing.

(c)                     Notwithstanding Section 4.07(a), (i) any portfolio company that is an Affiliate of the Permitted Holders (regardless of whether such Permitted Holder is itself an Affiliate) shall not be considered an Affiliate of the Parent Guarantor or its Restricted Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business and (ii) no Permitted Holder shall be considered an Affiliate of the Parent Guarantor or its Restricted Subsidiaries with respect to any transaction unless such Permitted Holder meets the definition of Affiliate.

SECTION 4.08 Change of Control.

(a)                     Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08, except to the extent the Issuer has previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture.

(b)                     Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption in accordance with Article III of this Indenture, the Issuer shall mail to each Holder’s registered address, or deliver electronically if the Notes are held by DTC, a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)                      that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)                     the transaction or transactions constituting such Change of Control;

(iii)                    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or delivered electronically if the Notes are held by DTC); and

(iv)                    the instructions, as determined by the Issuer, consistent with the Section described hereunder, that a Holder must follow in order to have its Notes purchased.

(c)                     Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election in accordance with the applicable procedures of DTC, or in the case of definitive notes, if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)                     On the purchase date, all Notes purchased by the Issuer under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)                     Notwithstanding the provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to this Indenture for all outstanding Notes as described in Article III, unless there is a default in payment of the applicable redemption price or the redemption is not consummated due to a failure of a condition precedent contained in the applicable redemption notice to be satisfied. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(f)                      Notes repurchased by the Issuer pursuant to a Change of Control Offer shall have the status of Notes issued but not outstanding or shall be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to this Section 4.08 shall have the status of Notes issued and outstanding.

(g)                     At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Issuer, directly or through an agent (which may be the Trustee), mails or delivers payment therefor to the surrendering Holder.

(h)                     Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that (i) such offer is authorized or permitted by the terms of this Indenture and the Notes and (ii) all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(i)                      The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Section described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Section described hereunder by virtue of its compliance with such securities laws or regulations.

(j)                      If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior written notice to the Holders (with a copy to the Trustee), given not more than 10 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Any such redemption shall be effected pursuant to Article III.

SECTION 4.09 Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending December 31, 2021, an Officer’s Certificate stating that a review has been conducted of the activities of the Parent Guarantor and the Restricted Subsidiaries and the Parent Guarantor’s and the Restricted Subsidiaries’ performance under this Indenture and that the Parent Guarantor and each Restricted Subsidiary have fulfilled all of their respective obligations hereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

SECTION 4.10 Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture, the Security Agreement and any other Priority Lien Security Document.

SECTION 4.11 Future Subsidiary Guarantors.

(a)                     The Parent Guarantor shall cause (i) each Restricted Subsidiary (other than the Issuer) that guarantees or becomes a borrower or issuer under any ABL Debt, any other Priority Lien Obligations, any Future Priority Lien Indebtedness or any Junior Lien Obligations and (ii) each Restricted Subsidiary (other than the Issuer and an Exempted Subsidiary) that guarantees any other Indebtedness for borrowed money of the Parent Guarantor, the Issuer or any of the Subsidiary Guarantors, to execute and deliver to the Trustee a Guarantee Agreement (and with such documentation relating thereto as required under the Security Agreement or any other Priority Lien Security Document or as the Trustee may reasonably require, including an Officer’s Certificate and Opinions of Counsel as to the enforceability of such Guarantee Agreement), pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor and a Grantor.

(b)                     In the event that after the Issue Date, the Parent Guarantor is required to cause a Restricted Subsidiary to execute and deliver to the Trustee a Guarantee Agreement pursuant to Section 4.11(a) (such Restricted Subsidiary, a “New Subsidiary Guarantor”), the Parent Guarantor shall, and shall cause the New Subsidiary Guarantor and each other Subsidiary Guarantor to, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, amendments to the Priority Lien Security Documents, certificates, mortgages, deeds of trust, financing statements and opinions (including joinders to the Intercreditor Agreements, the Collateral Trust Agreement and the Priority Lien Security Documents as are contemplated by the terms thereof) as are required by the terms of the Priority Lien Security Documents (including, without limitation, under Section 4.11 of the Security Agreement) to vest in the Priority Lien Collateral Trustee a perfected security interest in the Collateral owned by such New Subsidiary Guarantor, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to the Collateral of such New Subsidiary Guarantor to the same extent and with the same force and effect.

(c)                     In addition, upon the acquisition by the Parent Guarantor, the Issuer or any Subsidiary Guarantor of any After-Acquired Property or upon any change, event or other happening pursuant to or as a result of which, any Excluded Asset no longer constitutes an Excluded Asset, the Parent Guarantor, the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel (of scope and substance substantially similar to the Issue Date opinions, or as otherwise agreed) as shall be reasonably necessary to vest in the Priority Lien Collateral Trustee a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SECTION 4.12 Limitation on Liens.

(a)                     The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien on any Collateral of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

(b)                     The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or permit to exist any Lien (other than Permitted Liens) of any nature whatsoever on any of its property or assets (including Equity Interests of a Restricted Subsidiary) that is not Collateral, whether now owned or hereafter acquired (an “Initial Lien”), without effectively providing that the Notes, or in the case of an Initial Lien on any property or assets of any Note Guarantor, the Note Guarantee of such Note Guarantor, shall (together with, if the Parent Guarantor shall so determine, any other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries) be secured equally and ratably with (or prior to) the obligations so secured by a Lien on the same assets for so long as such obligations are so secured.

(c)                     Any such Lien on assets or property not constituting Collateral created in favor of the Notes or any such Note Guarantee pursuant to Section 4.12(b) shall be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) the repayment in full of the Notes, (iii) in the case of any such Lien in favor of any such Note Guarantee, upon the release, or termination and discharge, of such Note Guarantee in accordance with the terms of this Indenture, (iv) the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option as described under Section 8.01(b) or the satisfaction and discharge of the Issuer’s obligations under this Indenture, (v) any sale, exchange or transfer to any Person not an Affiliate of the Parent Guarantor of the property or assets secured by such Initial Lien, (vi) such Person not required to be a Guarantor or Grantor hereunder or under the Priority Lien Security Documents, or (vii) such assets constituting Excluded Assets.

SECTION 4.13 Limitation on Lines of Business. The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries, to engage in any business other than a Related Business.

SECTION 4.14 Payments for Consent. The Parent Guarantor shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, the Parent Guarantor, the Issuer and any Restricted Subsidiary may exclude (a) in connection with an exchange offer, Holders or beneficial owners of the Notes that are not qualified institutional buyers and (b) in connection with any consent, waiver or amendment, Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Parent Guarantor, the Issuer and any Restricted Subsidiary to (i) file a registration statement, prospectus or similar document or subject the Parent Guarantor, the Issuer and any Restricted Subsidiary to ongoing periodic reporting or similar requirements under any securities laws (including but not limited to, the United States federal securities laws and the laws of the European Union or its member states, or Australia), (ii) qualify as a foreign corporation or other entity as a dealer in securities in such jurisdiction if it is not otherwise required to so qualify, (iii) generally consent to service of process in any such jurisdiction or (iv) subject the Parent Guarantor, the Issuer and any Restricted Subsidiary to taxation in any such jurisdiction if it is not otherwise so subject, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Parent Guarantor in its sole discretion.

SECTION 4.15 Maintenance of Office or Agency.

(a)                     The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 14.02.

(b)                     The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)                     The Issuer hereby designates the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.16 Covenant Suspension. If on any date following the Issue Date (a) the Notes are rated Investment Grade by both of the Rating Agencies and (b) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day (a “Covenant Suspension Date”) and subject to the provisions of the following paragraph, Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 (but only with respect to any Person that is required to become a Note Guarantor after the applicable Covenant Suspension Date), 4.13 and 5.01(a)(iii) and (b)(iii) shall be suspended (the “Suspended Covenants”):

During any period that the foregoing covenants are suspended, the Parent Guarantor’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

In the event that the Parent Guarantor and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) any Rating Agency no longer rates the Notes as Investment Grade, then the Parent Guarantor and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period with respect to any Suspended Covenant). The Issuer shall provide the Trustee with written notice of each Covenant Suspension Date or Reversion Date within five Business Days of the occurrence thereof. The Trustee shall have no duty to monitor or provide notice to the holders of the Notes or any other Person of any such Covenant Suspension Date or Reversion Date. On the Reversion Date, all Indebtedness incurred and Disqualified Stock issued during the Suspension Period shall be classified to have been incurred or issued pursuant to Section 4.03(b)(iv) and the amount of Excess Proceeds shall be reset to zero. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.04(a).

In addition, for purposes of Section 4.07, all agreements and arrangements entered into by the Parent Guarantor or any Restricted Subsidiary with an Affiliate of the Parent Guarantor during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the date of this Indenture and for purposes of Section 4.05, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant shall be deemed to have been existing as of the date of this Indenture.

SECTION 4.17 Creation and Perfection of Certain Security Interests After the Issue Date.

The Issuer, the Parent Guarantor and the Subsidiary Guarantors shall use their respective commercially reasonable efforts or Commercially Reasonable Efforts for Real Property, as applicable, to create and perfect, to the extent required by the Priority Lien Security Documents, on the Issue Date the security interests in the Collateral for the benefit of the Holders, but to the extent any such security interest is not created or perfected, the Issuer, the Parent Guarantor and the Subsidiary Guarantors agree to use their respective commercially reasonable efforts or Commercially Reasonable Efforts for Real Property, as applicable, to do or cause to be done all acts and things that may be required pursuant to the Priority Lien Security Documents, including obtaining any required consents from third parties (subject to the standard set forth in Commercially Reasonable Efforts for Real Property), to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Priority Lien Security Documents within 120 days (which will be automatically extended by the same period of time as the ABL Collateral Agent under the Credit Agreement may agree to extend the corresponding post-closing perfection period with respect to the Credit Agreement, pursuant to the terms thereof). Except to the extent set forth above in this Section 4.17 and as otherwise provided under Article XIII, failure to obtain such consents and create and perfect a security interest in such Collateral to the extent required shall constitute an Event of Default. For the avoidance of doubt, references in this Section 4.17 to Collateral do not include Excluded Assets.

SECTION 4.18 Financial Calculations for Specified Transactions.

When calculating the availability under any basket, ratio or financial metric under this Indenture (including the absence of Defaults or Events of Default), in each case in connection with (a) a Limited Condition Acquisition, (b) the Incurrence of or repayment, redemption, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, (c) the creation of Liens, (d) the making of any Asset Disposition or any disposition excluded from the definition of “Asset Disposition,” (e) the making of any Investment (including any acquisition) or Restricted Payment, (f) the designation of a Subsidiary as restricted or unrestricted, (g) any other transaction or plan undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition or any transaction set forth in clauses (b) through (f) or (h) any other purpose under this Indenture (the transactions referred to in clauses (a) through (h), collectively, the “Specified Transactions,” and each, a “Specified Transaction”) and any actions or transactions related thereto, the date of determination of such basket, ratio or financial metric or whether any such Specified Transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) may, at the option of the Issuer, the Parent Guarantor any of the Parent Guarantor’s Restricted Subsidiaries or any successor entity of any of the foregoing (the “Testing Party”) (which election may be made on or prior to the date of consummation of such Specified Transaction), be the date the definitive agreements for such Specified Transaction are entered into (or, if applicable, the date of delivery of a binding offer or launch of a “certain funds” tender offer), the date of declaration of a Restricted Payment or similar event, the date of the announcement of such Specified Transaction, or the date that a notice, which may be conditional, of repayment or redemption in connection with a repayment, redemption, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock or the date that an Officer’s Certificate is given with respect to the designation of a Subsidiary as restricted or unrestricted (any such date, the “Transaction Test Date”) and such baskets, ratios or financial metrics shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of Fixed Charge Coverage Ratio, Net Leverage Ratio, Net Secured Leverage Ratio and Net Priority Lien Leverage Ratio, after giving effect to such Specified Transactions and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) as if they occurred at the beginning of the applicable measurement period for purposes of determining the ability to consummate any such Specified Transaction, and, for the avoidance of doubt, (x) if any of such baskets, ratios or financial metrics are exceeded or are not complied with as a result of fluctuations in such basket, ratio or related financial metrics (including due to fluctuations in Fixed Charges, Consolidated Net Income or Consolidated EBITDA of the Parent Guarantor, the target company or the Person that is otherwise the subject of the Specified Transaction after the applicable Transaction Test Date) at or prior to the consummation of the relevant Specified Transaction and any actions or transactions related thereto, such baskets, ratios or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and (y) such baskets, ratios or financial metrics shall not be tested at the time of consummation of such Specified Transaction and any actions or transactions related thereto except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such ratios, tests, baskets or financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Test Date for purposes of such ratios, tests, baskets or financial metrics, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized, (c) if the Testing Party elects to have such determinations occur on the Transaction Test Date, any such transactions (including the Specified Transaction and any actions or transactions related thereto) shall be deemed to have occurred on the Transaction Test Date and to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under the indenture after the Transaction Test Date and before the consummation of such Specified Transaction unless and until such Specified Transaction has been abandoned, as determined by the Testing Party, prior to the consummation thereof and (d) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin, as reasonably determined by the Testing Party in good faith. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs in connection with the applicable Specified Transaction following the Transaction Test Date (including any new Transaction Test Date) for the applicable Specified Transaction and prior to or on the date of the consummation of such Specified Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action that has been taken or that is being taken in connection with such Specified Transaction was or is permitted under this Indenture.

The Trustee shall not be responsible, or have any liability, for the calculation of any basket, ratio or financial metric under this Indenture or compliance with any provision of this Indenture in connection with any Specified Transaction or any actions or transactions related thereto.

ARTICLE V

Successors

SECTION 5.01 Merger and Consolidation.

(a)                     The Parent Guarantor shall not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i)                      either (x) the Parent Guarantor is the surviving or continuing Person or (y) the resulting, surviving or transferee Person, if not the Parent Guarantor (the “Successor Parent Guarantor”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Parent Guarantor (if not the Parent Guarantor) shall own, directly or indirectly, all of the outstanding Capital Stock of the Issuer and shall expressly assume, by an indenture supplemental thereto or other applicable documents or instruments, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Parent Guarantor under the Notes, this Indenture and the Priority Lien Security Documents;

(ii)                     immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Parent Guarantor or any Subsidiary as a result of such transaction as having been Incurred by such Successor Parent Guarantor or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                    immediately after giving pro forma effect to such transaction, the Successor Parent Guarantor would either:

(1)                                      be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); or

(2)                                      have a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio immediately prior to such transaction;

(iv)                   the Parent Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(v)                    the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Parent Guarantor shall (a) continue to constitute Collateral under this Indenture and the Priority Lien Security Documents, (b) be subject to the Lien in favor of the Priority Lien Collateral Trustee for the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12; and

(vi)                   the Successor Parent Guarantor shall become a party to the Intercreditor Agreements and the Collateral Trust Agreement by joinder or supplement.

provided, however, that Section 5.01(b)(iii) shall not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Parent Guarantor or (B) the Parent Guarantor merging with an Affiliate of the Parent Guarantor solely for the purpose and with the sole effect of reincorporating the Parent Guarantor in another jurisdiction.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent Guarantor, which properties and assets, if held by the Parent Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent Guarantor.

The Successor Parent Guarantor (if not the Parent Guarantor) shall be the successor to the Parent Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture, and the predecessor Parent Guarantor, except in the case of a lease, shall be released from all obligations under this Indenture and the Parent Guarantee.

(b)                     The Issuer shall not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i)                      either (x) the Issuer is the surviving or continuing Person or (y) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Issuer”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Issuer (if not the Issuer) shall expressly assume, by an indenture supplemental thereto or other applicable documents or instruments, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes, this Indenture and the Priority Lien Security Documents;

(ii)                      immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                    immediately after giving pro forma effect to such transaction, the Successor Issuer would either:

(1)                                      be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); or

(2)                                      have a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio immediately prior to such transaction;

(iv)                    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(v)                     each Note Guarantor, unless it is a party to the transaction, shall have confirmed that its Note Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(vi)                    the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Issuer shall (a) continue to constitute Collateral under this Indenture and the Priority Lien Security Documents, (b) be subject to the Lien in favor of the Priority Lien Collateral Trustee for the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12; and

(vii)                   the Successor Issuer shall become a party to the Intercreditor Agreements and the Collateral Trust Agreement by joinder or supplement,

provided, however, that Section 5.01(b)(iii) shall not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction; further provided that Section 5.01(b)(ii) and (iii) shall not be applicable to the Issuer consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets to the Parent Guarantor.

The Successor Issuer (if not the Issuer) shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and the Issuer, except in the case of a lease, shall be released from all obligations under this Indenture and the Notes.

(c)                     No Subsidiary Guarantor shall consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i)                      either (x) such Subsidiary Guarantor is the surviving or continuing Person or (y) the resulting, surviving or transferee Person (if not such Note Guarantor) (the “Successor Guarantor”) shall be organized or existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Guarantor shall expressly assume, by a Guarantee Agreement or other applicable documents or instruments, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guarantee and the Priority Lien Security Documents;

(ii)                     immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Successor Guarantor as a result of such transaction as having been Incurred by such Successor Guarantor at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                    the Parent Guarantor delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Indenture;

(iv)                    the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Priority Lien Security Documents, (b) be subject to the Lien in favor of the Priority Lien Collateral Trustee for the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12; and

(v)                     the Successor Guarantor shall become a party to the Intercreditor Agreements or the Collateral Trust Agreement by joinder or supplement;

provided that this Section 5.01(c) shall not apply to (a) any sale or other disposition that complies with Section 4.06 or any Subsidiary Guarantor whose Subsidiary Guarantee is unconditionally released in accordance with the provisions of this Indenture and (b) a consolidation or merger of any Subsidiary Guarantor with and into the Issuer or any Note Guarantor, so long as the Issuer or such Note Guarantor survives such consolidation or merger.

The Successor Guarantor (if not the Issuer) shall be the successor to such Subsidiary Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor and its Subsidiary Guarantee, and the predecessor Note Guarantor, except in the case of a lease, shall be released from its obligations under its Subsidiary Guarantee and this Indenture. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge or consolidate with an Affiliate solely for the purpose and with the sole effect of reincorporating such Subsidiary Guarantor in another jurisdiction without regard to compliance with Section 5.01(c)(ii), and (2) a Subsidiary Guarantor may merge or consolidate with, or transfer all or part of its properties and assets to, another Note Guarantor or the Issuer.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. An “Event of Default” occurs with respect to Notes if:

(a)                     there is a default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)                     there is a default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable, and such default continues for a period of 30 consecutive days;

(c)                     there is a default in the performance or breach of the provisions of the covenant described in Section 5.01 or the failure by the Parent Guarantor or the Issuer to make or consummate a Proceeds Offer or Change of Control Offer in the manner described in Section 4.06 or Section 4.08;

(d)                     the Parent Guarantor or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture, the Priority Lien Security Documents or under the Notes (other than a default specified in Section 6.01(a), (b) or (c)) and such default or breach continues for a period of 60 consecutive days (or 120 in the case of a failure to comply with the reporting obligations described in Section 4.02) after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee);

(e)                     there occurs with respect to any Indebtedness of the Issuer, any Note Guarantor or any Restricted Subsidiary having an outstanding principal amount of $25.0 million (or the U.S. Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that results in such Indebtedness being due and payable prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Issuer, such Guarantor or such Restricted Subsidiary of notice of any such acceleration) and/or (ii) a default in payment of principal in respect of, such Indebtedness when the same becomes due and payable;

(f)                     one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any Restricted Subsidiary by a court of competent jurisdiction and are not paid or discharged, that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to either individually or in an aggregate amount, in each case, in excess of $25.0 million (or the U.S. Dollar Equivalent thereof) (in excess of amounts which the Parent Guarantor’s or such Restricted Subsidiary’s insurance carriers have agreed in writing to pay under applicable policies) and there is a period of 60 consecutive days following entry of the final judgment or order during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)                     (i) an involuntary case or other proceeding seeking the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgagee in possession, Controller or similar official (“Insolvency Official”) is commenced against, an Insolvency Official is appointed to, or an order is made for the judicial management or administration of, the Issuer, the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) with respect to it, its debts or for any substantial part of its property under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect) or any action is initiated (including any reference or inquiry) by or before any authority of competent jurisdiction which may result in (x) the suspension or staying of the obligations of any Note Guarantor with respect to such Note Guarantor’s Note Guarantee or (y) the requirement for approval from such authority of competent jurisdiction for enforcement of a Note Guarantee, and such involuntary case or other proceeding or action remains undismissed and unstayed for a period of 60 consecutive days; or (ii) an order for relief is entered against the Issuer, the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(h)                     the Issuer, the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (i) commences a voluntary case under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of, or institution of or taking possession by an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgagee in possession, Controller or similar official of the Issuer, the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Issuer, the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or (iii) makes any resolution for winding-up or dissolution effective; (iv) effects any general assignment for the benefit of creditors or any class thereof or (v) is subject to an Australian Insolvency Event;

(i)                      any Note Guarantee of the Parent Guarantor or a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Parent Guarantor and the Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Parent Guarantor and the Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(j)                      the occurrence of any of the following: (i) except as permitted by this Indenture or the Priority Lien Security Documents, any Priority Lien Security Document establishing the Priority Liens ceases for any reason to be enforceable; provided that it shall not be an Event of Default under this Section 6.01(j)(i) if the sole result of the failure of one or more Priority Lien Security Documents to be fully enforceable is that any Priority Lien purported to be granted under such Priority Lien Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25.0 million (or the U.S. Dollar Equivalent thereof), ceases to be a valid and perfected Priority Lien; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 60 days after any Officer of the Parent Guarantor or any Restricted Subsidiary receives written notice or otherwise becomes aware of such failure, which failure has not been cured during such time period; (ii) except as permitted by the Priority Lien Security Documents, any Priority Lien purported to be granted under any Priority Lien Security Document on any Notes Priority Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million, ceases to be a valid and perfected first priority Lien, subject to Permitted Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 60 days after any Officer of the Parent Guarantor or any Restricted Subsidiary receives written notice or otherwise becomes aware of such failure, which failure has not been cured during such time period; or (iii) the Issuer, the Parent Guarantor or any Subsidiary Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Issuer, the Parent Guarantor or Subsidiary Guarantor set forth in or arising under any Priority Lien Security Document.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h)) occurs and is continuing and of which a Responsible Officer of the Trustee has received written notice, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (with a copy to the Trustee), may declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, that a Responsible Officer of the Trustee has received written notice of, the Trustee may (but shall not be obligated to) pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture (subject to each of the Intercreditor Agreements). The Trustee may (but shall not be obligated to) maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults; Rescission of Acceleration. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to a Responsible Officer of the Trustee may on behalf of all the Holders waive all past defaults and rescind and annul a declaration of acceleration and its consequences if: (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes and all amount due to the Trustee and Notes Priority Collateral Trustee that have become due solely by such declaration of acceleration, have been cured or waived; and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05 Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, or that the Trustee determines is unduly prejudicial to the rights of any other Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders), or may be inconsistent with any such direction received from Holders. In addition, the Trustee shall not be required to expend its own funds in following such direction if it does not believe that reimbursement or indemnification satisfactory to it is assured to it.

SECTION 6.06 Limitation on Suits.

(a)                     A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes, unless:

(i)                     the Holder has previously given a Responsible Officer of the Trustee written notice of a continuing Event of Default;

(ii)                     the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)                    such Holder or Holders offer the Trustee security or indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;

(iv)                    the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to Section 6.06(a)(ii) above or (y) 60 days after the receipt of the offer of security or indemnity pursuant to Section 6.06(a)(iii) above, whichever occurs later; and

(v)                     during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

provided, such limitations do not apply to the right of any Holder to receive payment of the principal of, premium, if any, or interest or Additional Amounts, if any, on such Note or any payment under any Note Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

SECTION 6.07 Contractual Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of and interest on the Note held by such Holder, on or after the respective due dates thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Priority Lien Collateral Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee or the Priority Lien Collateral Trustee (including counsel, accountants, experts or such other professionals as the Trustee or the Priority Lien Collateral Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer, the Subsidiary Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Insolvency Officer in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Priority Lien Collateral Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee or the Priority Lien Collateral Trustee, and their respective agents and counsel, and any other amounts due the Trustee or the Priority Lien Collateral Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities. Subject in any event to the Collateral Trust Agreement, the Stanwell Intercreditor Deed and the ABL Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

(a)                      FIRST, to the Trustee and Notes Priority Collateral Trustee, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and Notes Priority Collateral Trustee and the costs and expenses of collection;

(b)                     SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

(c)                     THIRD, to the Issuer or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and the amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Priority Lien Collateral Trustee for any action taken or omitted by it as Trustee or as the Priority Lien Collateral Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Article VI does not apply to a suit by the Trustee or the Priority Lien Collateral Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. Neither the Issuer, the Parent Guarantor nor any Subsidiary Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer, the Parent Guarantor and the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a)                     The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                     Except during the continuance of an Event of Default:

(i)                     the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)                     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the form requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the form requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                     The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)                     this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)                     the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)                    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or Article XIII;

(iv)                    the Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or the Priority Lien Security Documents unless the Trustee has been offered (and if requested has been provided with) security or indemnity satisfactory to it against any loss, liability or exposure which may be incurred by it in connection therewith; and

(v)                     no provision of this Indenture or the Priority Lien Security Documents shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)                     Every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b) and (c).

(e)                     The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)                      Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)                     Whether or not therein expressly so provided, every provision of this Indenture and the Priority Lien Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02 Rights of Trustee.

(a)                     The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in any such document.

(b)                     Whenever in the administration of this Indenture or any of the Priority Lien Security Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer’s Certificate and/or an Opinion of Counsel and shall not be liable for any action it takes or omits to take in good faith reliance on such Officer’s Certificate and/or Opinion of Counsel.

(c)                     The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care and shall not be responsible for the misconduct or negligence of any agent, attorney, custodian or nominee so appointed.

(d)                     The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)                     The Trustee may consult with counsel, investment bankers, accountants or other professionals of its own selection and the advice or opinion of counsel, investment bankers, accountants or other professionals with respect to matters relating to this Indenture, the Notes, the Priority Lien Security Documents and the transactions contemplated hereby and thereby shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, investment bankers, accountants or other professionals.

(f)                      The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any of the Priority Lien Security Documents at the request or direction of the requisite Holders of the Notes unless such Holders of the Notes shall have offered to the Trustee (and if requested, shall have been provided with) security or indemnity satisfactory to it against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

(g)                     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(h)                     The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(i)                       The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to this Indenture and the Priority Lien Security Documents, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Paying Agent, Registrar and Notes Custodian), the Priority Lien Collateral Trustee, and each agent, custodian and other Person employed to act hereunder; provided, however, that (i) any Paying Agent, Registrar and Notes Custodian, the Priority Lien Collateral Trustee, agent, custodian and other Person employed to act hereunder shall only be liable to the extent of its gross negligence or willful misconduct, and (ii) in and during an Event of Default, only the Trustee, and not any Paying Agent, Registrar and Notes Custodian, the Priority Lien Collateral Trustee, agent, custodian and other Person employed to act hereunder, shall be subject to the prudent person standard.

(j)                       The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(k)                     Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(l)                      The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee from the Issuer, the Parent Guarantor, any Subsidiary Guarantor or any Holder, and such notice references the Notes and this Indenture and states that such notice is a notice of Default or Event of Default.

(m)                     The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n)                     Notwithstanding anything herein to the contrary, in no event shall the Trustee be responsible or liable for any punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(o)                     The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(p)                     The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or the Priority Lien Security Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(q)                     Any discretion, permissive right or privilege of the Trustee to take the actions permitted by this Indenture or the Priority Lien Security Documents shall not be construed as an obligation to do so.

(r)                      Neither the Trustee nor the Priority Lien Collateral Trustee shall be responsible for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments. Neither the Trustee nor the Priority Lien Collateral Trustee shall have any duty or responsibility in respect of any recordings, filing, or depositing of this Indenture or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral. The Trustee and the Priority Lien Collateral Trustee shall each be authorized to, but shall in no event have any duty or responsibility to, file any financing or continuation statements or record any documents or instruments in any public office at any time or times or otherwise perfect or maintain any security interest.

(s)                     The Trustee shall have no duty to ascertain or inquire into the performance or observance of any other Person of any terms of this Indenture, the Notes, the Priority Lien Security Documents (including the Intercreditor Agreements) or any other document executed in connection with the transactions contemplated hereby and thereby, and the Trustee shall have no responsibility for any acts or omissions of (and shall have no responsibility to monitor the performance or compliance by) the Issuer, the Parent Guarantor, any Subsidiary Guarantor, the ABL Agent or any other Person under, or in connection with, the terms of this Indenture, the Notes and the Priority Lien Security Documents.

(t)                      The Trustee (and, for the avoidance of doubt, the Priority Lien Collateral Trustee), in each and all of their capacities, shall be afforded all of the same rights, protections, immunities and benefits set forth herein in each of the Priority Lien Documents, whether or not specifically set forth therein.

(u)                     If at any time the Trustee is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process in respect of this Indenture, the Notes, the Collateral or any parts thereof, funds held by it, or the Guarantees (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall (i) forward a copy of such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process to the Issuer and (ii) be authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04 Trustee’s Disclaimer. Notwithstanding anything herein to the contrary, the Trustee shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Priority Lien Security Document, or as to the creation, perfection, priority, sufficiency or protection of any liens securing the notes. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), (i) or (j), or of the identity of any Significant Subsidiary, unless a Responsible Officer of the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuer, any Subsidiary Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

SECTION 7.05 Notice of Default. If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall, subject to the immediately succeeding sentence, mail, or deliver electronically if held by the Depository, to each Holder of the Notes notice of the Default within the later of 90 days after it occurs or 30 days after written notice of it is received by a Responsible Officer. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders. The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 7.06 Reserved.

SECTION 7.07 Compensation and Indemnity. The Issuer and the Note Guarantors, jointly and severally, shall pay to the Trustee and the Priority Lien Collateral Trustee from time to time compensation agreed in writing between the Issuer and the Trustee and the Priority Lien Collateral Trustee for the Trustee’s and the Priority Lien Collateral Trustee’s acceptance of this Indenture and their respective services hereunder and under the Priority Lien Security Documents, as applicable. The Trustee’s and the Priority Lien Collateral Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Note Guarantors, jointly and severally, shall reimburse the Trustee and the Priority Lien Collateral Trustee upon request for all reasonable expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and the Priority Lien Collateral Trustee’s agents, counsel, accountants and experts. The Issuer and the Note Guarantors, jointly and severally, shall indemnify and hold harmless the Trustee and the Priority Lien Collateral Trustee or any predecessor Trustee or predecessor Priority Lien Collateral Trustee and their respective directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses, court costs and taxes (other than taxes based upon, measured by or determined by the income of the Trustee and the Priority Lien Collateral Trustee, as the case may be)) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder or under the Priority Lien Security Documents, including the costs and expenses of enforcing this Indenture, Subsidiary Guarantee or any Priority Lien Security Document against the Issuer or any Note Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Note Guarantor, any Holder or any other Person). The Trustee or Priority Lien Collateral Trustee, as applicable, shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer, or any Note Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense. Such indemnified parties may have separate counsel and the Issuer and such Subsidiary Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuer and the Note Guarantors, as applicable, and such parties in connection with such defense. In such case, the Issuer shall not enter into any settlement with respect to a claim without such indemnified parties’ prior written consent (which such consent shall not be unreasonably withheld or delayed); provided, however, that such written consent shall not be required if such settlement: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct and gross negligence (or in the case of the Trustee, negligence) (as determined by a court of competent jurisdiction in a final, non-appealable order).

To secure the Issuer’s and the Subsidiary Guarantors’ payment obligations in this Section 7.07, the Trustee and the Priority Lien Collateral Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Subsidiary Guarantors’ obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, payment in full or defeasance of the Notes, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee and the Priority Lien Collateral Trustee. Without prejudice to any other rights available to the Trustee or the Priority Lien Collateral Trustee under applicable law, when the Trustee or the Priority Lien Collateral Trustee, as applicable, incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Issuer, the expenses (including the fees, expenses and disbursements of the Trustee’s agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture or any Priority Lien Security Document shall require the Trustee or the Priority Lien Collateral Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

“Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee; provided, however, that in the case of the Trustee, negligence (or in the case of the Priority Lien Collateral Trustee, the gross negligence) or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee or Priority Lien Collateral Trustee hereunder.

SECTION 7.08 Replacement of Trustee.

(a)                     The Trustee may resign at any time by so notifying the Issuer with thirty days advanced written notice. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee upon 30 days advance written notice and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i)                      the Trustee fails to comply with Section 7.10;

(ii)                     the Trustee is adjudged bankrupt or insolvent;

(iii)                    a receiver or other public officer takes charge of the Trustee or its respective property; or

(iv)                    the Trustee otherwise becomes incapable of acting.

(b)                     If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee , as applicable), the Issuer shall promptly appoint a successor Trustee.

(c)                     A successor Trustee appointed hereunder shall deliver a written acceptance of its appointment to the retiring Trustee, as applicable, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Priority Lien Security Documents to which such retiring Trustee was a party. The successor Trustee shall mail (or otherwise deliver in accordance with the procedures of the Depositary) a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d)                     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition at the sole cost and expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                     If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                      Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee or successor Priority Lien Collateral Trustee, anything herein to the contrary notwithstanding.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01 Discharge of Liability on Notes; Defeasance.

(a)                      This Indenture and the Notes shall be discharged and shall cease to be of further effect (except as to surviving rights, indemnities and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)                      the Issuer has paid or caused to be paid all sums payable by it under this Indenture;

(ii)                     either (A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or (B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing, or electronic delivery if the Notes are held by DTC, of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Note Guarantor is a party or by which the Issuer or any Note Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(iii)                    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(iv)                    the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)                     Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture with respect to the Holders (“Legal Defeasance option”), and (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.15 and 4.16, Section 5.01(a)(iii) and (b)(iii), Section 6.01(c) with respect to Section 5.01(a) and 5.01(b) and with respect to the other events set forth in such clause, Section 6.01(d) with respect to such other covenants, and Sections 6.01(e), (f), (g) and (h) (“Covenant Defeasance option”) shall be deemed not to be Events of Default upon, among other things, the irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes, the satisfaction of the provisions described in Section 8.01(a)(ii) and the delivery by the Issuer to the Trustee of an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters to the effect that, subject to customary assumptions and exclusions, beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of this Indenture with respect to the Notes as described in this Section 8.01(b) and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of cash in U.S. dollars and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer and the Note Guarantors shall remain liable for such payments.

(c)                     Notwithstanding Section 8.01(a) and (b), the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and indemnities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights, protections, privileges, indemnities and immunities of the Trustee under this Indenture shall survive such satisfaction and discharge.

SECTION 8.02 Conditions to Defeasance. The Issuer shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes on the 183rd day after the deposit referred to below, and the provisions of this Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies, to indemnify the Trustee and to hold monies for payment in trust) if, among other things:

(a)                     the Issuer (i) has irrevocably deposited with the Trustee, in trust, cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes and (ii) delivers to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Issuer is sufficient to provide payment for the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity of such payment in accordance with the terms of this Indenture and an Opinion of Counsel to the effect that the Holders have a valid, perfected, exclusive Lien over such trust;

(b)                     the Issuer has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters stating that, subject to customary assumptions and exclusions, (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case, to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Issuer’s exercise of its option under this Section 8.02 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

(c)                     the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(d)                     immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Parent Guarantor or any of the Restricted Subsidiaries is a party or by which the Parent Guarantor or any of the Restricted Subsidiaries is bound; and

(e)                     the Issuer shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to such defeasance and discharge have been satisfied.

In the case of either discharge or defeasance of the Notes, each of the Subsidiary Guarantees, and any Liens pertaining to such Subsidiary Guarantees, will terminate and be released.

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust U.S. dollars or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04 Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01 Without Consent of the Holders.

(a)                     The Issuer, the Trustee and the Priority Lien Collateral Trustee may amend this Indenture (including the Subsidiary Guarantees), the Notes and/or the Priority Lien Security Documents, subject to the terms of the Collateral Trust Agreement and the Intercreditor Agreements without notice to or the consent of any Holder:

(i)                      to cure any ambiguity, defect, omission or inconsistency;

(ii)                     to comply with the provisions described under Section 5.01;

(iii)                    to evidence and provide for the acceptance of appointment by a successor Trustee or Priority Lien Collateral Trustee, as applicable;

(iv)                    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(v)                     in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(vi)                    to effect any changes to this Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

(vii)                   to add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of this Indenture;

(viii)                  make, complete or confirm any grant of or pledge of or security interest in any Collateral permitted or required by this Indenture, any of the Priority Lien Security Documents or any Intercreditor Agreement, or any release of Collateral permitted or required to be released pursuant to the terms of this Indenture, any of the Priority Lien Security Documents or any Intercreditor Agreement;

(ix)                    to add to the covenants of the Issuer or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Note Guarantor;

(x)                     to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(xi)                    to conform the text of this Indenture, the Notes, the Note Guarantees, the Priority Lien Security Documents or the Intercreditor Agreements to the corresponding provision of the “Description of the Notes” of the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Priority Lien Security Documents or the Intercreditor Agreements;

(xii)                   to make any other change that does not materially and adversely affect the rights of any Holder;

(xiii)                  to secure additional extensions of credit and add additional secured creditors holding other Priority Lien Debt or Junior Lien Debt so long as such Priority Lien Debt or Junior Lien Debt is permitted by the provisions of this Indenture and any other then-existing Priority Lien Debt; or

(xiv)                  to add or designate additional assets as Collateral, or to grant any pledge or security interest therein.

(b)                     After an amendment under this Section 9.01 becomes effective, the Issuer shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02 With Consent of the Holders. Amendments, supplements or other modifications of this Indenture, the Notes or the Note Guarantees may be made by the Issuer, the Note Guarantors, the Trustee and the Priority Lien Collateral Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and the Holders of a majority in principal amount of the outstanding Notes may waive future compliance by the Issuer and the Note Guarantors with any provision of this Indenture, the Notes or the Note Guarantees; provided, however, that no such amendment, supplement, modification or waiver may, without the consent of each Holder affected thereby:

(a)                     change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(b)                     reduce the principal amount of, or premium, if any, or interest on, any Note;

(c)                     change the place, currency or time of payment of principal of, or premium, if any, or interest on, any Note;

(d)                     impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note or any Note Guarantee;

(e)                     reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(f)                     waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(g)                     reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(h)                     release any Note Guarantor from its Note Guarantee, except as provided in this Indenture;

(i)                      amend, change or modify any Note Guarantee in a manner that materially and adversely affects the Holders;

(j)                      reduce the amount payable upon a Change of Control Offer or a Proceeds Offer or change the time or manner by which a Change of Control Offer or a Proceeds Offer may be made or by which the Notes must be repurchased pursuant to a Change of Control Offer or a Proceeds Offer, in each case after such Change of Control has occurred or such obligation to make a Proceeds Offer has arisen;

(k)                     change the redemption date or the redemption price of the Notes from that under Article III; or

(l)                      amend, change or modify the obligation of the Issuer or any Note Guarantor to pay Additional Amounts.

In addition, subject to each Intercreditor Agreement and the Collateral Trust Agreement, the Trustee and the Priority Lien Collateral Trustee are hereby authorized to amend the Priority Lien Security Documents as provided therein, in this Indenture or in the Collateral Trust Agreement.

In addition, without the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Priority Lien Security Documents (except as permitted by the terms of this Indenture, the Priority Lien Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under the Intercreditor Agreements, (2) make any change in the Priority Lien Security Documents, the Intercreditor Agreements or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders of the Notes or (3) modify the Priority Lien Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Priority Lien Security Documents or the Intercreditor Agreements.

In connection with any modification, amendment, supplement or waiver in respect of this Indenture or the notes, the Issuer shall deliver to the Trustee and the Priority Lien Collateral Trustee an Officer’s Certificate and an Opinion of Counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of this Indenture, the notes, or the Security Documents, as applicable, and (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Revocation and Effect of Consents and Waivers.

(a)                     A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture, the Priority Lien Security Documents, as applicable, and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Trustee and the Priority Lien Collateral Trustee.

(b)                     The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the provisions of Section 9.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Issuer may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.05 Trustee to Sign Amendments. The Trustee and the Priority Lien Collateral Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Priority Lien Collateral Trustee. If it does, the Trustee or the Priority Lien Collateral Trustee may but need not sign it. In signing such amendment, the Trustee or the Priority Lien Collateral Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officer’s Certificate and an Opinion of Counsel, each stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and the Security Documents and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (ii) a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of such amendment, supplement or waiver and (iii) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence of the consent of the Holders required to consent thereto.

SECTION 9.06 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

ARTICLE X

[Reserved]

ARTICLE XI

[Reserved]

ARTICLE XII

GUARANTEE

SECTION 12.01 Note Guarantees.

(a)                     Each Note Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis, as a primary obligor and not merely as a surety, to each Holder, to the Trustee and to the Priority Lien Collateral Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture, the Notes and the Priority Lien Security Documents, whether for payment of principal of premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or other amounts owed by the Issuer under this Indenture, the Notes and the Priority Lien Security Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Note Guarantor, and that each Note Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)                     Each Note Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or the Priority Lien Collateral Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes, the Priority Lien Security Documents or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, the Priority Lien Security Documents or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Priority Lien Security Documents or any other agreement; (iv) the release of any security held by any Holder, the Trustee or the Priority Lien Collateral Trustee for the Guaranteed Obligations or each Subsidiary Guarantor; (v) the failure of any Holder, the Trustee or the Priority Lien Collateral Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Subsidiary Guarantor, except as provided in Section 12.02(b). Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors such that such Note Guarantor’s obligations would be less than the full amount claimed.

(c)                     Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder. Each Note Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Note Guarantor.

(d)                     Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or the Priority Lien Collateral Trustee to any security held for payment of the Guaranteed Obligations.

(e)                     The Note Guarantee of each Note Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Priority Lien Obligations and all other senior Indebtedness of such Note Guarantor (including the ABL Lien Obligations), senior in right of payment to all existing and future subordinated Indebtedness of such Note Guarantor.

(f)                     Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or the Priority Lien Collateral Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes, the Priority Lien Security Documents or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity.

(g)                     Each Note Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated (together with any security interest securing such Subsidiary Guarantee), as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or the Priority Lien Collateral Trustee upon the bankruptcy or reorganization of the Issuer or such Note Guarantor or otherwise.

(h)                     In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or the Priority Lien Collateral Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or the Priority Lien Collateral Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders, the Trustee and the Priority Lien Collateral Trustee.

(i)                      Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Priority Lien Collateral Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantor for the purposes of this Section 12.01.

(j)                      Each Note Guarantor also agree to pay any and all costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by the Trustee, the Priority Lien Collateral Trustee or any Holder in enforcing any rights under this Section 12.01.

(k)                     Upon request of the Trustee or the Priority Lien Collateral Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 12.02 Limitation on Liability.

(a)                     Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee or this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b)                     A Subsidiary Guarantee as to any Restricted Subsidiary that is (or becomes) a party hereto on the date hereof or that executes a supplemental indenture in accordance with Section 4.11 hereof and provides a guarantee shall terminate and be of no further force or effect and such Subsidiary Guarantee shall be deemed to be automatically released from all obligations under this Article XII upon any of the following:

(i)                      upon repayment in full of the Notes;

(ii)                     in connection with any sale, disposition, exchange or other transfer (including by merger or otherwise) of the Capital Stock of the Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Restricted Subsidiary if the sale of such Capital Stock complies with the applicable provisions of this Indenture and the Priority Lien Security Documents;

(iii)                     upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by this Indenture;

(iv)                     if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option as described under Section 8.01 or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(v)                     a liquidation or dissolution of the Subsidiary Guarantor so long as no Default occurs as a result thereof, if its assets are distributed to the Issuer, the Parent Guarantor or another Subsidiary Guarantor; or

(vi)                     in the event that the continued obligations of such Subsidiary Guarantor could reasonably be expected to rise or result in (now or in the future): (a) any violation of applicable law or (b) any personal liability for the officers, directors or indirect shareholders of such Subsidiary Guarantors, which in each case of (a) or (b) cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor and the Subsidiary Guarantor.

(c)                     Upon any occurrence giving rise to a release of a Subsidiary Guarantee as specified in Section 12.02(b), if the Issuer shall have delivered to the Trustee and the Priority Lien Collateral Trustee in accordance with Section 14.04 an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder, then the Trustee and the Priority Lien Collateral Trustee will execute any documents reasonably requested and prepared by the Issuer in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee and the applicable Subsidiary Guarantor’s obligations under this Indenture. Neither the Issuer, the Parent Guarantor nor any Subsidiary Guarantor will be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any such release, termination or discharge.

SECTION 12.03 Reserved.

SECTION 12.04 Successors and Assigns. This Article XII shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Priority Lien Collateral Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Priority Lien Collateral Trustee the rights and privileges conferred upon that party in this Indenture, the Notes and the Priority Lien Security Documents shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.05 No Waiver. Neither a failure nor a delay on the part of any of the Trustee, the Priority Lien Collateral Trustee or the Holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Priority Lien Collateral Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.06 Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle any Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.07 Execution of Supplemental Indenture for Future Subsidiary Guarantors. Each Subsidiary which is required to become a Subsidiary Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article XII and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee and the Priority Lien Collateral Trustee an Opinion of Counsel that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Subsidiary Guarantee of such Subsidiary Guarantor is a valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

SECTION 12.08 Non-Impairment. The failure to endorse a Subsidiary Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

COLLATERAL AND SECURITY

SECTION 13.01 Security Interest.

(a)                     The due and punctual payment of the principal of, premium (if any) and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest, if any, on the Notes and performance of all other obligations of the Issuer and the Note Guarantors to the Holders or the Trustee or the Priority Lien Collateral Trustee and the Notes (including, without limitation, the Subsidiary Guarantees), according to the terms hereunder or thereunder, are secured as provided herein and in the applicable Priority Lien Security Documents.

(b)                     Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Priority Lien Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints Wilmington Trust, National Association as the Trustee and as the Priority Lien Collateral Trustee (and its successors and assigns), and each Holder authorizes and directs the Trustee to enter (and to direct the Priority Lien Collateral Trustee to enter) into the Priority Lien Security Documents, as applicable, and to perform its obligations and exercise its rights thereunder in accordance with the provisions thereof. Each of the Issuer and the Note Guarantors consents and agrees to be bound by the terms of the Priority Lien Security Documents to which it is a party, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith.

(c)                     The Issuer shall deliver to the Trustee copies of all material documents delivered to the Priority Lien Collateral Trustee pursuant to the Priority Lien Security Documents applicable to the Priority Lien Obligations, and will do or cause to be done all such acts and things as may be required by the provisions of the Priority Lien Security Documents, to assure and confirm to the Priority Lien Collateral Trustee the security interest in the Collateral contemplated by the Priority Lien Security Documents or any part thereof, as from time to time constituted, so as to render such Collateral available for the security and benefit of this Indenture, the Notes and the other Obligations hereunder. Subject to the Intercreditor Agreements and the Collateral Trust Agreement, the Issuer and Parent Guarantor will take, and will cause the Subsidiary Guarantors and the Issuer’s Subsidiaries to take, any and all actions reasonably required to cause the Priority Lien Security Documents to create and maintain, as security for the Notes and Subsidiary Guarantees, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Priority Lien Collateral Trustee for the benefit of itself, the Holders and the Trustee, to the extent required by, and with the Lien priority required under, the Priority Lien Security Documents.

SECTION 13.02 Security Agreement, Intercreditor Agreements and Collateral Trust Agreement. This Article XIII and the provisions of each other Priority Lien Security Document are subject to the terms, conditions and benefits set forth in the Security Agreement, the Intercreditor Agreements and the Collateral Trust Agreement. Each of the Issuer and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Security Agreement, the Intercreditor Agreements and the Collateral Trust Agreement and the other Priority Lien Security Documents, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance therewith. Each Holder of Notes, by its acceptance of a Note (a) agrees that it will be bound by, will take no actions contrary to and shall not direct the Trustee or the Priority Lien Collateral Trustee to take any actions contrary to, the provisions of the Security Agreement, the Intercreditor Agreements, the Collateral Trust Agreement and the other Priority Lien Security Documents, (b) authorizes and instructs the Trustee, on behalf of each Holder of Notes Obligations, to execute and deliver the Security Agreement and the Collateral Trust Agreement (and to direct the Priority Lien Collateral Trustee to execute and deliver the Security Agreement), to appoint the Priority Lien Collateral Trustee thereunder, and to perform its obligations thereunder as Priority Lien Representative and (c) authorizes and instructs the Priority Lien Collateral Trustee, on behalf of the Trustee and each Holder of Notes Obligations, to execute, deliver and perform its obligations under the Priority Lien Security Documents.

SECTION 13.03 Priority Lien Collateral Trustee.

(a)                     Wilmington Trust, National Association will initially act as the Priority Lien Collateral Trustee for the benefits of the Holders and all other Priority Lien Obligations outstanding from time to time.

(b)                     The Holders of the Junior Lien Obligations will appoint a Junior Collateral Trustee for the benefit of the Holders of all Junior Lien Obligations outstanding from time to time

(c)                     Neither the Issuer nor any of its Affiliates may act as Priority Lien Collateral Trustee.

(d)                     Each of the Priority Lien Collateral Trustee and the Junior Lien Collateral Trustee (if any) shall hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the Priority Lien Security Documents.

(e)                     Except as provided in the Priority Lien Security Documents to which the Priority Lien Collateral Trustee is a party, or as directed by an Act of Required Secured Parties in accordance with and subject to the Collateral Trust Agreement, the Priority Lien Collateral Trustee shall not be obligated:

(i)                      to act upon directions purported to be delivered to it by any Person;

(ii)                     to foreclose upon or otherwise enforce any Lien; or

(iii)                     to take any other action whatsoever with regard to any or all of the Priority Lien Security Documents, the Liens created thereby or the Collateral.

The Issuer shall deliver to each Priority Lien Representative copies of all material Priority Lien Security Documents delivered to the Priority Lien Collateral Trustee acting for the benefit of such Priority Lien Representative.

(f)                      The Holders authorize and direct the Trustee and the Priority Lien Collateral Trustee, as applicable, to (i) enter into the Priority Lien Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Escrow Agreement, (iii) make the representations of the Holders set forth in the Security Documents, (iv) bind the Holders on the terms as set forth in the Priority Lien Security Documents, and (v) perform and observe its obligations under the Priority Lien Security Documents.

(g)                     If applicable, the Priority Lien Collateral Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC or the PPSA can be perfected only by possession.

(h)                     Subject to the provisions of the applicable Priority Lien Security Documents, each Holder, by acceptance of the Notes, agrees that the Priority Lien Collateral Trustee shall execute and deliver the Priority Lien Security Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof.

SECTION 13.04 Release of Liens on Collateral. The Priority Lien Collateral Trustee’s Liens on the Collateral will be released at any time or from time to time in any one or more of the circumstances described in the Intercreditor Agreements or the Collateral Trust Agreement or as set forth in Section 13.05 with respect to the Notes.

SECTION 13.05 Release of Liens in Respect of Notes. The Priority Lien Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders and such Obligations to the benefits and proceeds of the Priority Lien Collateral Trustee’s Liens on the Collateral will terminate and be discharged and the Issuer, the Parent Guarantor and the Subsidiary Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes and the Subsidiary Guarantees, and the Trustee shall direct the Priority Lien Collateral Trustee to, upon written request of the Issuer, together with (a) an Officer’s Certificate and (b) solely to the extent of a release of all or substantially all of the Collateral, an Opinion of Counsel, in each case stating that (i) such release is authorized or permitted by the terms of the Indenture and the Security Documents, and (ii) all conditions precedent to the release thereof have been satisfied, execute such release documents as the Issuer shall request and prepare under any one or more of the following circumstances without the need for any further action by any Person:

(a)                     upon the satisfaction and discharge of this Indenture, in accordance with Article VIII hereof;

(b)                     upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII hereof;

(c)                     upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(d)                     in whole or in part, with the consent of the Holders of the requisite percentage of the Notes in accordance with Article IX hereof;

(e)                     solely with respect to ABL Priority Collateral, if and to the extent required by, or deemed to have been released pursuant to, the ABL Intercreditor Agreement;

(f)                      with respect to the assets of any Subsidiary Guarantor, at the time such Guarantor is released from its Subsidiary Guarantee in accordance with Section 12.02(b);

(g)                     in part, as to any asset constituting Collateral that is sold, transferred or otherwise disposed of by the Issuer or the Grantors to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Restricted Subsidiary of the Issuer in a transaction or other circumstance permitted by the Priority Lien Secured Debt Documents; provided that the Priority Lien Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01;

(h)                     as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(i)                      to the extent set forth in the Collateral Trust Agreement or the Intercreditor Agreements; and

(j)                      to the extent such assets constitute Excluded Collateral.

SECTION 13.06 Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt.

Notwithstanding:

(a)                     anything to the contrary contained in the Security Documents;

(b)                     the time of incurrence of any class of Priority Lien Debt or class of Junior Lien Debt;

(c)                     the order or method of attachment or perfection of any Liens securing any class of Priority Lien Debt;

(d)                     the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(e)                     the time of taking possession or control over any Collateral;

(f)                      that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(g)                     the rules for determining priority under any law governing relative priorities of Liens:

(i)                      all Priority Liens granted at any time by the Issuer, the Parent Guarantor or any Subsidiary Guarantor will secure, equally and ratably, all present and future Priority Lien Obligations (including the Notes); and

(ii)                     all proceeds of all Priority Liens granted at any time by the Issuer, the Parent Guarantor or any Subsidiary Guarantor will be allocated and distributed equally and ratably on account of the Priority Lien Debt and other Priority Lien Obligations and, in each case, in accordance with the applicable Priority Lien Documents.

In addition, this Section 13.06 is intended for the benefit of, and shall be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Priority Lien Collateral Trustee as holder of Priority Liens. The Priority Lien Representative of each future class of Priority Lien Debt shall be required to deliver a Lien sharing and priority confirmation to the Priority Lien Collateral Trustee and the Trustee at the time of incurrence of such Series of Priority Lien Debt.

SECTION 13.07 Relative Rights. Nothing in this Indenture, the Notes or the Priority Lien Security Documents will:

(a)                     impair, as to the Issuer and the Holders, the obligation of the Issuer to pay principal of, premium and interest on the Notes in accordance with their terms or any other obligation of the Issuer or any other Grantor;

(b)                     affect the relative rights of the Holders as against any other creditors of the Issuer or any other Grantor (other than holders of Priority Liens, Junior Liens or ABL Liens);

(c)                     restrict the right of any Holders to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent prohibited by the Collateral Trust Agreement or the Intercreditor Agreements);

(d)                     restrict or prevent any Holder or other Priority Lien Obligations, the Priority Lien Collateral Trustee or any Priority Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not restricted or prohibited by the Collateral Trust Agreement or the Intercreditor Agreements; or

(e)                     restrict or prevent any holder of Junior Lien Obligations, the Junior Lien Collateral Trustee or any Junior Lien Representative from taking any lawful action in an Insolvency Proceeding not specifically restricted or prohibited by the Collateral Trust Agreement or Intercreditor Agreements.

SECTION 13.08 Further Assurances; Insurance. The Issuer and each of the other Grantors shall cause to be done all acts and things that may be required, or that the Controlling Representative or the Priority Lien Collateral Trustee from time to time may reasonably request, to assure and confirm that the Priority Lien Collateral Trustee holds, for the benefit of the Notes Priority Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Priority Lien Secured Debt Document to become, Collateral after the Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Collateral Trust Agreement, the Intercreditor Agreements or any other Priority Lien Debt Document.

Subject to the Intercreditor Agreements and the Collateral Trust Agreement, the Issuer and each of the other Grantors shall promptly execute, acknowledge and deliver such Priority Lien Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Controlling Representative or the Priority Lien Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Collateral Trust Agreement, the Intercreditor Agreements or any other Priority Lien Debt Document for the benefit of the Notes Priority Secured Parties; it being understood that none of the Priority Lien Collateral Trustee, the Controlling Representative or any Notes Priority Collateral Secured Debt Representative shall have a duty or obligation to so request.

The Issuer and the Grantors shall:

(a)                     keep their properties adequately insured at all times by financially sound and reputable insurers;

(b)                     maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(c)                     maintain such other insurance as may be required by law; and

(d)                     maintain such other insurance as may be required by the Priority Lien Security Documents.

Upon the request of the Priority Lien Collateral Trustee, the Issuer, the Parent Guarantor and the Subsidiary Guarantors shall furnish to the Priority Lien Collateral Trustee full information as to their property and liability insurance carriers.

SECTION 13.09 Intercreditor Agreements. The Priority Lien Collateral Trustee and the Trustee, as applicable, are hereby directed and authorized to enter into any intercreditor agreement on behalf of, and binding with respect to, the Holders and their interest in designated assets, in connection with the incurrence of any ABL Debt or Secured Debt, including to clarify the respective rights of all parties in and to designated assets, including without limitation the Intercreditor Agreements and the Collateral Trust Agreement. The Priority Lien Collateral Trustee shall enter into the Collateral Trust Agreement, the ABL Intercreditor Agreement and the Stanwell Intercreditor Deed and the Priority Lien Collateral Trustee and Trustee, as applicable, shall enter into any other intercreditor agreement at the request of the Issuer, provided that (in the case of such intercreditor agreement other than the Intercreditor Agreements) the Issuer shall have delivered to the Priority Lien Collateral Trustee and the Trustee an Officer’s Certificate to the effect that such other intercreditor agreement complies with the provisions of this Indenture, the Notes and the Priority Lien Security Documents. The Priority Lien Collateral Trustee and the Trustee, as applicable, each agrees to execute and deliver any amendment to, waiver of, or supplement to any Priority Lien Security Document or intercreditor agreement authorized pursuant to Article IX, subject to the Priority Lien Collateral Trustee’s and the Trustee’s rights thereunder.

SECTION 13.10 Duties of Trustee as Priority Lien Representative.

(a)                     The Trustee, as Priority Lien Representative for the Notes, is authorized and directed to enter into the Security Agreement and the Collateral Trust Agreement, to appoint Wilmington Trust, National Association to act as the initial Priority Lien Collateral Trustee. The Trustee shall not be obligated to take any action (or to direct the Priority Lien Collateral Trustee to take any action) under the Collateral Trust Agreement or any other Priority Lien Security Document for the Notes without the written direction of the requisite percentage of the Holders and may request the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes (or the minimum consent for such action required under this Indenture) with respect to any such actions and, upon receipt of the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (or the minimum consent for such action required under this Indenture) along with security and indemnity satisfactory to the Trustee and the Priority Lien Collateral Trustee, shall take such actions.

(b)                     Neither the Trustee nor any of its officers, directors, employees, attorneys or agents shall be responsible or liable (i) for the legality, enforceability, effectiveness or sufficiency of the Priority Lien Security Documents, for the creation, perfection, priority, sufficiency, maintenance, renewal or protection of any Lien, or for any defect or deficiency as to any such matters, or (ii) for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Priority Lien Security Documents or any delay in doing so, or (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)                     The rights, privileges, protections, immunities and benefits given to the Trustee and the Priority Lien Collateral Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in this Indenture are extended to the Trustee and the Priority Lien Collateral Trustee when acting in such capacity under the Collateral Trust Agreement, the Intercreditor Agreements and the other Priority Lien Security Documents.

(d)                     The Trustee will not be responsible for filing any financing or continuation statement or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

(e)                     Whenever an action under the Collateral Trust Agreement requires an Act of Required Secured Parties, the Trustee, in its capacity as Priority Lien Representative, shall be entitled to seek the direction of Holders of the Notes. Subject to the next succeeding sentence, if the minimum consent or directions of Holders of the Notes for such action required by Sections 6.05 or 9.02 or otherwise under this Indenture are met, the Trustee shall deliver a written direction to the Priority Lien Collateral Trustee on behalf of the Holders (i) directing such Act of Required Secured Parties and (ii) notifying the Priority Lien Collateral Trustee of the aggregate principal amount of the Notes consenting or directing such action (it being agreed that if the requisite percentage of consent or direction is received by the Trustee, the Trustee shall consent or direct such action on behalf of all of the then outstanding aggregate principal amount of the Notes), which upon request of the Priority Lien Collateral Trustee, shall be accompanied by indemnity or security acceptable to the Priority Lien Collateral Trustee for any losses, liability or expenses that may be incurred in connection with such direction (it being understood that the Trustee, in its individual capacity, shall not be obligated to provide such indemnity or security). Notwithstanding the foregoing, if the requested action requires the consent or direction of each Holder of the Notes affected thereby, then the Trustee shall not deliver a direction to the Priority Lien Collateral Trustee in such Act of Required Secured Parties unless a unanimous consent is obtained for the Holders. For purposes of determining the consent or direction of Holders of the Notes for an action under the Collateral Trust Agreement that requires an Act of Required Secured Parties, the Notes registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding and neither the Issuer nor any Affiliate of the Issuer will be entitled to vote such Notes and the Issuer shall notify the Trustee and the Priority Lien Collateral Trustee in writing whether any Notes are owned by it or any of its Affiliates, and only Notes the Issuer notifies the Trustee or the Priority Lien Collateral Trustee, as applicable, that it or its Affiliates owns shall be so disregarded.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01 Reserved.

SECTION 14.02 Notices.

(a)                      Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows:

if to the Issuer, the Parent Guarantor or a Subsidiary Guarantor:

c/o Coronado Global Resources Inc.
Level 33, Central Plaza One

345 Queen Street

Brisbane, Queensland 4000

Australia

E-mail: nwhite@curragh.com.au

Attention: Neil White

if to the Trustee:

Wilmington Trust, National Association
Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Coronado Administrator

Fax: 612-217-5651

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)                     Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)                     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee and the Priority Lien Collateral Trustee are effective only if received.

The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic format shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Priority Lien Collateral Trustee is under any obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee or the Priority Lien Collateral Trustee pursuant to reasonable procedures approved by the Trustee or the Priority Lien Collateral Trustee, as applicable. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with procedures of the Depository.

SECTION 14.03 Reserved.

SECTION 14.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture or any Priority Lien Security Document, the Issuer shall furnish to the Trustee at the request of the Trustee:

(a)                     an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or any Priority Lien Security Document, as the case may be, relating to the proposed action have been complied with; and

(b)                     an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)                     a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)                     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                     a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                     a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 14.06 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Parent Guarantor the Subsidiary Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, the Parent Guarantor or any Subsidiary Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee has been notified in writing by the Issuer are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 14.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 14.08 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. If performance of any covenant, duty or obligation is required on a date which is not a Business Day, performance shall not be required until the next succeeding day that is a Business Day.

SECTION 14.09 Governing Law; Consent to Jurisdiction.

(a)                     THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                     The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture. To the fullest extent permitted by applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.10 No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer, the Parent Guarantor or any Subsidiary Guarantor or any direct or indirect parent companies, as such, shall have any liability for any obligations of the Issuer, the Parent Guarantor or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or this Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.11 Successors. All agreements of the Issuer, the Parent Guarantor and the Subsidiary Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 14.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 14.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 14.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 14.16 Waiver of Jury Trial. EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY (AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE PRIORITY LIEN SECURITY DOCUMENTS OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 14.17 Calculations. The Issuer will be responsible for making all calculations called for under this Indenture, the Notes, or any Priority Lien Security Document, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Issuer will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Issuer will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Issuer will deliver a copy of such schedule to any Holder upon the written request of such Holder.

SECTION 14.18 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee and the Priority Lien Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Priority Lien Collateral Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee and the Priority Lien Collateral Trustee, as applicable, to satisfy the requirements of the USA Patriot Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Very truly yours,

Signed for and on behalf of CORONADO FINANCE PTY LTD by its attorney Gerhard Ziems under power of attorney dated May 5, 2021 who has no notice of revocation of that power of attorney:
/s/ Gerhard Ziems

Signed for and on behalf of CORONADO AUSTRALIA HOLDINGS PTY LTD, CORONADO CURRAGH PTY LTD, CURRAGH COAL SALES CO. PTY. LTD. and CURRAGH QUEENSLAND MINING PTY LTD by its attorney Gerhard Ziems under power of attorney dated May 5, 2021 who has no notice of revocation of that power of attorney:

/s/ Gerhard Ziems

[Signature Page to Indenture]

CORONADO GLOBAL RESOURCES INC.
BUCHANAN MINERALS, LLC
BUCHANAN MINING COMPANY LLC
CORONADO COAL CORPORATION
CORONADO COAL II LLC
CORONADO COAL LLC
CORONADO CURRAGH LLC
CORONADO II LLC
CORONADO IV LLC
CORONADO VA, LLC
GREENBRIER MINERALS, LLC
GREENBRIER SMOKELESS COAL MINING, L.L.C.
JEP MINING LLC
MATOAKA LAND COMPANY, LLC
MIDLAND TRAIL RESOURCES, LLC
MON VALLEY MINERALS LLC
POWHATAN MID-VOL COAL SALES, L.L.C.

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Group Chief Financial Officer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in
its individual capacity, but as Trustee

By:	/s/ John T. Needham Jr.
Name:	John T. Needham Jr.
Title:	Administrative Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in
its individual capacity, but as Priority Lien Collateral Trustee

By:	/s/ John T. Needham Jr.
Name:	John T. Needham Jr.
Title:	Administrative Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1.	Definitions.

1.1	Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to the Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes initially offered and sold to QIBs in reliance on Rule 144A.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2	Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

Appendix A-1

2.	The Notes.

2.1	Form and Dating; Global Notes.

(a)                     The Initial Notes issued on the date hereof will be (i) privately placed by the Issuer pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b)                     Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(i)                      Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and a request has been made for such exchange. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

Appendix A-2

(ii)                      In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iii)                     Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(iv)                     Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(v)                     The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

2.2	Transfer and Exchange.

(a)                      Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of the Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)                     Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of the Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                      Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)                     All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

Appendix A-3

(iii)                    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)                    Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(B) if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)                     Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)                     Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii) A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

Appendix A-4

(d)                     Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)                      Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any Holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;

(B)  if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(C)  if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(D)  if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note; or

(E)  if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)                     Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(B) if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Note transferred or exchanged pursuant to this subparagraph (ii).

(iii)                    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of the Unrestricted Definitive Note transferred or exchanged pursuant to this subparagraph (iii).

Appendix A-5

(iv)                    Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)                      Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)                       Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note; and

(D) if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)                      Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or

(B) if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                     Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

Appendix A-6

(iv)                    Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)                      Legend.

(i)                      Except as permitted by the following paragraph (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“NEITHER THIS GLOBAL NOTE NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE ISSUER, (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND , IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT IS (A) (1) A” QUALIFIED INSTITUTIONAL BUYER OR (2) NOT A U.S. PERSON AND IS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (K)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT, AND (B) AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY. IN ANY CASE THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Appendix A-7

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)                      Each Note issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO CORONADO FINANCE PTY LTD, C/O CORONADO GLOBAL RESOURCES INC., LEVEL 33, CENTRAL PLAZA ONE, 345 QUEEN STREET, BRISBANE, QUEENSLAND 4000, AUSTRALIA.”

(iii)                     Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iv)                    Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(v)                     Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)                     Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h)                     Obligations with Respect to Transfers and Exchanges of Notes.

(i)                      To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes as necessary to effect such transfers and exchanges in accordance with the terms of the Indenture.

(ii)                      No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of the Indenture).

(iii)                     Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Appendix A-8

(iv)                    All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(i)                       No Obligation of the Trustee.

(i)                       The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)                      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law (including the Securities Act) with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to accept delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-9

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Restricted Notes Legend]

NEITHER THIS GLOBAL NOTE NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE ISSUER, (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND , IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT IS (A) (1) A QUALIFIED INSTITUTIONAL BUYER OR (2) NOT A U.S. PERSON AND IS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (K)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT, AND (B) AGREES THAT IT WILL NOT WITHIN [IN THE CASE OF RULE 144A NOTES: ONE YEAR][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY. IN ANY CASE THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Original Issue Discount Legend]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO CORONADO FINANCE PTY LTD, C/O CORONADO GLOBAL RESOURCES INC., LEVEL 33, CENTRAL PLAZA ONE, 345 QUEEN STREET, BRISBANE, QUEENSLAND 4000, AUSTRALIA

[FORM OF INITIAL NOTE]

CORONADO FINANCE PTY LTD.

No. [ ]	144A CUSIP No. 21979L AA4

144A ISIN No. US21979LAA44

REG S CUSIP No. Q2874L AA2

REG S ISIN No. USQ2874LAA28

$[ ]

10.750% Senior Secured Note due 2026

Coronado Finance Pty Ltd, a proprietary limited company incorporated under the laws of the Commonwealth of Australia (together with its successors and assigns under the Indenture), promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on May 15, 2026.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2021

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

EXECUTED by Coronado Finance Pty Ltd	)
(ACN 628 668 235) in accordance with section 127(1) of the	)
Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
)
)
Signature of director	)
	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Name of director (block letters))
	)	Name of director/company secretary* (block letters)
	)	*delete whichever is not applicable
)
)

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

[FORM OF REVERSE SIDE OF INITIAL NOTE]

10.750% Senior Secured Note Due 2026

1.     Interest

Coronado Finance Pty Ltd, a proprietary limited company incorporated under the laws of the Commonwealth of Australia (such entity, and its successors and assigns under the Indenture, hereinafter referred to, being herein called, the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing November 15, 2021. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 12, 2021, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.     Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on May 1 or November 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.     Paying Agent and Registrar

Initially, Wilmington Trust, National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar upon written notice to such Paying Agent or registrar and to the Trustee. The Issuer or any of its domestically incorporated Subsidiaries may act as Paying Agent or Registrar.

4.     Indenture

The Issuer issued the Notes under an Indenture dated as of May 12, 2021 (the “Indenture”), among the Issuer, Coronado Global Resources Inc. (the “Parent Guarantor”), the Subsidiary Guarantors party thereto from time to time, the Trustee and the Priority Lien Collateral Trustee. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer, the Parent Guarantor and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of certain capital stock of the Issuer, the Parent Guarantor and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Disposition. The Indenture also imposes limitations on the ability of the Issuer, the Parent Guarantor and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Parent Guarantor and the Subsidiary Guarantors have unconditionally guaranteed the Guaranteed Obligations pursuant to the terms of the Indenture, the Parent Guarantor’s Parent Guarantee and any Subsidiary Guarantor that executes a Subsidiary Guarantee will unconditionally guarantee the Guaranteed Obligations on a senior secured basis, pursuant to the terms of the Indenture.

5.    Optional Redemption

On and after May 15, 2023, the Issuer will be entitled at its option on one or more occasions to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice to the Holders, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth below, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2023	108.063%

2024	104.031%

2025 and thereafter	100.000%

In addition, during any twelve-month period ending prior to May 15, 2023, the Issuer will be entitled at its option to redeem up to 10% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 103%, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

In addition, any time prior to May 15, 2023, the Issuer will be entitled at its option on one or more occasions to redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the original aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.750%, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds from one or more Equity Offerings by the Parent Guarantor; provided, however, that:

(a)       at least 60% of such original aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued remains outstanding immediately after the occurrence of each such redemption (other than the Notes held by the Parent Guarantor and its Subsidiaries); and

(b)       each such redemption occurs within 120 days after the date of the closing of such Equity Offering.

Prior to May 15, 2023, the Issuer will be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be delivered to each Holder, with a copy to the Trustee, not less than 10 nor more than 60 days prior to the redemption date.

The Issuer will have the right to redeem the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), following the occurrence of a Change of Control if at least 90% of the Notes outstanding prior to such Change of Control are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

6.     Special Mandatory Redemption

If the event that (a) the Escrow Release Conditions (including the consummation of the 2021 Equity Offering) are not satisfied on or prior to the Redemption Deadline or (b) at any time prior to the Redemption Deadline, the Escrow Release Conditions are deemed, in the good faith judgment of the Issuer or the Parent Guarantor, to be incapable of being satisfied on or prior to the Redemption Deadline (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem the Notes (the “Special Mandatory Redemption”) no later than three Business Days following the Special Mandatory Redemption Event (or otherwise in accordance with the applicable procedures of DTC) (the “Special Mandatory Redemption Date”) at a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest on the Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

Upon notice by the Issuer that a Special Mandatory Redemption Event has occurred, the Escrow Agent shall promptly liquidate the Escrowed Property and, on or prior to the Special Mandatory Redemption Date, release the Escrowed Property to the Trustee and the Issuer shall pay the difference between the aggregate Special Mandatory Redemption Price and the Escrowed Property to the Trustee on or prior to the Special Mandatory Redemption Date.

In connection with the Special Mandatory Redemption, the Issuer shall provide the Trustee with an Officer’s Certificate and Opinion of Counsel each stating that: (a) the Escrow Release is authorized or permitted by the terms of the Indenture, Notes and Escrow Agreement, and (b) all conditions precedent for such Escrow Release and Special Mandatory Redemption in the Indenture, Notes and Escrow Agreement have been satisfied.

Upon the occurrence of a Special Mandatory Redemption Event, the Issuer shall promptly (but in no event later than two Business Days following such Special Mandatory Redemption Event) notify the Holders, the Escrow Agent, and the Trustee in writing (such date of notification to the Holders, the “Redemption Notice Date”) that the Notes shall be redeemed on the Special Mandatory Redemption Date, in each case in accordance with the applicable provisions of this Indenture and the applicable procedures of DTC. The Issuer shall notify each Holder in accordance with the applicable provisions of this Indenture that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders. The Issuer may request that the Trustee provide such notice of Special Mandatory Redemption on the Issuer’s behalf and (no later than one Business Day prior to when notice is sent to Holders) shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the Special Mandatory Redemption shall occur, (ii) the Special Mandatory Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) attach a form of notice to holders of such Special Mandatory Redemption.

No provisions of the Escrow Agreement may be waived or modified in any manner materially adverse to the Holders of the Notes without the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. By its acceptance of a Note, each Holder shall be deemed to have authorized and directed the Trustee and the Escrow Agent to enter into and perform its obligations, if any, under the Escrow Agreement.

7.     Tax Redemption

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice (which notice will be irrevocable and given in accordance with the procedures described in this Article III), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or any Note Guarantor is or would be required to pay Additional Amounts, and the Issuer or any Note Guarantor cannot avoid any such payment obligation by taking commercially reasonable measures available (including, for the avoidance of doubt, the appointment of a new Paying Agent but not including the substitution of the obligor of the Notes or the incurrence of material out-of-pocket expenses by the Issuer or any Note Guarantor), and the requirement arises as a result of:

(a)                     any change in, or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction has changed since the Issue Date, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or

(b)                     any change in, or amendment to, the existing official position or the introduction or pronouncement of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction has changed since the Issue Date, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing, or delivering electronically if the Notes are held by DTC, of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver the Trustee an opinion of an independent tax expert, such tax expert being a law or accounting firm of recognized standing, to the effect that it has determined that there has been such change or amendment which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer publishes or mails, or delivers electronically if the Notes are held by DTC, notice of redemption of the Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking commercially reasonable measures available to it.

The Trustee shall accept such Officer’s Certificate as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

8.    Mandatory Redemption

Other than as described in Paragraph 6 hereof, the Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

9.    Notice of Redemption

Notices of redemption will be mailed by first-class mail at least 10 but not more than 60 days before the redemption date, to each Holder of Notes to be redeemed at its registered address (with a copy to the Trustee) or otherwise delivered in accordance with the procedures of The Depository Trust Company (“DTC”), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof.

If money sufficient to pay the redemption price of, plus accrued and unpaid interest, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

10.   Repurchase of Notes at the Option of the Holders upon Change of Control and Other Events

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

11.   [Reserved]

12.   Denominations; Transfer; Exchange

The Notes are in registered form, without interest coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by participants of the DTC in denominations of less than $2,000. A Holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or between a Record Date and the relevant Payment Date.

13.   Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

14.   Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and each Paying Agent shall pay the money back to the Issuer at its written request unless an applicable abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

15.   Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

16.   Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Subsidiary Guarantees and the Priority Lien Security Documents may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding.

Subject to certain exceptions set forth in the Indenture, the Intercreditor Agreements and the Collateral Trust Agreement, without the consent of any Holder, the Issuer, the Trustee and the Priority Lien Collateral Trustee may amend the Indenture (including the Subsidiary Guarantees), the Notes, the ABL Intercreditor Agreement, the Collateral Trust Agreement and/or the other Priority Lien Security Documents without notice to or the consent of any Holder: (i) to cure any ambiguity, defect, omission or inconsistency; (ii) to comply with the provisions described under Section 5.01; (iii) to evidence and provide for the acceptance of appointment by a successor Trustee or Priority Lien Collateral Trustee, as applicable; (iv) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (v) in any other case where a supplemental indenture to the Indenture is required or permitted to be entered into pursuant to the provisions of the Indenture without the consent of any Holder; (vi) to effect any changes to the Indenture in a manner necessary to comply with the procedures of the relevant clearing system; (vii) to add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of the Indenture; (viii) make, complete or confirm any grant of or pledge of or security interest in any Collateral permitted or required by the Indenture, any of the Priority Lien Security Documents, the Collateral Trust Agreement or any Intercreditor Agreement, or any release of Collateral permitted or required to be released pursuant to the terms of the Indenture, any of the Priority Lien Security Documents or any Intercreditor Agreement; (ix) to add to the covenants of the Issuer or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Note Guarantor; (x) to make any change that would provide any additional rights or benefits to the Holders of the Notes; (xi) to conform the text of the Indenture, the Notes, the Note Guarantees, the Priority Lien Security Documents, the Collateral Trust Agreement or the Intercreditor Agreements to the corresponding provision of the “Description of the Notes” of the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees, the Priority Lien Security Documents or the Intercreditor Agreements; (xii) to make any other change that does not materially and adversely affect the rights of any Holder; (xiii) to secure additional extensions of credit and add additional secured creditors holding other Priority Lien Debt or Junior Lien Debt so long as such Priority Lien Debt or Junior Lien Debt is permitted by the provisions of the Indenture and any other then-existing Priority Lien Debt; or (xiv) to add or designate additional assets as Collateral, or to grant any pledge or security interest therein.

In addition, without the consent of the holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Priority Lien Security Documents (except as permitted by the terms of the Indenture, the Priority Lien Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under the Intercreditor Agreements, (2) make any change in the Priority Lien Security Documents, the Intercreditor Agreements or the provisions in the Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders of the Notes or (3) modify the Priority Lien Security Documents or the provisions of the Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of the Indenture, the Priority Lien Security Documents or the Intercreditor Agreements.

17.   Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h)) occurs and is continuing and of which a Responsible Officer of the Trustee has received written notice, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in Section 6.01(g) or (h) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

If an Event of Default occurs and is continuing, neither the Trustee nor the Priority Lien Collateral Trustee shall be under any obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Priority Lien Collateral Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. A Holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, unless: (i) the Holder has previously given a Responsible Officer of the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer (and if so request, provide) the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request; (iv) the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to clause (ii) above or (y) 60 days after the receipt of the offer of indemnity pursuant to clause (iii) above, whichever occurs later; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request; provided, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest or Additional Amounts, if any, on such Note or any payment under any Note Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder. Subject to certain restrictions, the Holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01 of the Indenture, that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it against all losses, expenses, and liabilities caused by taking or not taking such action.

18.   Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

19.   No Recourse Against Others

No director, officer, employee, manager, incorporator or Holder of any Equity Interests in the Issuer, the Parent Guarantor or any Subsidiary Guarantor or any direct or indirect parent companies, as such, will have any liability for any obligations of the Issuer, the Parent Guarantor or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

20.   Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

21.   Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

22.   Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23.   CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $         principal amount of Notes held in (check applicable space)          book-entry or          definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or
(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or
(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $        . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.04(d) (Restricted Payment Offer), Section 4.06 (Sales of Assets and Subsidiary Stock) or 4.08 (Change of Control) of the Indenture, check the box:

Restricted Payment Offer ☐                                        Asset Disposition  ☐                                  Change of Control  ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.04(d) (Restricted Payment Offer), Section 4.06 (Sales of Assets and Subsidiary Stock) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$
Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                    ], among CORONADO FINANCE PTY LTD (ACN 628 668 235), a proprietary limited company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), Coronado Global Resources Inc. (the “Parent Guarantor”), [SUBSIDIARY GUARANTOR] (the “New Subsidiary Guarantor”), a subsidiary of the Issuer, and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee under the Indenture referred to below (the “Trustee”) and not in its individual capacity but solely as collateral trustee (the “Priority Lien Collateral Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer, certain Subsidiary Guarantors, the Trustee and the Priority Lien Collateral Trustee have heretofore executed an indenture, dated as of May 12, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 10.750% Senior Secured Notes due 2026 (the “Notes”), initially in the aggregate principal amount of $350,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Issuer, the Parent Guarantor, the Trustee and the Priority Lien Collateral Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.       Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII and to provide a security interest as set forth in Article XIII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.       Notices. All notices or other communications to the New Subsidiary Guarantor shall be given as provided in Section 14.02 of the Indenture.

4.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.       Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

9.       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Subsidiary Guarantor and the Issuer. The Issuer hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

EXECUTED by Coronado Finance Pty Ltd	)
(ACN 628 668 235) in accordance with section 127(1) of the	)
Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
)
)
Signature of director	)
	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Name of director (block letters))
	)	Name of director/company secretary* (block letters)
	)	*delete whichever is not applicable
)
)

CORONADO GLOBAL RESOURCES INC., as Parent Guarantor

By:
Name:
Title:

[NEW SUBSIDIARY GUARANTOR], as a Subsidiary Guarantor

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee and Priority Lien Collateral Trustee

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee and Priority Lien Collateral Trustee

By:
Name: [ ]
Title: [ ]

B-4